    As filed with the Securities and Exchange Commission on October 13, 2000
                                                    Registration No.  333-______
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                                  S2 GOLF INC.

             (Exact name of Registrant as specified in its charter)

        NEW JERSEY                          3949                 22-2388568
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
 incorporation or organization)   Classification Code No.)   Identification No.)
                   18 GLORIA LANE, FAIRFIELD, NEW JERSEY 07004
                                 (973) 227-7783

          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                       -----------------------------------
   DOUGLAS A. BUFFINGTON, PRESIDENT, CHIEF OPERATING OFFICER, CHIEF FINANCIAL
                             OFFICER AND TREASURER
                   18 GLORIA LANE, FAIRFIELD, NEW JERSEY 07004
                                 (973) 227-7783

        (Name, address, including zip code, & telephone number, including area code, of agent for service)
                       -----------------------------------
                                   Copies to:
        MARY ANN JORGENSON, ESQ.                 DOUGLAS A. WRIGHT, ESQ.
    Squire, Sanders & Dempsey L.L.P               Holland & Knight LLP
             4900 Key Tower                      400 North Ashley Drive
            127 Public Square                          Suite 2300
      Cleveland, Ohio 44114-1304                   Tampa, Florida 33602
          (216) 479-8500                               (813) 227-8500

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]


                                                    -----------------------------
                                                   CALCULATION OF REGISTRATION FEE
---------------------------- --------------------- --------------------------- -------------------------- --------------------------
Title of Each Class of       Amount to Be
Securities to Be Registered  Registered (1)        Proposed Maximum            Proposed  Maximum          Amount of Registration
                                                   Offering Price Per Share    Aggregate Offering Price   Fee (2)
                                                   (2)                         (2)
---------------------------- --------------------- --------------------------- -------------------------- --------------------------
Common Stock, par value
$0.01 per share              1,000,000             $0.40                       $399,290                   $105.41
---------------------------- --------------------- --------------------------- -------------------------- --------------------------


      (1) This amount is represents the maximum number of shares of common stock, $0.01 par value, of the registrant which may be issued to shareholders of Ladies Golf Equipment Company, Inc. upon completion of the merger.

      (2) Estimated solely for the purpose of calculating the registration fee and has been computed pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, as there is no market for shares of common stock of Ladies Golf Equipment Company, Inc. The book value of a share of Ladies Golf Equipment Company, Inc. common stock ($399.29 as of July 31, 2000) has been multiplied by the maximum number of such shares (1,000) that may be exchanged for the securities being registered. The proposed maximum offering price per share has been determined by dividing the proposed maximum aggregate offering price by the number of shares being registered.

                              ---------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

S2 GOLF INC.                                               LADIES GOLF EQUIPMENT
                                                                   COMPANY, INC.

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

S2 Golf Inc. ("S2 Golf") has entered into a merger agreement with Ladies Golf Equipment Company, Inc. ("Ladies Golf") pursuant to which Ladies Golf will become a wholly-owned subsidiary of S2 Golf. We believe that this merger will strengthen significantly the positions of our two companies in the women's golf equipment market. Upon consummation of the merger, the shareholders of Ladies Golf will receive 1,000,000 shares of common stock of S2 Golf and a promissory note in the principal amount of $1,000,000.

We cannot complete the merger unless the shareholders of both our companies approve it. Each of the companies will hold a special meeting of its shareholders to vote on this merger proposal as well as certain related matters. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend your shareholder meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. Not returning your card or not instructing your broker how to vote any shares held for you in "street name" will have the same effect as a vote against the merger.

The dates, times and places of the meetings are as follows:

    S2 GOLF SPECIAL MEETING                        LADIES GOLF SPECIAL MEETING
 _________________, 2000 at 10:00 a.m.        ______________, 2000 at 10:00 a.m.
         Suite 16 South                              3803 Corporex Park Drive
       Three Gateway Center                                   Suite 400
   Pittsburgh, Pennsylvania 15222                      Tampa, Florida 33619

This document provides you with detailed information about these meetings and the proposed merger. You can also get information about S2 Golf from publicly available documents that S2 Golf has filed with the Securities and Exchange Commission. Information about Ladies Golf has been included in this document. We encourage you to read this entire document carefully.

We strongly support this combination of our companies and join with all of the other members of our Boards of Directors in recommending that you vote in favor of the merger.

-------------------------------------        -----------------------------------
Douglas A. Buffington                        James E. Jones
President, Chief Operating Officer,          President
Chief Financial Officer and Treasurer        Ladies Golf Equipment Company, Inc.
S2 Golf Inc.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

S2 GOLF'S COMMON STOCK IS TRADED ON THE NASDAQ SMALL CAP MARKET. THE TRADING SYMBOL FOR S2 GOLF'S COMMON STOCK IS "GOLF."

FOR ANY QUESTIONS, OR TO REQUEST ASSISTANCE, PLEASE CALL S2 GOLF'S PROXY SOLICITOR, CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AT (212) 509-4000.

JOINT PROXY STATEMENT/PROSPECTUS DATED _____________, 2000 AND FIRST MAILED TO SHAREHOLDERS ON OR ABOUT _____________, 2000.

                                  S2 GOLF INC.
                                 18 GLORIA LANE
                               FAIRFIELD, NJ 07004
                                 (973) 227-7783

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON ________________, 2000

         NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of S2 Golf Inc. will be held at Suite 16 South, Three Gateway Center, Pittsburgh, Pennsylvania on ______, 2000 at 10:00 a.m., local time, for the following purpose, more completely set forth in the accompanying proxy statement/prospectus:

         - To approve and adopt the Agreement and Plan of Reorganization, dated as of September 22, 2000, by and among S2 Golf Inc., its wholly-owned subsidiary, S2 Golf Acquisition Corp., Ladies Golf Equipment Company, Inc., James E. Jones and Brian Christopher.

         Pursuant to S2 Golf's bylaws, the Board of Directors of S2 Golf has fixed October 23, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the special meeting. A list of S2 Golf shareholders entitled to vote at the special meeting will be available for inspection at the special meeting.

         In the event that there are not sufficient votes to approve the foregoing proposal at the time of the S2 Golf special meeting, the special meeting may be adjourned in order to permit further solicitation by S2 Golf.

By Order of the Board of Directors

--------------------------
Richard M. Maurer
Corporate Secretary

Fairfield, New Jersey

___________, 2000

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

         WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING PRE-ADDRESSED POSTAGE-PAID ENVELOPE. YOUR PROXY MAY BE REVOKED PRIOR TO ITS EXERCISE BY FILING WITH THE CORPORATE SECRETARY OF S2 GOLF PRIOR TO THE SPECIAL MEETING A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE SPECIAL MEETING, FILING A WRITTEN NOTICE OF REVOCATION WITH THE SECRETARY OF THE SPECIAL MEETING AND VOTING IN PERSON.

                       LADIES GOLF EQUIPMENT COMPANY, INC.
                                    SUITE 400
                            3803 CORPOREX PARK DRIVE
                              TAMPA, FLORIDA 33619
                                 (813) 246-4414

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON ___________, 2000

         NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Ladies Golf Equipment Company, Inc. will be held at 3803 Corporex Park Drive, Suite 400, Tampa, Florida 33619 on __________, 2000 at 10:00 a.m., local time, for the following purpose, more completely set forth in the accompanying proxy statement/prospectus:

         - To approve and adopt the Agreement and Plan of Reorganization, dated as of September 22, 2000, by and among S2 Golf Inc., its wholly-owned subsidiary, S2 Golf Acquisition Corp., Ladies Golf Equipment Company, Inc., James E. Jones and Brian Christopher.

         Pursuant to the Ladies Golf bylaws, the Board of Directors of Ladies Golf has fixed October 20, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the special meeting.

         In the event that there are not sufficient votes to approve the foregoing proposal at the time of the Ladies Golf special meeting, the special meeting may be adjourned in order to permit further solicitation by Ladies Golf. However, there are two shareholders of Ladies Golf, and both have indicated their intention to approve and adopt the Agreement and Plan of Reorganization.

By Order of the Board of Directors

-------------------
James E. Jones
Corporate Secretary

Tampa, Florida

____________, 2000

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

         WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING PRE-ADDRESSED POSTAGE-PAID ENVELOPE. YOUR PROXY MAY BE REVOKED PRIOR TO ITS EXERCISE BY FILING WITH THE CORPORATE SECRETARY OF LADIES GOLF PRIOR TO THE SPECIAL MEETING A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE SPECIAL MEETING, FILING A WRITTEN NOTICE OF REVOCATION WITH THE SECRETARY OF THE SPECIAL MEETING AND VOTING IN PERSON.

                       WHERE YOU CAN FIND MORE INFORMATION

         S2 Golf filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the shares of S2 Golf common stock to be issued to Ladies Golf shareholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of S2 Golf in addition to being a proxy statement of S2 Golf for the S2 Golf special meeting and a proxy statement of Ladies Golf for the Ladies Golf special meeting. The registration statement, including the attached exhibits and schedules, contains additional relevant information. As allowed by Securities and Exchange Commission rules, this joint proxy statement/prospectus does not contain all the information contained in the registration statement or in the exhibits and schedules to the registration statement.

         S2 Golf files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference room at the following location:

                              Public Reference Room
                             450 Fifth Street, N.W.
                                    Room 1024
                              Washington, DC 20549

         Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Securities and Exchange Commission allows us to "incorporate by reference" the information that S2 Golf files with it, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this proxy statement/prospectus. The most recent information that S2 Golf files with the Securities and Exchange Commission automatically updates and supersedes more dated information. S2 Golf has previously filed the following documents with the Securities and Exchange Commission, which we incorporate by reference into this proxy statement/prospectus:


  S2 GOLF SEC FILINGS (FILE NO. 0-14146)                PERIOD
  --------------------------------------                ------
  Annual Report on Form 10-K                            Year ended:                 -  December 31, 1999

  Quarterly Report on Form 10-Q                         Quarter ended:              -  March 31, 2000

  Quarterly Report on Form 10-Q                         Quarter ended:              -  June 30, 2000

  Quarterly Report on Form 10-Q/A                       Quarter ended:              -  June 30, 2000

  Current Report on Form 8-K                            Date of event reported:     -  July 31, 2000

  Current Report on Form 8-K/A                          Date of event reported:     -  July 31, 2000

         We also incorporate by reference all documents subsequently filed by S2 Golf pursuant to section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until the date of the special meeting. This joint proxy statement/prospectus is accompanied by S2 Golf's Annual Report on Form 10-K for the year ended December 31, 1999, Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, and Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2000.

         Documents incorporated by reference are available from S2 Golf without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to Douglas A. Buffington, President, Chief Operating Officer, Chief Financial Officer and Treasurer, S2 Golf Inc., 18 Gloria Lane, Fairfield, New Jersey 07004, telephone:
(973) 227-7783.

         You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on the approval of the merger agreement and the merger. Neither S2 Golf nor Ladies Golf has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated _____________, 2000. You should not assume that the information contained in the joint proxy statement/prospectus is accurate as of any other date, and neither the mailing of this joint proxy statement/prospectus to shareholders nor the issuance of S2 Golf common stock in the merger should create any implication to the contrary.

         S2 Golf has supplied all information contained or incorporated by reference in this document relating to S2 Golf. Ladies Golf has supplied all information contained in this document relating to Ladies Golf.

                           FORWARD-LOOKING STATEMENTS

         This document, the documents incorporated by reference in this document or the documents attached to it, or any other written statements made by, or on behalf of, S2 Golf may include forward-looking statements with respect to the financial condition, results of operations and business of S2 Golf, based on management's belief and information currently available to management. These forward-looking statements are subject to risks, uncertainties and assumptions. Actual results may vary materially from those anticipated, estimated, projected or expected. Among, but not limited to, the factors that may cause variations from such forward-looking statements are:

         - S2 Golf's ability to realize anticipated cost savings relating to the merger;

         - S2 Golf's ability to leverage its access to expanded markets provided by the merger;

         -        fluctuations in the economy and in the golf industry; and

         -        the rate of growth of the markets in which S2 Golf operates.

         Readers are cautioned not to place undue reliance on any forward-looking statements made by, or on behalf of, S2 Golf. Additional information with respect to factors that may cause the results to differ materially from those contemplated by such forward-looking statements is included in S2 Golf's current and subsequent filings with the Securities and Exchange Commission.


                                                PROXY STATEMENT/PROSPECTUS
                                                    TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
SUMMARY...........................................................................................................1
   The Companies..................................................................................................1
   Our Reasons for the Merger.....................................................................................1
   Special Meetings...............................................................................................1
   Board Recommendations to Shareholders..........................................................................2
   Risk Factors...................................................................................................2
   The Merger.....................................................................................................2
COMPARATIVE MARKET VALUE DATA.....................................................................................5
COMPARISONS OF CERTAIN UNAUDITED PER SHARE DATA...................................................................6
SELECTED HISTORICAL FINANCIAL DATA OF S2 GOLF.....................................................................7
S2 GOLF AND LADIES GOLF UNAUDITED PRO FORMA CONDENSED COMBINED
SELECTED FINANCIAL DATA...........................................................................................8
RECENT DEVELOPMENTS...............................................................................................8
RISK FACTORS......................................................................................................9
   General Risks Relating To The Proposed Merger..................................................................9
   Risks Relating to Ownership of S2 Golf Common Stock...........................................................10
THE S2 GOLF SPECIAL MEETING......................................................................................13
   Purpose of the S2 Golf Special Meeting........................................................................13
   Record Date; Voting Rights; Proxies...........................................................................14
   Solicitation of Proxies.......................................................................................15
   Quorum........................................................................................................15
   Required Vote.................................................................................................15
THE LADIES GOLF SPECIAL MEETING..................................................................................16
   Purpose of the Ladies Golf Special Meeting....................................................................16
   Record Date; Voting Rights; Proxies...........................................................................16
   Solicitation of Proxies.......................................................................................17
   Quorum........................................................................................................17
   Required Vote.................................................................................................17
RIGHTS OF DISSENTING SHAREHOLDERS................................................................................18
   Procedures for Exercise of Dissenters' Rights.................................................................18
   Notice of Election............................................................................................18
   Written Offer to Purchase the Shares..........................................................................19
   Judicial Determination of Value of Shares.....................................................................19
THE MERGER.......................................................................................................20
   General.......................................................................................................20
   Background of the Merger......................................................................................20
   S2 Golf's Reasons for the Merger; Recommendation of the S2 Golf Board.........................................21
   Ladies Golf's Reasons for the Merger; Recommendation of the Ladies Golf Board.................................21
   Interests of Certain Directors and Officers in the Merger; Potential Conflicts of Interest....................22
   Completion and Effectiveness of the Merger....................................................................22
   Material Federal Income Tax Consequences......................................................................23
   Accounting Treatment..........................................................................................23
   Expenses of the Merger .......................................................................................24
   Stock Exchange Listing........................................................................................24
   Dividends.....................................................................................................24
   Regulatory Approvals Needed to Complete the Merger............................................................24
THE MERGER AGREEMENT.............................................................................................24

   Consideration.................................................................................................24
   Adjustment to Merger Consideration............................................................................24
   Closing Date and Effective Time...............................................................................25
   Ladies Golf  Representations and Warranties...................................................................25
   S2 Golf Representations and Warranties........................................................................26
   Conduct of Business Before Completion of the Merger...........................................................26
   Board Representation and Employment...........................................................................28
   Conditions to Completion of the Merger........................................................................28
   Amendment.....................................................................................................29
   Termination and Termination Fees..............................................................................29
PRINCIPAL SHAREHOLDERS...........................................................................................30
DESCRIPTION OF S2 GOLF CAPITAL STOCK.............................................................................32
DESCRIPTION OF LADIES GOLF CAPITAL STOCK.........................................................................32
MATERIAL DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS...............................................................33
   Introduction..................................................................................................33
   Number of Directors...........................................................................................33
   Election of the Board Of Directors............................................................................33
   Removal of Directors..........................................................................................33
   Vacancies on the Board of Directors...........................................................................33
   Special Meetings of the Shareholders..........................................................................34
   Annual Meeting of Shareholders................................................................................34
   Shareholder Action Without a Meeting..........................................................................34
   Shareholder Inspection Rights; Shareholder List...............................................................35
   Amendments to Charter Documents...............................................................................35
   Amendment to Bylaws...........................................................................................35
   Merger or Business Combinations...............................................................................35
   Mergers with Subsidiaries.....................................................................................36
   Provisions Affecting Control Share Acquisitions and Business Combinations.....................................36
   Dissenters' Rights............................................................................................37
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL STATEMENTS.........................................38
INFORMATION ABOUT LADIES GOLF....................................................................................45
THE BUSINESS OF LADIES GOLF......................................................................................45
   Women's Golf Equipment and Accessories........................................................................45
   Manufacturing.................................................................................................48
   Trademarks....................................................................................................48
   Seasonality...................................................................................................48
   Marketing and Distribution....................................................................................48
   Competition...................................................................................................49
   Properties....................................................................................................49
   Insurance.....................................................................................................50
   Employees.....................................................................................................50
   Financial Information About Geographic Areas..................................................................50
   Legal Proceedings.............................................................................................50
   Market Price, Dividends and Stockholder Matters...............................................................50
SELECTED HISTORICAL FINANCIAL DATA OF LADIES GOLF................................................................51
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND OF OPERATIONS OF LADIES GOLF.....................51
STOCK OWNERSHIP OF LADIES GOLF  MANAGEMENT AND CERTAIN BENEFICIAL OWNERS.........................................55
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................................55
FINANCIAL STATEMENTS OF LADIES GOLF..............................................................................56
LEGAL MATTERS....................................................................................................64
EXPERTS..........................................................................................................64




DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION  FOR SECURITIES ACT LIABILITIES.............................64

ANNEX A Agreement and Plan of Reorganization, dated as of September 22, 2000, by and among S2 Golf Inc., its wholly-owned subsidiary, S2 Golf Acquisition Corp., Ladies Golf Equipment Company, Inc., James E. Jones and Brian Christopher

ANNEX B Sections 607.1301, 607.1302 and 607.1320 of the Florida Business Corporation Act

                                     SUMMARY

         This brief summary highlights selected information from the joint proxy statement/prospectus. It does not contain all of the information that is important to you. You should carefully read the entire prospectus and the other referenced documents to fully understand the merger.

THE COMPANIES

S2 GOLF INC.
18 Gloria Lane
Fairfield, New Jersey 07004
(973) 227-7783

S2 Golf is a corporation organized under the laws of the State of New Jersey in 1982. S2 Golf manufactures and markets a proprietary line of golf equipment including golf clubs, golf bags, golf balls and accessories.

LADIES GOLF EQUIPMENT COMPANY, INC.
Suite 400
3803 Corporex Park Drive
Tampa, Florida 33619
(813) 246-4414

Ladies Golf is a corporation organized under the laws of the State of Florida in 1993. Ladies Golf is a supplier of women's golf shoes, gloves, socks and related accessories to golf course pro shops and off-course shops throughout the United States and Canada.

OUR REASONS FOR THE MERGER

We believe that the merger will benefit the shareholders of each company by increasing the value of the shares of S2 Golf through the cost savings and enhanced opportunities for growth provided by the merger. To review our reasons for the merger in detail, as well as how we came to agree on the merger, see pages 21 through 22.

SPECIAL MEETINGS

THE S2 GOLF SPECIAL MEETING (SEE PAGE 13)

If you are a S2 Golf shareholder, you are entitled to vote at the special meeting if you owned S2 Golf common stock as of the close of business on October 23, 2000. As of October 23, 2000, a total of 2,221,055 votes were eligible to be cast at the S2 Golf special meeting. At the special meeting, the shareholders will consider and vote upon the proposal to approve and adopt the merger agreement.

A majority of the issued and outstanding S2 Golf common stock must be present in person or by proxy for any vote to be valid. You can vote your shares by attending the S2 Golf meeting and voting in person or by mailing the enclosed proxy card. You can revoke your proxy as late as the date of the meeting either by sending in a new proxy or by attending the meeting and voting in person.

THE LADIES GOLF SPECIAL MEETING (SEE PAGE 16)

If you are a Ladies Golf shareholder, you are entitled to vote at the special meeting if you owned Ladies Golf common stock as of the close of business on October 20, 2000. As of October 20, 2000, there were only two shareholders of Ladies Golf, and a total of 1,000 votes were eligible to be cast at the Ladies Golf special meeting. At the special meeting, the shareholders will consider and vote upon the proposal to approve and adopt the merger agreement.

VOTES REQUIRED

S2 Golf Shareholders. In order to complete the merger, a majority of the votes cast by holders of shares entitled to vote at the S2 Golf special meeting must be for the approval and adoption of the merger agreement.

Ladies Golf Shareholders. In order to complete the merger, a majority of shares entitled to vote at the Ladies Golf special meeting must vote to approve and adopt the merger agreement.

BOARD RECOMMENDATIONS TO SHAREHOLDERS

TO S2 GOLF SHAREHOLDERS:

The S2 Golf Board believes that the merger is in your best interests and unanimously recommends that you vote FOR the proposal to approve and adopt the merger agreement.

TO LADIES GOLF SHAREHOLDERS:

The Ladies Golf Board, consisting of the two shareholders of Ladies Golf, believes that the merger is in their best interests and unanimously recommends a vote FOR the proposal to approve and adopt the merger agreement.

RISK FACTORS

There are risks that the combination of the businesses of S2 Golf and Ladies Golf may not be successful. There are also risks associated with an investment in S2 Golf common stock. You should carefully consider the factors discussed in the section entitled "Risk Factors" beginning on page 9.

THE MERGER

DESCRIPTION OF THE MERGER

We propose the merger of Ladies Golf into a subsidiary of S2 Golf. S2 Golf will continue its operations as they are currently conducted, with its corporate headquarters in Fairfield, New Jersey. We expect to complete the merger in the last quarter of 2000.

WHAT YOU WILL RECEIVE IN THE MERGER

Ladies Golf Shareholders. Ladies Golf shareholders will receive a total of 1,000,000 shares of S2 Golf common stock and a promissory note in the principal amount of $1,000,000. You will have to surrender your Ladies Golf stock certificates in order to receive your S2 Golf stock certificates. At the time of the merger, James E. Jones will receive the $1,000,000 promissory note and 775,000 shares of S2 Golf common stock, and Brian Christopher will receive 225,000 shares of S2 Golf common stock.

S2 Golf Shareholders. After the merger, you will continue to own your shares of S2 Golf common stock. You will not need to surrender your certificates or exchange your shares for new ones.

ADJUSTMENT TO MERGER CONSIDERATION

Following the effective date of the merger, an accountant selected by the Ladies Golf shareholders will prepare a six month net accounts receivable trial balance, and a nine month non-current inventory report at S2 Golf's expense.

The S2 Golf common stock given as consideration for the merger will be subject to a one share reduction for each two dollars included in the sum of the following:

- the total amount of accounts receivable existing on the effective date which remain uncollected six months following the effective date; plus

- the amount of non-current inventory existing on the effective date that remains unsold nine months following the effective date, plus the difference between the selling price and the effective-date carrying value of non-current inventory that in the first nine months after the merger has sold for less than its effective-date carrying value.

As security for any adjustments to the amount of S2 Golf common stock to be given as merger consideration, the Ladies Golf shareholders have agreed to place in escrow share certificates representing 75,000 of the shares of S2 Golf common stock to be given as consideration for the merger.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER

As of October 23, 2000, directors and executive officers of S2 Golf and their respective affiliates beneficially owned an aggregate of 1,727,268 shares of S2 Golf common stock, including shares which may be acquired within 60 days after such date upon exercise of employee or director stock options. This number amounts to approximately 69.8% of the S2 Golf common stock outstanding on that date.

As of October 20, 2000, directors and executive officers of Ladies Golf and their respective affiliates beneficially owned an aggregate of 1,000 shares of Ladies Golf common stock. This number amounts to 100% of the Ladies Golf common stock outstanding on that date.

CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 28)

The completion of the merger depends upon a number of conditions, including the following:

-        The S2 Golf shareholders must have approved the merger agreement.

- There must be no statute, rule, regulation, decree, preliminary or permanent injunction, temporary restraining order or other legal restraint blocking the merger or government proceedings trying to block the merger.

- James E. Jones must enter into an employment agreement with S2 Golf and S2 Golf Acquisition Corp.

- Each of the two shareholders of Ladies Golf must enter into a noncompetition agreement with S2 Golf and S2 Golf Acquisition Corp.

Where law permits, we could decide to complete the merger even though one or more of these conditions has not been met.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 29)

We can agree at any time to terminate the agreement without completing the merger, even if the shareholders of both our companies have approved it. Also, the merger agreement can be terminated:

- By S2 Golf and S2 Golf Acquisition Corp., if any of the conditions to their obligations under the merger agreement cannot be fulfilled (other than as a result of a breach of the merger agreement by S2 Golf or S2 Golf Acquisition Corp.);

- By Ladies Golf, if any of the conditions to its obligations under the merger agreement cannot be fulfilled (other than as a result of a breach of the merger agreement by Ladies Golf);

- By either Ladies Golf or S2 Golf and S2 Golf Acquisition Corp., if we do not complete the merger on or before the 120th day following the mailing of this proxy statement/prospectus, unless the failure to complete the merger by that time is due to the willful and material breach of the merger agreement by the party seeking to terminate it; or

-        By Ladies Golf, if we do not complete the merger on or before December
         31, 2000.

If the merger is not completed, we will each pay our own fees and expenses.

REGULATORY MATTERS (SEE PAGE 24)

We are not aware of any material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and compliance with applicable corporate and securities laws of New Jersey and Florida.

ACCOUNTING TREATMENT (SEE PAGE 23)

We intend to account for the merger as a "purchase" for financial reporting and accounting purposes under generally accepted accounting principles.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 23)

S2 Golf Shareholders. As your shares of S2 Golf common stock remain unchanged, the merger will not cause you to recognize gain or loss with respect to those shares for United States federal income tax purposes.

Ladies Golf Shareholders. You will recognize gain for United States federal income tax purposes equal to the lesser of:

- the principal amount of the promissory note that you receive in the merger; and

-        the amount of gain that you realize on the exchange.

The amount of gain that you realize on the exchange will equal the excess of:

- the sum of the principal amount of the promissory note (less any unstated interest as determined under Sec.1274 of the Internal Revenue Code of 1986, as amended) and the value of the S2 Golf common stock you receive in the exchange over

- your tax basis in the Ladies Golf common stock that you exchange in the merger.

You may be eligible to report any recognized gain from the exchange on the installment method for federal income tax purposes, provided that you do not use the accrual method of accounting for tax purposes. In addition, there might be an interest charge on the tax liability that is deferred through use of the installment method. If you are not eligible to use the installment method, you generally must report the entire amount of the recognized gain (calculated as described above) in the year of the exchange.

For more detailed information about the tax consequences of the merger if it does not meet the requirements of a tax free reorganization, you should review the discussion of federal income tax consequences to shareholders under the heading "Material Federal Income Tax Consequences" beginning on page 23.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER THAT ARE APPLICABLE TO YOU, INCLUDING YOUR ELIGIBILITY TO USE THE INSTALLMENT METHOD.

DISSENTERS' RIGHTS (SEE PAGE 18)

S2 Golf Shareholders. You will not be entitled to dissenters' rights of appraisal of your shares in connection with the merger.

Ladies Golf Shareholders. You are entitled to dissenters' rights of appraisal pursuant to Sections 607.1301, 607.1302, and 607.1320 of the Florida Business Corporation Act. If you fail to comply with these sections of the Florida Business Corporation Act, you could lose these dissenters' rights. HOLDERS OF LADIES GOLF COMMON STOCK WHO WANT TO EXERCISE THEIR DISSENTERS' RIGHTS MUST NOTIFY LADIES GOLF OF THEIR INTENT TO EXERCISE THEIR DISSENTERS' RIGHTS PRIOR TO THE LADIES GOLF SPECIAL MEETING AND MUST NOT VOTE IN FAVOR OF THE MERGER AT THE LADIES GOLF SPECIAL MEETING.

We have attached Sections 607.1301, 607.1302 and 607.1320 of the Florida Business Corporation Act to this proxy statement/prospectus in Annex B and encourage you to read these Sections in their entirety.

LISTING OF S2 GOLF COMMON STOCK (SEE PAGE 24)

S2 Golf intends to list the shares of its common stock to be issued in connection with the merger on the Nasdaq Small Cap Market under the symbol "GOLF."

DIVIDENDS (SEE PAGE 24)

Ladies Golf shareholders are not entitled to receive any dividends or other distributions on S2 Golf common stock until the merger is completed and they have surrendered their Ladies Golf stock certificates in exchange for the S2 Golf stock certificates.

MATERIAL DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS (SEE PAGE 33)

The rights of holders of S2 Golf common stock are currently governed by New Jersey law and S2 Golf's certificate of incorporation and bylaws. The rights of holders of Ladies Golf common stock are currently governed by Florida law and Ladies Golf's articles of incorporation and bylaws. See page 33 to learn more about the material differences between the rights of holders of S2 Golf common stock and the rights of holders of Ladies Golf common stock.

-------------------------------------------------------------------------------


                          COMPARATIVE MARKET VALUE DATA

         S2 Golf common stock trades on the Nasdaq Small Cap Market. Ladies Golf common stock does not trade in any public market, and therefore it is not possible to provide the market value of shares of Ladies Golf common stock. The following table shows the closing price per share of S2 Golf common stock and the equivalent per share price for Ladies Golf common stock giving effect to the merger on June 7, 2000, which is the last business day preceding the public announcement of the proposed merger. We have calculated the equivalent per share price of Ladies Golf common stock by dividing the total price to be paid in the merger to the holders of Ladies Golf common stock ($3,250,000.00, calculated as the sum of $1,000,000.00 (the amount of the promissory note) plus $2,250,000.00 (the value of 1,000,000 shares at a per share price of $2.25)) by 1,000, which is the number of Ladies Golf common shares to be exchanged in the merger.


                                                                                        Ladies Golf
                                            S2 Golf              Ladies Golf            Equivalent
                    Date                Per Share Price        Per Share Price        Per Share Price
                    ----                ---------------        ---------------        ---------------

                June 7, 2000                 $2.25                   N/A                 $3,250.00

         You should obtain current market quotations for S2 Golf common stock, as the market price of S2 Golf common stock will fluctuate between the date of this document and the date on which the merger is completed and thereafter. Because the number of shares of S2 Golf common stock that Ladies Golf shareholders will receive is fixed and because the market price of S2 Golf common stock fluctuates, the value of the shares of S2 Golf common stock that Ladies Golf shareholders will receive may increase or decrease prior to and after the merger.

                 COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA

         The following table presents certain historical and pro forma per share data of S2 Golf and Ladies Golf. The equivalent pro forma per share information was obtained by multiplying the related pro forma combined amounts for S2 Golf by the exchange ratio of 1,000 to 1. Pro forma income loss data is based on the assumption that the acquisition took place as of January 1, 1999. The comparative per share data does not include any expenses that we expect to incur in connection with completing the merger and integrating the operations of S2 Golf and Ladies Golf. As S2 Golf has not declared dividends, it is not possible to provide data on cash dividends per share. While the pro forma information is helpful in showing the financial characteristics of S2 Golf after the merger under one set of assumptions, it does not attempt to predict or suggest future results.

         You should read this information together with S2 Golf's historical and pro forma financial statements incorporated by reference or included in this document. The information regarding S2 Golf in the following table is based on the historical financial information that it has presented in the reports and other information that it has filed with the Securities and Exchange Commission. We have incorporated this material into this document by reference. See "Where You Can Find More Information" on page i. This information regarding Ladies Golf is based on its audited and unaudited financial statements. Ladies Golf audited financial statements for the years ended December 31, 1999 and 1998 begin on page 56.


                                         HISTORICAL AND PRO FORMA PER SHARE DATA

                            Historical                      Historical                    Pro Forma Combined
                             S2 Golf                        Ladies Golf                         S2 Golf
                           Common Stock                    Common Stock                      Common Stock
                  ---------------------------------------------------------------------------------------------------
                   Six Months                       Six Months                       Six Months
                      Ended        Year Ended         Ended         Year Ended          Ended          Year Ended
                  June 30, 2000   December 31,    June 30, 2000    December 31,     June 30, 2000     December 31,
                   (unaudited)        1999         (unaudited)         1999          (unaudited)          1999
                  -------------   ------------    -------------    ------------     -------------     ------------

Book value per
share                  $2.05         $1.88            $416.86          $164.67         $2.46            $2.05

Income/(Loss)
per diluted
share                  $0.18         $0.14            $252.19         $(433.16)        $0.43           $(0.29)

                  SELECTED HISTORICAL FINANCIAL DATA OF S2 GOLF

         The following table sets forth selected historical financial data of S2 Golf and has been derived from its financial statements. This information is only a summary and you should read it together with S2 Golf's historical financial statements and related notes contained in the annual reports and other information that S2 Golf has filed with the Securities and Exchange Commission. See "Where You Can Find More Information" on page i.


                                     Six
                                    Months
                                     Ended                             Year Ended December 31,
                                June 30, 2000
                                 (unaudited)        1999             1998            1997           1996           1995
                                 -----------        ----             ----            ----           ----           ----
Operating Results:
Net Sales                         $6,792,046     $11,003,556      $11,505,000     $12,073,843    $8,563,588      $7,243,307
Net Income (Loss)                   $402,742        $306,126         $440,848        $855,565      $118,884       $(80,468)
Net Income (Loss)
    Per Share Basic                     0.18            0.14             0.20            0.39          0.05          (0.04)
    Per Share Diluted                   0.18            0.14             0.19            0.37          0.05          (0.04)
Weighted Average
   Number of Shares
    Outstanding
   Basic                           2,220,113       2,219,700        2,219,078       2,214,448     2,208,311       2,205,647
   Diluted                         2,275,221       2,263,876        2,315,149       2,290,505     2,208.311       2,205,647

At Period End:
Working Capital                   $4,388,239      $4,020,772       $3,766,986      $3,435,345    $2,401,904      $2,320,912
Total Assets                      $6,883,325      $5,752,079       $7,534,080      $7,630,176    $5,153,651      $4,726,353
Total Liabilities                 $2,220,515      $1,492,011       $3,582,138      $4,123,082    $2,513,551      $2,205,137

Long Term Obligations:               $44,177         $84,822         $146,157        $202,231      $253,498        $315,206
Shareholders' Equity              $4,662,810      $4,260,068       $3,951,952      $3,507,094    $2,640,100      $2,521,216
Market Price of Common
   Stock High/Low                  2.86/1.72       4.00/1.62       11.31/2.00        5.00/.81      1.75/.81        2.50/.81

         S2 GOLF AND LADIES GOLF UNAUDITED PRO FORMA CONDENSED COMBINED
                             SELECTED FINANCIAL DATA

         The following unaudited pro forma condensed combined selected financial data table sets forth historical selected financial data of S2 Golf adjusted to give effect to the merger.

         You should read this selected unaudited pro forma financial data together with the "Unaudited Pro Forma Condensed Combined Financial Statements" on pages 38 through 44. The pro forma information is not necessarily indicative of the actual financial condition that would have existed or the results that would have been achieved had the merger been closed on the dates indicated or that may be achieved in the future. Pro forma stock prices reflect the high and low market values of the S2 Golf common stock; it cannot be determined how the merger will impact the market value of S2 Golf common stock.


                          Pro Forma           Pro Forma
                      Six Months Ended        Year Ended
                      June 30, 2000       December 31, 1999
                         (unaudited)          (unaudited)
                         -----------          -----------
Operating Results:

Net Sales                $12,048,537        $17,446,038
Net Income (Loss)           $367,658        $(1,273,591)
Net Income (Loss)
  per Share Basic               0.11              (0.40)
  per Share Diluted             0.11              (0.40)
Weighted Average
  Number of Shares
  Outstanding
   Basic                   3,220,113          3,219,700
   Diluted                 3,275,221          3,219,700
At Period End:
Working Capital           $3,419,056         $3,920,025
Total Assets             $15,257,572         $6,793,926
Total Liabilities         $8,344,762         $2,369,193
Long Term
Obligations:                 $44,177            $84,822
Shareholders'
Equity                    $6,912,810         $4,424,733
Market Price
of Common
Stock   High/Low           2.86/1.72          4.00/1.62


                               RECENT DEVELOPMENTS

         On July 31, 2000, S2 Golf acquired from The Arnold Palmer Golf Company substantially all of the net assets of its NancyLopezGolf(TM) division, for a cash purchase price of $4,633,333 (calculated as a function of projected sales volume and reimbursement for the PGA show booth space) less a post-closing adjustment of $473,928 based on changes in the net asset value between April 29, 2000 and the closing date. A further post-closing purchase price adjustment based on realization on accounts receivable in the first six months after closing is possible also. The acquired assets comprise intellectual property, accounts receivable, inventory of golf equipment and manufacturing and other physical equipment used by the seller in the manufacture and sale of golf clubs and other golf equipment. The Company intends to use all equipment and physical property acquired to continue manufacturing and distributing the NancyLopezGolf(TM) equipment line. Nancy Lopez will become a director of S2 Golf as of January 1, 2001.

                                  RISK FACTORS

         In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the following risk factors.

GENERAL RISKS RELATING TO THE PROPOSED MERGER

S2 Golf and Ladies Golf may not achieve the benefits they expect from the merger, which may have a material adverse effect on S2 Golf's business, financial condition and operating results.

         S2 Golf will need to manage successfully a number of post-merger events in order to realize the full benefits or synergies from the merger. Key post-merger events include:

   -   integrating the operations of the two companies;
   -   retaining and assimilating the key personnel of each company;
   - offering the existing products and services of each company to the other company's customers;
   - retaining the existing customers and strategic partners of each company; and
   -   developing new products that use the assets of both companies.

         The successful execution of these post-merger events will involve considerable risk and may not be successful. These risks include:

   - the potential disruption of the combined company's ongoing business and distraction of its management;

   - the impairment of relationships with employees and customers as a result of integration of new management personnel; and

   -   potential unknown liabilities associated with the acquired business.

         The combined company may not succeed in addressing these risks or any other problems encountered in connection with the merger. If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to S2 Golf's shareholders resulting from the issuance of shares in connection with the merger, S2 Golf's financial results, including earnings per share, could be adversely affected.

Ladies Golf shareholders will receive a fixed number of shares of S2 Golf common stock and cash despite changes in market value of S2 Golf common stock.

Upon the merger's completion, the Ladies Golf shareholders will receive 1,000,000 shares of S2 Golf common stock and a promissory note in the principal amount of $1,000,000. There will be no adjustment to this merger consideration for changes in the market price of S2 Golf common stock. In addition, neither S2 Golf nor Ladies Golf may terminate the merger agreement or "walk away" from the merger solely because of changes in the market price of S2 Golf common stock. Accordingly, the specific dollar value of S2 Golf common stock that Ladies Golf shareholders will receive upon the merger's completion will depend on the market value of S2 Golf common stock when the merger is completed and may increase or decrease from the date on which you submit your proxies.

The market price of S2 Golf common stock may decline as a result of the merger.

         The market price of S2 Golf common stock may decline as a result of the merger for a number of reasons, including if:

   -   the integration of S2 Golf and Ladies Golf is unsuccessful;

   - S2 Golf does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts; or

   - the effect of the merger on S2 Golf's financial results is not consistent with the expectations of financial or industry analysts or the market generally.

Failure to complete the merger could negatively impact S2 Golf's stock price.

         If the merger is not completed for any reason, S2 Golf may be subject to a number of material risks, including the following:

   - the price of S2 Golf common stock may decline to the extent that the relevant current market price reflects a market assumption that the merger will be completed; and

   - costs related to the merger, such as legal and accounting, must be paid even if the merger is not completed.

         In addition, S2 Golf's customers, in response to the announcement of the merger, may delay or defer decisions concerning the company. Any delay or deferral of those decisions by customers, strategic partners or suppliers could have a material adverse effect on S2 Golf's business, regardless of whether the merger is ultimately completed.

RISKS RELATING TO OWNERSHIP OF S2 GOLF COMMON STOCK

S2 Golf is dependent on new product introductions for growth and success.

         S2 Golf's continued growth and success depend, in large part, on its ability to develop and introduce new products that are accepted in the marketplace. Historically, consumers have rejected a large portion of new golf club technologies and product designs. S2 Golf may be unable to develop new products that will have market acceptance. Failure to identify and develop innovative new products that achieve widespread acceptance could adversely affect S2 Golf's future growth and profitability. In addition, successful technologies, designs and product concepts are likely to be copied by competitors. The design of new golf clubs is also greatly influenced by the rules and interpretations of the United States Golf Association (USGA). Although the golf equipment standards established by the USGA generally apply only to competitive events sanctioned by the USGA, S2 Golf believes that it is important to its future success that it introduce new clubs that comply with USGA standards. There is no assurance that S2 Golf's new products will receive USGA approval or that existing USGA standards will not be altered in ways that adversely affect the sales of S2 Golf's products.

S2 Golf relies on proprietary technology, and a failure to protect its proprietary technology could seriously harm its business.

         S2 Golf's ability to compete effectively in the golf club market depends, in part, on its ability to maintain the proprietary nature of its technologies and products. S2 Golf currently holds two U.S. patents relating to certain of its products and proprietary technologies and an exclusive license to manufacture other products. There is no assurance, however, as to the degree of protection afforded by these patents. S2 Golf relies also on unpatented proprietary technology. Third parties could develop the same or similar technology or otherwise obtain access to S2 Golf's proprietary technology. If S2 Golf fails to protect or enforce its proprietary technology rights successfully, its competitive position could suffer. S2 Golf could be required to spend significant resources to monitor and police its proprietary technology rights. Litigation could also be necessary to enforce any patents issued to it or to determine the scope and validity of third-party proprietary technology also claimed by it. Such litigation could result in substantial costs to S2 Golf, even if the eventual outcome is favorable to it.

S2 Golf could be subject to claims of infringement of third-party proprietary technology, which could result in significant expense and loss of proprietary technology rights.

         Existing patents held by third parties could conceivably be used as a basis to challenge the validity or scope of S2 Golf's patent rights or to limit our ability to obtain additional or broader patent rights. These patent holders or other third parties could conceivably claim infringement by S2 Golf with respect to current and future products. In addition, presently pending patent applications could conceivably issue with claims that are infringed by S2 Golf's products or technologies. The defense of patent suits is costly and time-consuming, even if the outcome is favorable. An adverse outcome in the defense of a patent suit could subject S2 Golf to significant liabilities to third parties, require S2 Golf to cease selling certain products or require it to obtain licenses from third parties. These licenses may not be available on satisfactory terms, or at all.

S2 Golf operates its business in a highly competitive industry.

         The market for golf clubs is highly competitive. S2 Golf's competitors include a number of established companies, many of which have greater financial and other resources than it does. The purchasing decisions of many golfers are often the result of highly subjective preferences, which can be influenced by many factors, including, among others, advertising, media, promotions and product endorsements. S2 Golf could face substantial competition from existing or new competitors that introduce and successfully promote golf clubs that are perceived to enhance performance, are visually appealing or appeal to other consumer preferences. This competition could result in significant price erosion or increased promotional expenditures, either of which could have a material adverse effect on S2 Golf's business, operating results and financial condition.

The market for S2 Golf's products is affected by trends in leisure activities.

         S2 Golf's future operating results are likely to be dependent upon the continuing popularity of golf as a sport and leisure activity. Any significant decline in the popularity of golf could materially adversely affect S2 Golf. In addition, golf, as a leisure activity, is affected by a number of factors relating to discretionary consumer spending, including employment and business conditions, interest rates and taxation. Any significant change in general economic conditions or uncertainties regarding future economic prospects that adversely affect discretionary consumer spending generally, and golfers specifically, could have a material adverse effect on S2 Golf.

S2 Golf's production could be harmed if its suppliers are not able to meet its demand and alternative suppliers are not available.

         S2 Golf relies on a limited number of suppliers for a significant portion of the component parts used in the manufacture of its golf clubs. As a result, there is a risk that S2 Golf could experience shortages of components or periods of increased price pressures, or that it could fail to obtain adequate supplies or fulfill customer orders on a timely basis. Each of these risks could have a material adverse effect on its business, operating results or financial condition.

Fluctuations in S2 Golf's quarterly revenues might lead to reduced prices for its stock.

         Golf generally is regarded as a warm weather sport, and sales of golf equipment historically have been strongest during the second and third quarters, with the weakest sales occurring during the fourth quarter. In addition, sales of golf clubs are dependent on discretionary consumer spending, which may be affected by general economic conditions. In certain future quarters, S2 Golf's results of operations may be below the expectations of investors, and you should not rely on period-to-period comparisons of S2 Golf's results of operations as an indication of future performance. In such event, the market price of S2 Golf's stock could be materially adversely affected.

     Factors that are likely to cause S2 Golf's results to fluctuate include:

   -   unseasonable weather patterns;

   -   a general decrease in discretionary consumer spending;

   - demand for and market acceptance of S2 Golf's existing and future products;

   - new product introductions and technological advances by S2 Golf's competitors;

   - competitive pressures resulting in lower than expected average selling prices; and

   - the volume of orders that S2 Golf receives and that it can fulfill in a quarter.

S2 Golf's future results could be harmed by economic, political, regulatory and other risks associated with doing business abroad.

         S2 Golf imports a significant portion of its component parts, including club heads, shafts, headcovers and grips, from companies in Taiwan, the People's Republic of China, and Thailand. As a result, its business is subject to the risks generally associated with doing business abroad, such as foreign governmental regulations, import and export controls, political unrest, disruptions or delays in shipments and changes in economic conditions and exchange rate fluctuations in countries in which S2 Golf purchases components or sells its products.

S2 Golf depends heavily upon its licenses from the Ladies Professional Golf Association and Nancy Lopez Enterprises, Inc., and failure to maintain these licenses could seriously harm its business.

         S2 Golf has entered into an agreement with the Ladies Professional Golf Association, or LPGA, that grants it the exclusive right to use the LPGA name and logo on its women's golf clubs and the non-exclusive right to use the LPGA name and logo on certain of its other products, including golf bags. S2 Golf has renewed and restated this licensing agreement effective January 1, 1999 through December 31, 2003, at which time it has the option to renew the agreement for two consecutive years under the same terms and conditions. The license agreement entitles S2 Golf to use the license granted on a worldwide basis. S2 Golf is obligated to pay to the LPGA a license fee and a royalty fee based on sales volume.

         S2 Golf has also entered into an agreement with Nancy Lopez Enterprises, Inc. that grants S2 Golf the exclusive right to use the name, signature, image and endorsement of Nancy Lopez on certain of its golf clubs and other golf equipment. This agreement is for an initial term that ends on December 31, 2007, and may be extended, if mutually agreed, until December 31, 2010. S2 Golf is obligated to pay to Nancy Lopez Enterprises, Inc. an annual license fee, a royalty fee based on sales volume, and bonuses if Nancy Lopez wins or places at least fifth in specified golf tournaments, or wins other named awards. S2 Golf is obligated also to issue to Nancy Lopez Enterprises, Inc. options to purchase S2 Golf common stock, on the basis of the revenue earned by the S2 Golf products covered by the licensing agreement.

         These license agreements are important to S2 Golf's marketing efforts in its primary niche of women's golf clubs. Any development that might result in early termination of either license agreement could have a material adverse effect on S2 Golf's business, operating results and financial condition.

S2 Golf relies heavily on key management.

         S2 Golf's future success depends to a significant extent on its management team. Competition for qualified personnel among golf companies is intense, and the loss of the services of members of the current management teams of S2 Golf and Ladies Golf could have a material adverse effect on S2 Golf's business, financial condition and future prospects. Neither S2 Golf nor Ladies Golf hold any key man insurance on members of their management teams.

S2 Golf's principal shareholders exert substantial influence over the company.

         Wesmar Partners Limited Partnership ("Wesmar Partners") owns approximately 63% of S2 Golf's outstanding common stock. Robert L. Ross and Richard M. Maurer, officers and directors of S2 Golf, are each officers, directors, and principal shareholders of Maurer Ross & Co., Incorporated, which is the general partner of MR & Associates, which is the managing general partner of Wesmar Partners. As a result, Wesmar Partners is in a position to exercise control of matters submitted to the S2 Golf shareholders, including the election of directors. This concentration of ownership may also have the effect of delaying or preventing a change in control of S2 Golf that may be viewed as beneficial by other shareholders.

The market for S2 Golf common stock is limited and illiquid.

         The common stock of S2 Golf trades on the Nasdaq Small Cap Market. Because of the concentration of the ownership of S2 Golf common stock, the trading market for it is highly illiquid and historically it has traded in small volumes. You may experience difficulty in reselling S2 Golf common stock at any particular time and may be unable to resell it at all. You should expect that trading in the S2 Golf common stock will be significantly more limited, and the market for S2 Golf common stock to be significantly less liquid, than would be the case if the S2 Golf common stock were traded on the Nasdaq National Market, the New York Stock Exchange, or the American Stock Exchange.

                           THE S2 GOLF SPECIAL MEETING

PURPOSE OF THE S2 GOLF SPECIAL MEETING

         We are providing this joint proxy statement/prospectus to holders of S2 Golf common stock as part of the S2 Golf Board's solicitation of proxies for the special meeting of S2 Golf shareholders to be held on ___________, 2000, at 10:00 a.m., local time at Suite 16 South, Three Gateway Center, Pittsburgh, PA 15222. This joint proxy statement/prospectus and the accompanying proxy card are first being mailed to shareholders of S2 Golf on or about _____________, 2000.

         At the S2 Golf special meeting, S2 Golf shareholders will be asked to vote upon the proposal to approve and adopt the merger agreement.

         Along with each copy of this joint proxy statement/prospectus mailed to holders of S2 Golf common stock, we are sending a form of proxy for use at the S2 Golf special meeting. S2 Golf is also sending this joint proxy statement/prospectus to holders of Ladies Golf common stock as a prospectus in connection with the issuance of S2 Golf common stock in exchange for Ladies Golf common stock in the merger.

         THE S2 GOLF BOARD HAS APPROVED THE MERGER AGREEMENT AND THE RELATED TRANSACTIONS, INCLUDING THE ISSUANCE OF S2 GOLF COMMON STOCK IN EXCHANGE FOR LADIES GOLF COMMON STOCK IN THE MERGER, AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

RECORD DATE; VOTING RIGHTS; PROXIES

         The S2 Golf Board has fixed the close of business on October 23, 2000 as the record date for determining shareholders of S2 Golf entitled to notice of and to vote at the S2 Golf special meeting. Only holders of S2 Golf common stock who are holders at the close of business on the S2 Golf record date will be entitled to notice of and to vote at the S2 Golf special meeting.

         As of October 23, 2000, there were 2,221,055 shares of S2 Golf common stock issued and outstanding, each of which entitles its holder to one vote. Shareholders may vote either in person or by proxy. Shares of S2 Golf common stock held in the treasury of S2 Golf or any of its subsidiaries do not have voting rights.

         All shares of S2 Golf common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies and on such other matters as may properly come before the S2 Golf special meeting. If your shares are represented by more than one properly executed proxy, the proxy bearing the most recent date will be voted at the S2 Golf special meeting. IF YOUR PROXY CARD IS SIGNED AND DATED BUT DOES NOT SHOW HOW YOU WANT TO VOTE, YOUR S2 GOLF COMMON STOCK WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

         Only shareholders of record on the S2 Golf record date are eligible to give their proxies. If you give the proxy we are soliciting, you may revoke it at any time before it is exercised by:

   - sending a written, signed and dated revocation to the principal executive offices of S2 Golf at 18 Gloria Lane, Fairfield, New Jersey 07004;

   -   signing and returning a later-dated proxy; or

   - appearing in person at the S2 Golf special meeting and advising the secretary of your intent to vote your shares.

         Inspectors of election appointed for the meeting will tabulate votes cast by proxy or in person at the S2 Golf special meeting and will determine whether a quorum is present. The inspectors of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but abstentions and broker non-votes will have the same effect as votes against the merger agreement.

SOLICITATION OF PROXIES

         S2 Golf will bear its own cost of solicitation of proxies. Proxies may be solicited by mail, telephone, telegraph, telex, telecopier and advertisement and in person. Solicitation may be made in the same manner by directors, officers and other representatives of S2 Golf who will not be additionally compensated for their solicitation efforts but may be reimbursed for out-of-pocket expenses in connection with these efforts. S2 Golf will reimburse brokerage houses, fiduciaries, nominees and others for their out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners of shares held in their names.

QUORUM

         To have a quorum at the S2 Golf special meeting, we must have the holders of a majority of the issued and outstanding S2 Golf common stock entitled to vote present either in person or by properly executed proxy. Abstentions and broker non-votes will be counted in establishing a quorum.

REQUIRED VOTE

         Under New Jersey law and S2 Golf's certificate of incorporation, shareholder approval and adoption of the merger agreement requires the affirmative vote of at least a majority of the votes cast by the holders of S2 Golf common stock entitled to vote at the S2 Golf special meeting. For any such vote to be valid, a quorum must be present at the S2 Golf special meeting. If fewer shares of S2 Golf common stock are present in person or by proxy than necessary to constitute a quorum, we expect to adjourn or postpone the S2 Golf special meeting to allow additional time for obtaining additional proxies or votes. At any subsequent reconvening of the S2 Golf special meeting, all proxies obtained before the adjournment or postponement will be voted in the same manner the proxies would have been voted at the original convening of the S2 Golf special meeting, except for any proxies which have been effectively revoked or withdrawn, even if they were effectively voted on the same or any other matter at a previous meeting.

         As of October 23, 2000, directors and executive officers of S2 Golf and their respective affiliates beneficially owned an aggregate of 1,727,268 shares of S2 Golf common stock, including shares which may be acquired within 60 days after such date upon exercise of employee or director stock options. This number amounts to approximately 69.8% of the S2 Golf common stock outstanding on that date. Wesmar Partners, beneficial owners of approximately 63% of S2 Golf's outstanding common stock, has indicated its intention to vote for the merger.

         A properly executed proxy marked "abstain" will not be voted on the approval and adoption of the merger agreement but will count toward determining whether a quorum is present. Brokers who hold shares of S2 Golf common stock in "street name" for the beneficial owners of such shares cannot vote these shares on the approval and adoption of the merger agreement without specific instructions from the beneficial owners. Therefore, if you are the beneficial owner of S2 Golf common stock held by a broker in "street name," you should sign, date and return your proxy card to the broker in the envelope provided by the broker. Because approval and adoption of the merger agreement requires the affirmative vote of at least a majority of the votes cast by holders of outstanding S2 Golf common stock entitled to vote, an abstention or, if your shares are held in "street name," your failure to instruct your broker how to vote, will have the same effect as a vote against the merger agreement.

         THE MERGER TO BE CONSIDERED AT THE S2 GOLF SPECIAL MEETING IS OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF S2 GOLF. THEREFORE, IF YOU ARE A S2 GOLF SHAREHOLDER, WE URGE YOU TO READ AND CONSIDER CAREFULLY THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS. WE ALSO URGE YOU TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY CARD USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

                         THE LADIES GOLF SPECIAL MEETING

PURPOSE OF THE LADIES GOLF SPECIAL MEETING

         We are providing this joint proxy statement/prospectus to holders of Ladies Golf common stock as part of the Ladies Golf Board's solicitation of proxies for the special meeting of Ladies Golf shareholders to be held on ________, 2000, at 10:00 a.m., local time at 3803 Corporex Park Drive, Suite 400, Tampa, Florida 33619. This joint proxy statement/prospectus and the accompanying proxy card are first being mailed to shareholders of Ladies Golf on or about _____, 2000.

         At the Ladies Golf special meeting, Ladies Golf shareholders will be asked to vote upon the proposal to approve and adopt the merger agreement.

         Along with each copy of this joint proxy statement/prospectus mailed to holders of Ladies Golf common stock, we are sending a form of proxy for use at the Ladies Golf special meeting. S2 Golf is also sending this joint proxy statement/prospectus to holders of Ladies Golf common stock as a prospectus in connection with the issuance of S2 Golf common stock in exchange for Ladies Golf common stock in the merger.

         THE LADIES GOLF BOARD HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

RECORD DATE; VOTING RIGHTS; PROXIES

         The Ladies Golf Board has fixed the close of business on October 20, 2000 as the record date for determining shareholders of Ladies Golf entitled to notice of and to vote at the Ladies Golf special meeting. Only holders of Ladies Golf common stock who are holders at the close of business on the Ladies Golf record date will be entitled to notice of and to vote at the Ladies Golf special meeting.

         As of October 20, 2000, there were 1,000 shares of Ladies Golf common stock issued and outstanding, each of which entitles its holder to one vote. Shareholders may vote either in person or by proxy. There are no shares of Ladies Golf common stock held in the treasury of Ladies Golf or in any subsidiary.

         All shares of Ladies Golf common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If your shares are represented by more than one properly executed proxy, the proxy bearing the most recent date will be voted at the Ladies Golf special meeting. IF YOUR PROXY CARD IS SIGNED AND DATED BUT DOES NOT SHOW HOW YOU WANT TO VOTE, YOUR LADIES GOLF COMMON STOCK WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

         Only shareholders of record on the Ladies Golf record date are eligible to give their proxies. If you give the proxy we are soliciting, you may revoke it at any time before it is exercised by:

   - sending a written, signed and dated revocation to the principal executive offices of Ladies Golf at 3803 Corporex Park Drive, Suite 400, Tampa, Florida 33619;

   -   signing and returning a later-dated proxy; or

   - appearing in person at the Ladies Golf special meeting and advising the secretary of your intent to vote your shares.

         Inspectors of election appointed for the meeting will tabulate votes cast by proxy or in person at the Ladies Golf special meeting and will determine whether a quorum is present. The inspectors of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but abstentions and broker non-votes will have the same effect as votes against the merger agreement.

SOLICITATION OF PROXIES

         Ladies Golf will solicit its own proxies, and will bear the cost of doing so. Proxies may be solicited by mail, telephone, telegraph, telex, telecopier and advertisement and in person. Solicitation may be made in the same manner by directors, officers and other representatives of Ladies Golf who will not be additionally compensated for their solicitation efforts but may be reimbursed for out-of-pocket expenses in connection with these efforts. Ladies Golf will reimburse brokerage houses, fiduciaries, nominees and others for their out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners of shares held in their names. However, Ladies Golf has only two shareholders, both of whom have indicated their intention to vote for the merger. DO NOT SEND YOUR LADIES GOLF SHARE CERTIFICATES WITH YOUR PROXY CARD. Your Ladies Golf stock certificates will be exchanged for S2 Golf stock certificates at the closing of the merger transaction.

QUORUM

         To have a quorum at the Ladies Golf special meeting, we must have the holders of a majority of the issued and outstanding Ladies Golf common stock entitled to vote present either in person or by properly executed proxy. Abstentions and broker non-votes will be counted in establishing a quorum.

REQUIRED VOTE

         Under Florida law and Ladies Golf's articles of incorporation, shareholder approval and adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Ladies Golf common stock entitled to vote at the Ladies Golf special meeting. For any such vote to be valid, a quorum must be present at the Ladies Golf special meeting. If fewer shares of Ladies Golf common stock are present in person or by proxy than necessary to constitute a quorum, we expect to adjourn or postpone the Ladies Golf special meeting to allow additional time for obtaining additional proxies or votes. At any subsequent reconvening of the Ladies Golf special meeting, all proxies obtained before the adjournment or postponement will be voted in the same manner the proxies would have been voted at the original convening of the Ladies Golf special meeting, except for any proxies which have been effectively revoked or withdrawn, even if they were effectively voted on the same or any other matter at a previous meeting. A properly executed proxy marked "abstain" will not be voted on the approval and adoption of the merger agreement but will count toward determining whether a quorum is present.

         As of October 20, 2000, directors and executive officers of Ladies Golf beneficially owned an aggregate of 1,000 shares of Ladies Golf common stock. This number amounts to 100% of the Ladies

Golf common stock outstanding on that date. There are no employee or director stock options. Both holders of Ladies Golf shares have indicated their intention to vote for the merger.

         THE MERGER TO BE CONSIDERED AT THE LADIES GOLF SPECIAL MEETING IS OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF LADIES GOLF. THEREFORE, IF YOU ARE A LADIES GOLF SHAREHOLDER, WE URGE YOU TO READ AND CONSIDER CAREFULLY THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS. WE ALSO URGE YOU TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY CARD USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

                        RIGHTS OF DISSENTING SHAREHOLDERS

         Sections 607.1301, 607.1302 and 607.1320 of the Florida Business Corporation Act, copies of which are attached as Annex B to this joint proxy statement/prospectus, set forth the rights of Ladies Golf shareholders who want to exercise their dissenters' rights.

         Ladies Golf shareholders who follow the procedures set forth in Section
607.1320 will be entitled to receive payment of the "fair value" of their Ladies Golf common stock. The Florida Business Corporation Act defines "fair value" to be the value of the shares as of the close of business on the date prior to the date of shareholder approval of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless exclusion would be inequitable.

PROCEDURES FOR EXERCISE OF DISSENTERS' RIGHTS

You must notify Ladies Golf that you wish to exercise dissenters' rights prior to the Ladies Golf special meeting.

         Any Ladies Golf shareholder who does not vote in favor of the merger may, if the merger is consummated, have the right to seek to obtain payment in cash of the "fair value" of his or her shares by strictly complying with the requirements of Section 607.1320 of the Florida Business Corporation Act. Ladies Golf shareholders who want to exercise dissenters' rights must deliver a written notice of intent to demand payment for their shares if the merger is effectuated. Such notice must be delivered to Ladies Golf before the vote on the merger is taken. A PROXY OR VOTE AGAINST THE MERGER DOES NOT CONSTITUTE SUCH A NOTICE OF INTENT TO DEMAND PAYMENT. Any such notice of intent to demand payment should be addressed to:

                           Ladies Golf Equipment Company, Inc.
                           3803 Corporex Park Drive, Suite 400
                           Tampa, Florida  33619
                           Attn:  President

         Ladies Golf shareholders who want to exercise dissenters' rights must not vote their shares in favor of the merger.

NOTICE OF ELECTION

         Within 10 days after the vote of the Ladies Golf shareholders authorizing the merger, Ladies Golf must provide written notice of such authorization to each dissenting shareholder. Within 20 days after the giving of such notice, any Ladies Golf shareholder who elects to dissent from the merger must file with Ladies Golf a written notice of such election, stating the shareholder's:

   -   Name and address;

   - The number, class and series of shares as to which the shareholder wishes to dissent (which may be fewer than all of the shares as to which the shareholder has a right to dissent);

   - Certificates representing the Ladies Golf shares as to which the shareholder wishes to dissent; and

   -   A demand for payment of the fair value of such shares.

         Any Ladies Golf shareholder who fails to file this election within the 20-day period set forth will be bound by the terms of the merger agreement. Any Ladies Golf shareholder who timely files this election in compliance with
Section 607.1320 will be entitled only to payment of the fair value of the Ladies Golf shares and will not be entitled to vote or to exercise any other rights of a Ladies Golf shareholder.

WRITTEN OFFER TO PURCHASE THE SHARES

         Ladies Golf must make a written offer to each shareholder who has properly dissented to pay an amount which it estimates to be the fair value for the dissenting shareholder's common stock. A dissenting shareholder may withdraw the notice of election at any time before an offer is made by Ladies Golf to pay for the shares. After an offer is made, the notice of election may only be withdrawn with the consent of Ladies Golf.

         The written offer must be made within 10 days after:

   - the expiration of the period in which shareholders may file their notices of election; or

   -   the effective date of the merger, whichever is later.

         However, in no case may the offer be made later than 90 days from the date on which the Ladies Golf shareholders approve the merger agreement.

         The Ladies Golf offer must be accompanied by a Ladies Golf balance sheet as of the latest available date and a profit and loss statement for the 12 month period ended on the date of the balance sheet.

         The fair value determined by Ladies Golf will reflect the value of its common stock prior to the merger.

         If a dissenting shareholder accepts the written offer within 30 days, Ladies Golf must deliver payment for the shares within 90 days after the making of the offer or the consummation of the merger, whichever is later. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in the shares.

JUDICIAL DETERMINATION OF VALUE OF SHARES

         If Ladies Golf fails to make an offer for the fair value of the shares within the period specified above, or if it makes the offer and any dissenting shareholders fail to accept the offer within the 30-day period, then Ladies Golf or a dissenting shareholder may elect to have the fair value of the shares determined by a court of competent jurisdiction in Hillsborough County, Florida. All dissenting shareholders (whether or not residents of the State of Florida), other than shareholders who have agreed with Ladies Golf as to the value of their shares, will be made parties to the judicial proceeding. Ladies Golf must pay to each dissenting shareholder the amount found to be due within 10 days after final determination of the judicial proceedings.

         Upon payment of the judgment, dissenting shareholders will cease to have any interest in Ladies Golf common stock. Ladies Golf shareholders considering seeking dissenters' rights should be aware that the fair value of their common stock as determined under Section 607.1320 could be more than, the same as, or less than the consideration they would receive pursuant to the merger agreement. Any judicial determination of the fair value of the Ladies Golf common stock can be based on numerous considerations. The judicial determination of fair value may, at the discretion of the court, include a fair rate of interest to be determined by the court.

         The costs and expenses of any judicial proceeding will be determined by the court and will be assessed against Ladies Golf, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding if Ladies Golf has made an offer to pay for their shares and if the court finds that the action of the shareholders in failing to accept the offer was arbitrary, vexatious, or not in good faith.

                                   THE MERGER

         The following information relates to matters contained in the merger agreement. It describes the material aspects of the merger but is not a complete description of the merger agreement. The merger agreement is attached as Annex
A. You are urged to read the merger agreement carefully.

GENERAL

         Ladies Golf will be merged with and into a wholly-owned subsidiary of S2 Golf, S2 Golf Acquisition Corp., and Ladies Golf shareholders will become shareholders of S2 Golf. After the merger, the separate corporate existence of Ladies Golf will terminate. The merger is subject to the satisfaction of certain conditions, including approval of the shareholders of Ladies Golf and S2 Golf.

BACKGROUND OF THE MERGER

         In 1994, the President of S2 Golf brought Ladies Golf to the attention of the S2 Golf Board of Directors, which discussed the possibility of an acquisition but concluded that the market penetration of each company was not developed adequately to support the economies of scale that each company would seek in a business combination. Approximately four years ago, the S2 Golf Board authorized the company's Chairman to reopen discussion of a possible business combination with the President of Ladies Golf. Although these exploratory discussions halted when the two companies could not agree on a purchase price, the senior management of the two companies remained in communication with one another.

         In January 2000, following general consideration by the S2 Golf Board of Directors of the company's positioning for growth through acquisition, the Chairman of S2 Golf and the President of Ladies Golf met at the PGA Golf Show in Orlando, Florida, and again began to discuss a possible business combination. Such discussions continued through the spring, concurrently with discussions by the Chairman of S2 Golf with The Arnold Palmer Golf Company about a possible business combination with its NancyLopezGolf(TM) division, a manufacturer and distributor of women's golf clubs and other golf equipment.

         On June 6, 2000, the Board of Directors of S2 approved both a proposed acquisition of the assets of NancyLopezGolf(TM) division and the proposed merger with Ladies Golf. On June 8, 2000, S2 Golf and Ladies Golf signed a nonbinding letter of intent with respect to the proposed merger, and on June 19, 2000 S2 Golf and The Arnold Palmer Golf Company signed a nonbinding letter of intent with respect to S2 Golf's proposed acquisition of the assets of NancyLopezGolf(TM).

         On July 31, 2000, S2 Golf acquired from The Arnold Palmer Golf Company substantially all of the net assets of its NancyLopezGolf(TM) division.

S2 GOLF'S REASONS FOR THE MERGER; RECOMMENDATION OF THE S2 GOLF BOARD

         The Board of Directors and management of S2 Golf believe that the merger is fair and in the best interests of the S2 Golf shareholders. At its June 6 and September 19, 2000 meetings, the S2 Golf Board approved the merger proposal and its related transactions. We have set forth below all the material factors that the S2 Golf Board considered in reaching its decision to approve the merger proposal and to recommend that S2 Golf's shareholders vote to approve and adopt the merger agreement:

   - the consistency of the merger with S2 Golf's strategic plans and objectives, including the expansion of S2 Golf's presence in the women's golf equipment market;

   - the S2 Golf Board's familiarity with and review of its and Ladies Golf's businesses, financial condition, results of operations and prospects, including but not limited to the potential growth and profitability of both businesses;

   - the business, operations, financial condition, earnings, earnings projections and business prospects of Ladies Golf. In making its determination, the S2 Golf Board took each of these factors into account along with the results of S2 Golf's due diligence review of Ladies Golf's business. The S2 Golf Board considered each factor with no single factor predominantly influencing its decision;

   - the recognition of the complementary nature of the markets served, distribution resources and products offered by S2 Golf and Ladies Golf and the expectation that the merger would provide economies of scale, expanded product offerings, cost savings opportunities and enhanced opportunities for growth. The S2 Golf Board expects that these efficiencies, when added to the efficiencies expected from the company's acquisition of the assets of NancyLopezGolf(TM), should more than offset pro forma earnings per share dilution from the merger;

   - the similarity between S2 Golf's and Ladies Golf's philosophies and commitments to their respective employees, suppliers, creditors and customers, and the effect of the merger on those constituencies; and

   - the review by the S2 Golf Board with its legal and financial advisors of the provisions of the merger agreement.

         Because of the variety of factors considered in connection with its evaluation of the merger, the S2 Golf Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Individual members of the S2 Golf Board may have assigned different weights to different factors.

         THE S2 GOLF BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF S2 GOLF COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

LADIES GOLF'S REASONS FOR THE MERGER; RECOMMENDATION OF THE LADIES GOLF BOARD

     The Board of Directors and management of Ladies Golf believe that the merger is fair and in the best interests of the Ladies Golf shareholders. On September 22, 2000 the Board of Directors of Ladies Golf approved the merger proposal and its related transactions. The Ladies Golf Board considered the following material factors in reaching its decision to approve the merger proposal and to recommend that Ladies Golf's shareholders vote to approve and adopt the merger agreement:

   - the business prospects of S2 Golf and its ability to expand into the women's golf equipment market;

   - the opportunity for Ladies Golf to expand the Lady Fairway(TM) brand through S2 Golf's distribution channels, and achievement of cost savings by marketing through such channels;

   - the opportunity for S2 Golf and Ladies Golf to improve the size and quality of their respective sales forces, granting them the ability to better promote the Square Two(R), NancyLopezGolf(TM) and Lady Fairway(TM) brands;

   - the opportunity to expand S2 Golf's and Ladies Golf's presence in international markets;

   - the recognition of the complementary nature of the markets served, distribution resources and products offered by S2 Golf and Ladies Golf and the expectation that the merger would provide economies of scale, expanded product offerings, cost savings opportunities and enhanced opportunities for growth; and

   - the review by the Ladies Golf Board with its legal and financial advisors of the provisions of the merger agreement.

THE LADIES GOLF BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF LADIES GOLF COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

INTERESTS OF CERTAIN DIRECTORS AND OFFICERS IN THE MERGER; POTENTIAL CONFLICTS OF INTEREST

         Robert L. Ross, Chairman and a director of S2 Golf, and Richard M. Maurer, Secretary and a director of S2 Golf, are each officers, directors, and principal shareholders of Maurer Ross & Co., Incorporated, which is the general partner of MR & Associates, which is the managing general partner of Wesmar Partners, which is the registered and beneficial owner of approximately 63% of S2 Golf common stock prior to the merger.

         Mary Ann Jorgenson, a partner in Squire, Sanders & Dempsey L.L.P., counsel to S2 Golf, is also a director of S2 Golf.

         James E. Jones ("Mr. Jones"), a director of Ladies Golf, is the beneficial owner of 85% of Ladies Golf stock. Upon the consummation of the merger, Mr. Jones and the surviving corporation will enter into an employment agreement, and Mr. Jones will become a director and officer of S2 Golf.

         Brian Christopher, a director of Ladies Golf, is the beneficial owner of 15% of Ladies Golf stock.

COMPLETION AND EFFECTIVENESS OF THE MERGER

         The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval and adoption of the merger agreement and related transactions by the shareholders of S2 Golf. The merger will become effective upon the filing of articles of merger with the State of Florida and a certificate of merger with the State of New Jersey.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         The following discussion summarizes certain federal income tax considerations generally applicable to the Ladies Golf shareholders. The discussion below is based on United States federal income tax law, including the Internal Revenue Code of 1986, as amended, regulations, rulings, decisions and administrative practice all as in effect on the date of this proxy statement. Future legislation, regulations, administrative interpretations or court decisions could change the law either prospectively or retroactively and affect the federal income tax consequences of the merger to the Ladies Golf shareholders. In addition, the following discussion does not address the tax consequences of transactions occurring before or after the merger (regardless of whether such transactions are in connection with the merger). Furthermore, this discussion does not consider the potential effects of any state, local or foreign tax laws.

         Each of the Ladies Golf shareholders will recognize gain equal to the lesser of:

   - the principal amount of the promissory note that the shareholder receives in the merger; and

   -   the amount of gain the shareholder realizes on the exchange.

         The amount of gain that each Ladies Golf shareholder realizes on the exchange will equal the excess of:

   - the sum of the principal amount of the promissory note (less any unstated interest as determined under Sec.1274 of the Internal Revenue Code of 1986, as amended) and the value of the S2 Golf common stock that the shareholder receives in the exchange, over

   - the tax basis in the Ladies Golf common stock that the shareholder exchanges in the merger.

         Receipt by a Ladies Golf shareholder of the S2 Golf promissory note in the exchange may entitle the Ladies Golf shareholder to report any recognized gain from the exchange of stock on the installment method, provided that the shareholder does not use the accrual method of accounting for tax purposes. In addition, circumstances may require the imposition of an interest charge on the tax liability that is deferred through use of the installment method. A Ladies Golf shareholder who is not eligible to use the installment method generally will be obligated to report the entire amount of the recognized gain (calculated as described above) in the year of the exchange.

         Neither S2 Golf nor Ladies Golf has requested a ruling from the Internal Revenue Service with respect to any of the U.S. federal income tax consequences of the merger and, as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described above. HOLDERS OF LADIES GOLF COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THEIR ELIGIBILITY TO USE THE INSTALLMENT METHOD TO REPORT ANY RECOGNIZED GAIN AND THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME OR OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

ACCOUNTING TREATMENT

         We will account for the merger as a "purchase." This means that, for accounting and financial reporting purposes, we will treat our companies as one company beginning as of the date of the combination. Additionally, under this method of accounting, S2 Golf will record the fair market value of Ladies Golf's assets, less liabilities, on its financial statements. Because the purchase price is greater than the fair market value of Ladies Golf's net assets, S2 Golf will record an asset called "goodwill" of approximately $2,700,000. S2 Golf will write off this goodwill as an expense over the next 25 years, reducing net income during that period.

EXPENSES OF THE MERGER

         S2 Golf and Ladies Golf will each bear its respective expenses incurred in connection with the merger and the related transactions, including without limitation, all fees of its respective legal counsel, financial advisors and accountants. In effect, however, these expenses will be borne by the combined company. S2 Golf will also be responsible for all expenses incident to obtaining requisite regulatory approvals.

STOCK EXCHANGE LISTING

         S2 Golf intends to apply for listing of the S2 Golf common stock to be issued in connection with the merger on the Nasdaq Small Cap Market under the symbol "GOLF."

DIVIDENDS

         Ladies Golf shareholders are not entitled to receive any dividends or other distributions on S2 Golf common stock until the merger is completed and they have surrendered their Ladies Golf stock certificates in exchange for the S2 Golf stock certificates.

REGULATORY APPROVALS NEEDED TO COMPLETE THE MERGER

         We are not aware of any material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and compliance with applicable corporate and securities laws of New Jersey and Florida.

                              THE MERGER AGREEMENT

         The following is a description of certain material terms of the merger agreement. A complete copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

CONSIDERATION

         Upon the effective date of the merger, the Ladies Golf shareholders will receive an aggregate of 1,000,000 shares of S2 Golf common stock and a promissory note in the principal amount of $1,000,000. In addition, on the closing date S2 Golf will cause the complete satisfaction of the obligations of Ladies Golf under a bank line of credit and a loan extended to Ladies Golf by Katherine Dawn Jones. We anticipate that the aggregate principal amount of these obligations at the effective date of the merger will be approximately $585,000.

ADJUSTMENT TO MERGER CONSIDERATION

         The merger consideration given to the Ladies Golf shareholders may be reduced to the extent that certain accounts receivable of Ladies Golf remain uncollected more than six months after the merger or to the extent that certain inventory of Ladies Golf remains unsold for nine (9) months or is sold for less than its carrying value after the merger.

         Initial Report. Following the effective date of the merger, an accountant selected by the Ladies Golf shareholders will prepare an initial report (at S2 Golf's expense) that will set forth:

   - the carrying value of Ladies Golf's net accounts receivable as of the effective date; and

   - the quantity and carrying value of non-current inventory (which is inventory that is no longer in the Ladies Golf product line as of the effective date).

         Six Month Net Accounts Receivable Trial Balance. Six months after the completion of the merger, the accountant will prepare a subsequent report with respect to the accounts receivable first listed on the initial report. The subsequent report will list the dollar amount of the balance of the accounts receivable that were not collected in the six months following the effective date of the merger. The S2 Golf common stock issued in the merger will be reduced by one share for every two dollars included in such amount.

         Nine Month Inventory Trial Balance. Nine months after the completion of the merger, the accountant will prepare a subsequent report with respect to the non-current inventory listed in the initial report. The subsequent report will list an amount equal to (i) the carrying value of the non-current inventory remaining unsold nine months after the merger, plus (ii) the difference between the initial carrying value and the selling price of the non-current inventory that sold in the nine months after the merger for less than its initial carrying value. The S2 Golf common stock issued in the merger will be reduced by one share for every two dollars included in such amount.

         Escrow of Shares. As security for any adjustments to the amount of S2 Golf common stock to be given as merger consideration, the Ladies Golf shareholders have agreed to place in escrow share certificates representing 75,000 of the shares of S2 Golf common stock to be given as consideration for the merger.

CLOSING DATE AND EFFECTIVE TIME

         Unless the merger agreement is terminated and the transaction abandoned, the closing of the merger will take place at the Cleveland, Ohio offices of Squire, Sanders & Dempsey L.L.P. at 10:00 a.m., local time, on December 22, 2000. The parties to the merger agreement may agree to hold the closing at another date, time or place.

LADIES GOLF  REPRESENTATIONS AND WARRANTIES

         Representations and warranties of Ladies Golf include representations as to:

   - its corporate organization, valid existence, active status and qualification to do business;

   -   the absence of subsidiaries of Ladies Golf;

   -   its capitalization;

   - its authorization to enter into the merger agreement and related agreements;

   - the absence of conflict between the merger agreement and the underlying transactions and its articles of incorporation or by-laws, any other material agreements or any governmental order or law;

   - the governmental consents, approvals, and filings required for it to complete the merger and related transactions;

   - the necessary Ladies Golf shareholder vote required for approval of the merger agreement;

   -   its compliance with applicable laws;

   -   its financial statements;

   -   the absence of certain changes in its business since December 31, 1999;

   -   the absence of material litigation involving Ladies Golf;

   -   its material contracts;

   - its tax returns, other filings with taxing authorities, payment of taxes, and other tax issues;

   -   its employee benefit plans and its compliance with ERISA;

   -   its leasehold interest in properties that it leases;

   -   its insurance coverage; and

   - the absence of payments required to be made by it to brokers and agents on account of the merger.

S2 GOLF REPRESENTATIONS AND WARRANTIES

         Representations and warranties of S2 Golf and its subsidiary S2 Golf Acquisition Corp. include representations as to:

   - their corporate organization, valid existence, good standing and qualification to do business;

   -   S2 Golf's capitalization;

   - the authorization of S2 Golf and S2 Golf Acquisition Corp. to enter into the merger agreement and related agreements;

   - the absence of conflict between the merger agreement and the underlying transactions and the certificate of incorporation or bylaws and with any other material agreements of S2 Golf and S2 Golf Acquisition Corp. or with any governmental order or law;

   - the governmental consents, approvals, and filings required for S2 Golf or S2 Golf Acquisition Corp. to complete the merger and related transactions;

   -   S2 Golf's filings and reports with the Securities and Exchange
       Commission;

   - the absence of certain changes in S2 Golf's business since March 31, 2000 or as disclosed in the merger agreement;

   -   S2 Golf common stock to be issued in the merger;

   -   the absence of material litigation involving S2 Golf; and

   - the absence of payments required to be made by S2 Golf to brokers and agents on account of the merger.

CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

         Ladies Golf has agreed that, until the earlier of the completion of the merger or termination of the merger agreement or unless S2 Golf consents in writing, it will carry on its business in the ordinary course in substantially the same manner as it has prior to the signing of the merger agreement, and use its reasonable efforts consistent with past practices and policies:

   -   to preserve intact its current business organizations;

   -   to keep available the services of its current officers and key employees;
       and

   - to preserve its relationships with desirable customers and others having business dealings with it.

         Ladies Golf has also agreed that, unless S2 Golf consents in writing, it will conduct its business in compliance with certain specific restrictions contained in the merger agreement relating to its ability to do the following:

   - declare, set aside or pay any dividends or make other distributions in respect of its capital stock;

   - split, combine or reclassify any of its capital stock or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

   - purchase, redeem, acquire or amend any shares of capital stock or other securities thereof or any rights, warrants or options to acquire any such shares, interests or other securities;

   - issue, deliver, sell, pledge, encumber or amend any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, those shares, interests, voting securities or convertible securities;

   -   amend its articles of incorporation or bylaws;

   - acquire or agree to acquire by merger, consolidation, purchase of assets, or by any other manner any business organization or division that would be material to Ladies Golf;

   - sell, lease, license, mortgage, encumber, or dispose of a material amount of its property or assets, except in the ordinary course of business consistent with past practice;

   - incur any indebtedness, issue or sell any debt securities, or guarantee any debt securities of another person;

   - pay, discharge, settle, or satisfy any claims, liabilities and obligations other than in the ordinary course of business;

   - adopt, terminate or amend any plan or other arrangement for the benefit or welfare of any current or former director, officer or employee, except as required to comply with applicable law or in the ordinary course of business and not resulting in material liability;

   - modify, amend or terminate any material contracts and agreements other than in the ordinary course of business or as contemplated by the merger agreement;

   - waive, release or assign any material rights or claims under a contract other than in the ordinary course of business;

   - make or amend any federal, state, or local tax election, agree to waive or extend any statute of limitations, or resolve or agree to resolve any audit or proceeding relating to taxes;

   - conduct its business in a manner or take, or cause to be taken, any other action that would prevent or materially delay consummation of the transactions contemplated in the merger agreement; or

   - authorize any of, or commit or agree to take any of, the actions listed above.

BOARD REPRESENTATION AND EMPLOYMENT

         S2 Golf has agreed to appoint, or cause the election of, Mr. Jones to the S2 Golf Board of Directors upon the consummation of the merger, effective as of January 1, 2001, and S2 Golf and S2 Golf Acquisition Corp. have agreed to employ Mr. Jones as Vice President of Marketing of S2 Golf and as President of S2 Acquisition Corp. upon the consummation of the merger.

CONDITIONS TO COMPLETION OF THE MERGER

         The obligations of our companies to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of a number of conditions.

         Conditions to Obligations of Each Party. The obligations of all the parties to the merger agreement are subject to the satisfaction or waiver of the following conditions:

   -   The S2 Golf shareholders shall have approved the merger agreement;

   - There shall be no statute, rule, regulation, decree, preliminary or permanent injunction, temporary restraining order or other legal restraint blocking the merger or government proceedings trying to block the merger;

   - S2 Golf and S2 Golf Acquisition Corp. shall have entered into an employment agreement with Mr. Jones.

         Conditions to Obligations of S2 Golf and S2 Golf Acquisition Corp. The obligation of S2 Golf and S2 Golf Acquisition Corp. to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of a number of conditions, including the following:

   - The representations and warranties of Ladies Golf contained in the merger agreement shall be true and correct in all material respects at and as of the effective date of the merger, except for changes permitted or contemplated by the merger agreement or where made expressly as of a specified date, in which case they shall be true as of such date;

   - Ladies Golf shall have performed its obligations under the merger agreement in all material respects;

   - The registration statement relating to the issuance of S2 Golf common stock in the merger shall be effective;

   - All necessary approvals or authorizations of any federal, state, municipal, foreign or other governmental authority in connection with the merger shall have been obtained;

   - Each of the shareholders of Ladies Golf shall have entered into a noncompetition agreement with S2 Golf and S2 Golf Acquisition Corp.;

   - Ladies Golf shall have provided to S2 Golf a warranty as to the usability and merchantability of the inventory of Ladies Golf; and

   - Ladies Golf shall have provided to S2 Golf, to the reasonable satisfaction of S2 Golf and its counsel, any consents necessary for the assumption of certain contracts.

         Conditions to Obligations of Ladies Golf. The obligation of Ladies Golf to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following conditions:

   - The representations and warranties of S2 Golf and S2 Golf Acquisition Corp. contained in the merger agreement shall be true and correct in all material respects at and as of the effective date of the merger, except for changes permitted or contemplated by the merger agreement or where made expressly as of a specified date, in which case they shall be true as of such date;

   - S2 Golf and S2 Golf Acquisition Corp. shall have performed their obligations under the merger agreement in all material respects;

   - The registration statement relating to the issuance of S2 Golf common stock in the merger shall be effective;

   - The Nasdaq Small Cap Market shall have accepted for filing the notification form for the listing of the S2 Golf common stock to be issued in connection with the merger;

   - S2 Golf shall have taken or caused to be taken all action necessary to elect Mr. Jones to the S2 Golf board of directors, effective as of January 1, 2001;

   - S2 Golf shall have delivered to Ladies Golf a resale certificate for inventory of Ladies Golf; and

   - S2 Golf Acquisition Corp. shall have obtained a Florida Dealer's Certificate of Registration.

AMENDMENT

         Prior to the completion of the merger, any provision of the merger agreement may be waived, amended or modified by the written agreement of S2 Golf and Ladies Golf. However, after the approval of the merger agreement by the Ladies Golf shareholders, no amendment or modification may be made that would reduce the consideration to be received by the Ladies Golf shareholders under the terms of the merger agreement.

TERMINATION AND TERMINATION FEES

         We can agree at any time to terminate the agreement without completing the merger, even if the shareholders of both our companies have approved it. Also, the merger agreement can be terminated:

   - by S2 Golf and S2 Golf Acquisition Corp., if any of the conditions to their obligations under the merger agreement cannot be fulfilled (other than as a result of a breach of the merger agreement by S2 Golf or S2 Golf Acquisition Corp.);

   - by Ladies Golf, if any of the conditions to its obligations under the merger agreement cannot be fulfilled (other than as a result of a breach of the merger agreement by Ladies Golf);

   - by either Ladies Golf or S2 Golf and S2 Golf Acquisition Corp., if we do not complete the merger on or before the 120th day following the mailing of this proxy statement/prospectus, unless the failure to complete the merger by that time is due to the willful and material breach of the merger agreement by the party seeking to terminate; or

   - by Ladies Golf if we do not complete the merger on or before December 31, 2000.

         If the merger is not completed, we will each pay our own fees and expenses.

         Upon termination, the merger agreement shall become void and have no effect, without further action by any party, other than certain provisions regarding confidentiality of information and indemnification. No party will be released from any liability for any willful and material breach by it of the terms and provisions of the merger agreement.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth information regarding the beneficial ownership of S2 Golf common stock as of October 23, 2000, and as adjusted to reflect the sale of the common shares offered by this joint prospectus/proxy statement by (i) each person known by S2 Golf to own more than 5% of S2 Golf's common shares, (ii) each director, (iii) each executive officer, and (iv) all directors and executive officers as a group, calculated in accordance with Rule 13d-3 under the Exchange Act. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to the shares shown as beneficially owned by them.


                                             SHARES BENEFICIALLY                             SHARES BENEFICIALLY
                                                OWNED BEFORE                                   OWNED AFTER
                                                THE OFFERING (1)                               THE OFFERING (1)
                                                ----------------                               ----------------
                                                                         SHARES
                                                        PERCENT           BEING                         PERCENT
NAME AND ADDRESS                         NUMBER         OF CLASS         OFFERED         NUMBER         OF CLASS
----------------                         ------         --------         -------         ------         --------

Richard M. Maurer (2)                      1,491,896        65.2%           - 0 -          1,491,896      45.4%
Three Gateway Center
Pittsburgh, PA 15222

Robert L. Ross (3)                         1,473,596        64.4%           - 0 -          1,473,596      44.8%
Three Gateway Center
Pittsburgh, PA 15222

Wesmar Partners (4)                        1,399,096        63.0%           - 0 -          1,399,096      43.4%
MR & Associates
Maurer, Ross & Co., Incorporated
Three Gateway Center
Pittsburgh, PA 15222

L. R. Jeffrey (5)                            250,000        10.1%           - 0 -            250,000       7.2%
50 Gloucester Road
Summit, NJ 07901

Randy A. Hamill (6)                           71,142         3.1%           - 0 -             71,142       2.2%
18 Gloria Lane
Fairfield, NJ 07004

Douglas A. Buffington                         67,375         3.0%           - 0 -             67,375       2.1%
18 Gloria Lane
Fairfield, NJ 07004

Frederick B. Ziesenheim                       11,419         *              - 0 -             11,419       *
700 Koppers Building


436 7th Avenue
Pittsburgh, PA 15219-1818

Mary Ann Jorgenson                            10,936         *              - 0 -             10,936       *
4900 Key Tower
127 Public Square
Cleveland, OH 44114-1304

James E. Jones                                   - 0 -       *             775,000           775,000      24.1%
3803 Corporex Park Drive, Suite 400
Tampa, FL 33619

Brian Christopher                                - 0 -       *             225,000           225,000       7.0%
3803 Corporex Park Drive, Suite 400
Tampa, FL 33619

All directors and executive
officers as a group (6 persons)(7)         1,727,268        69.8%          775,000         2,502,268      72.0%

-----------------------------

*        Less than 1%

(1) The numbers shown include shares covered by options that are currently exercisable as of October 23, 2000. The numbers and percentages of shares owned assume that such outstanding options had been exercised as follows: L. R. Jeffrey, Jr. - 250,000, Richard M. Maurer - 67,500, Robert L. Ross - 67,500, Douglas A. Buffington - 65,375, Randy A. Hamill - 54,892 and all directors and executive officers as a group - 255,267.

(2) Includes 25,300 shares which are held directly by three trusts of which Mr. Maurer is co-trustee and with respect to which he shares voting and investment power and 1,399,096 shares owned directly by Wesmar Partners with respect to which he shares voting and investment power and 67,500 shares underlying the options held directly by Mr. Maurer. Mr. Maurer is an officer, director and principal shareholder of Maurer Ross & Co., Incorporated, which is the general partner of MR & Associates, which is the managing general partner of Wesmar Partners.

(3) Includes 1,399,096 shares owned directly by Wesmar Partners and 67,500 options underlying the options held by Mr. Ross. Mr. Ross is an officer, director and principal shareholder of Maurer Ross & Co., Incorporated, which is the general partner of MR & Associates, which is the managing general partner of Wesmar Partners.

(4) Wesmar Partners is a Delaware limited partnership whose partners are Landmark Equity Partners III, L. P., a Delaware limited partnership, and MR & Associates, a Pennsylvania limited partnership. MR & Associates is the managing general partner of Wesmar Partners. Messrs. Maurer and Ross are officers, directors and principal shareholders of Maurer Ross & Co., Incorporated, a Pennsylvania corporation, which is the general partner of MR & Associates.

(5) Does not include 730 shares owned by various members of Mr. Jeffrey's family with respect to which shares he disclaims any beneficial ownership.

(6) Does include 2,000 shares owned directly by Mr. Hamill's spouse. Does not include shares owned by various members of Mr. Hamill's family with respect to which shares Mr. Hamill disclaims any beneficial ownership.

(7) Does not include shares owned by various members of one officer's family with respect to which shares the officer disclaims any beneficial ownership. Includes 1,399,096 shares owned directly by Wesmar Partners (See Notes 2, 3 and 4 above). Assumes the appointment of James E. Jones to the S2 Golf board of directors.

                      DESCRIPTION OF S2 GOLF CAPITAL STOCK

         The following is a summary of the material terms of the S2 Golf capital stock. If you would like to review copies of the S2 Golf certificate of incorporation and bylaws, these documents are on file with the Securities and Exchange Commission. For further information on the rights of holders of S2 Golf common stock, see "Material Differences in the Rights of Shareholders."

         S2 Golf has a total of 12,000,000 authorized shares of common stock, $.01 par value, of which 2,221,055 shares are issued and outstanding. Each outstanding share of S2 Golf common stock is duly authorized, validly issued, fully paid and nonassessable. The holders of S2 Golf common stock have one vote per share on each matter on which shareholders are entitled to vote. Directors are elected for one year terms. On liquidation or dissolution of S2 Golf, the holders of S2 Golf common stock are entitled to share ratably in the assets that remain after creditors have been paid.

         The S2 Golf Board determines whether to declare dividends and the amount of any dividends declared. Such determinations by the S2 Golf Board take into account S2 Golf's financial condition, results of operations and other relevant factors. Historically, the S2 Golf Board has not declared dividends, and S2 Golf anticipates that for the foreseeable future, profits will be reinvested in the company.

         Continental Stock Transfer and Trust Company is the transfer agent and registrar for S2 Golf common stock.

                    DESCRIPTION OF LADIES GOLF CAPITAL STOCK

         The following is a summary of the material terms of the Ladies Golf capital stock. If you would like to review copies of the Ladies Golf articles of incorporation and by-laws, these documents are on file with the company at its offices at 3803 Corporex Park Drive, Suite 400, Tampa, Florida 33619. For further information on the rights of holders of Ladies Golf common stock, see "Material Differences in the Rights of Shareholders."

         Ladies Golf's authorized capital stock consists of 1,000 shares of common stock having a par value of $1.00 per share. There are 1,000 shares of Ladies Golf common stock issued and outstanding. All holders of Ladies Golf common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Holders of Ladies Golf common stock are entitled to dividends when, as and if declared by the Ladies Golf Board of Directors from funds legally available for such dividends and are entitled, upon liquidation, to share ratably in all assets remaining after payment of liabilities.

               MATERIAL DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS

INTRODUCTION

         Upon completion of the merger, the shareholders of Ladies Golf, a Florida corporation, will become shareholders of S2 Golf, a New Jersey corporation, and New Jersey law, the S2 Golf restated certificate of incorporation and the S2 Golf bylaws will govern the rights of these new S2 Golf shareholders. The following is a summary of certain similarities and material differences between the rights of S2 Golf shareholders and Ladies Golf shareholders. These differences arise from differences between various provisions of New Jersey and Florida law, as well as differences between the S2 Golf certificate of incorporation and bylaws and the Ladies Golf articles of incorporation and bylaws. Although it is impractical to compare all of the aspects in which New Jersey and Florida law and the companies' charter documents differ with respect to shareholders' rights, the following discussion summarizes the material significant differences between them. We encourage you to read the relevant provisions of New Jersey and Florida law, the S2 Golf certificate of incorporation and bylaws and the Ladies Golf articles of incorporation and bylaws.

NUMBER OF DIRECTORS

         S2 Golf. S2 Golf's bylaws provide for a minimum of one and a maximum of nine directors that must or may serve on the S2 Golf Board. The number of directors serving on the S2 Golf Board is currently set at seven (7).

         Ladies Golf. The Ladies Golf articles of incorporation provide for a minimum of one and a maximum of six directors that must or may serve on the Ladies Golf Board. The number of directors is determined by the directors or the shareholders. The number of directors serving on the Ladies Golf Board is currently set at two (2).

ELECTION OF THE BOARD OF DIRECTORS

         S2 Golf and Ladies Golf. Under New Jersey law and in accordance with the S2 Golf bylaws, and under Florida Law and in accordance with the Ladies Golf bylaws, directors may be elected by a plurality of votes cast at a meeting of shareholders, at which a quorum is present, by the holders of shares entitled to vote in the election.

REMOVAL OF DIRECTORS

         S2 Golf. Under New Jersey law and in accordance with the S2 Golf restated certificate of incorporation, any director may be removed at any time, with or without cause, by, and only by, a majority of the votes cast by the holders of record of S2 Golf common stock voting at a meeting of such shareholders called for that purpose.

         Ladies Golf. The Ladies Golf bylaws provide that any or all of the directors of Ladies Golf may be removed at any time, with or without cause, by the holders of a majority of the outstanding shares of Ladies Golf entitled to vote generally in the election of directors.

VACANCIES ON THE BOARD OF DIRECTORS

         S2 Golf. The S2 Golf bylaws provide that any vacancy in the S2 Golf Board may be filled by a majority of the remaining directors or by the shareholders at a shareholders' meeting called for such purpose.

         Ladies Golf. Pursuant to Florida law and the Ladies Golf bylaws, vacancies on the Ladies Golf Board and newly created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of the remaining directors or by the vote of the holders of a majority of the Ladies Golf common stock.

SPECIAL MEETINGS OF THE SHAREHOLDERS

         S2 Golf. New Jersey law, together with the S2 Golf bylaws, permits special meetings of shareholders to be called by the president, the chief executive officer, the chairman of the board of directors, the board of directors or the holders of a majority of the common stock of S2 Golf. New Jersey law also provides that upon application of the holder or holders of not less than 10% of all the shares entitled to vote at a meeting, a court, in an action in which the court may proceed in a summary manner, for good cause shown, may order a special meeting of the shareholders to be called.

         Ladies Golf. Florida law, together with the Ladies Golf bylaws, permits special meetings of shareholders to be called by the chairman of the board of directors, the president, the board of directors, or upon the written request of not less than 10% of all the shares entitled to vote at a meeting.

ANNUAL MEETING OF SHAREHOLDERS

         S2 Golf. The date and time of each annual meeting of the S2 Golf shareholders shall be designated by the S2 Golf Board.

         Ladies Golf. Unless otherwise designated by the Ladies Golf Board, annual meetings of the Ladies Golf shareholders are to be held at 10:00 a.m. on the second Tuesday in April of each fiscal year.

SHAREHOLDER ACTION WITHOUT A MEETING

         S2 Golf. New Jersey law generally provides that any shareholder action required or permitted to be taken by shareholder vote, other than the election of directors, can be taken without a meeting by the written consent of shareholders who would have been entitled to cast the minimum number of votes which would be necessary to authorize the action at a meeting at which all shareholders entitled to vote were present and voting. Under New Jersey law, the election of directors by the shareholders, if not conducted at a shareholders' meeting, may only be effected by unanimous written consent.

         Under New Jersey law, a shareholder vote on a plan of merger or consolidation or sale or disposition of all or substantially all of the assets, if not conducted at a shareholders' meeting, may only be effected by either (a) unanimous written consent of all shareholders, or (b) written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize the action at a meeting, with advance notice to all other shareholders.

         Ladies Golf. Under Florida Law and the Ladies Golf bylaws, any action that is required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if one or more consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted.

SHAREHOLDER INSPECTION RIGHTS; SHAREHOLDER LIST

         S2 Golf. New Jersey law and the S2 Golf bylaws provide that a shareholder who has been a shareholder for at least six months or who holds, or is authorized in writing by holders of, at least 5% of the outstanding shares of any class or series of stock of S2 Golf upon at least 5 days' written demand has the right for any proper purpose to inspect in person or by agent or attorney the minutes of the proceedings of S2 Golf's shareholders and S2 Golf's record of shareholders. Irrespective of the period such shareholder has held his or her stock or the amount of stock such shareholder holds, a court is empowered, upon proof of proper purpose, to compel production for examination by the shareholder of the books and records of account, minutes and record of shareholders of S2 Golf. New Jersey law also provides that a list of shareholders be available for inspection by any shareholder during a meeting of shareholders.

         Ladies Golf. Pursuant to Florida law, Ladies Golf is required to prepare an alphabetical list of the names of its shareholders who are entitled to notice of a shareholders' meeting, arranged by voting group with the address of, and the number and class and series, if any, of shares held by each. Ladies Golf generally must make the shareholders' list available for inspection by any shareholder for a period of 10 days prior to the meeting and continuing through the meeting.

AMENDMENT TO CHARTER DOCUMENTS

         S2 Golf. Pursuant to New Jersey law, a proposed amendment to the S2 Golf certificate of incorporation generally requires approval by the board of directors and an affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon.

         Ladies Golf. Pursuant to Florida law, some amendments to the Ladies Golf articles of incorporation expressly permitted by Florida Law may be made by the board of directors without shareholder approval. All other amendments to the articles of incorporation must be recommended by the board of directors to the shareholders and approved by holders of a majority of the shares entitled to vote on the amendment.

AMENDMENT TO BYLAWS

         S2 Golf and Ladies Golf. The S2 Golf bylaws may be amended or repealed by the S2 Golf Board or the S2 Golf shareholders, and the Ladies Golf bylaws may be amended or repealed by the Ladies Golf Board or the Ladies Golf shareholders.

MERGER OR BUSINESS COMBINATIONS

         S2 Golf. New Jersey law requires approval of mergers, consolidations and dispositions of all or substantially all of a corporation's assets (other than so-called parent-subsidiary mergers) by the board of directors and by the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon. New Jersey law does not require shareholder approval for control share acquisitions and does not require shareholder approval for a merger if the corporation is the surviving entity and (i) the corporation's certificate of incorporation is not amended in connection with the merger, (ii) the shareholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and rights, immediately after the merger, and (iii) the number of voting or participation shares outstanding immediately after the merger, plus the number of voting or participation shares issuable on conversion of other securities or on exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 40% the total number of voting or participation shares of the surviving corporation outstanding immediately before the merger.

         Ladies Golf. Florida law provides that a vote of the board of directors and a majority of the shares of each class of Ladies Golf stock outstanding and entitled to vote is required to authorize a merger or consolidation involving Ladies Golf or the sale, lease or exchange of all or substantially all of the property and assets of Ladies Golf, unless the articles of incorporation require a greater vote. The Ladies Golf articles of incorporation do not require a greater vote.

MERGERS WITH SUBSIDIARIES

         S2 Golf. Under New Jersey law, a parent corporation may merge with its domestic subsidiary without shareholder approval if the parent corporation owns at least 90% of the outstanding shares of each class of capital stock of its subsidiary.

         Ladies Golf. Under Florida law, a parent corporation may merge with its subsidiary without shareholder approval if the parent corporation owns at least 80% of the outstanding shares of each class of capital stock of its subsidiary.

PROVISIONS AFFECTING CONTROL SHARE ACQUISITIONS AND BUSINESS COMBINATIONS

         S2 Golf. New Jersey law provides generally that no public corporation organized under the laws of New Jersey with its principal executive offices or significant operations located in New Jersey may engage in any business combination with any "interested stockholder" (generally, a 10% or greater shareholder) of the corporation for a period of five years following such interested stockholder's stock acquisition, unless the business combination is approved by the board of directors of the corporation prior to the stock acquisition.

         Ladies Golf. Florida law has provisions, informally known as the "Affiliated Transaction Statute" and the "Control-Share Acquisition Statute," that are intended to deter hostile takeovers of Florida-based corporations.

         In general, the Affiliated Transaction Statute requires that, subject to limited exceptions, any "affiliated transaction" between a corporation with more than 300 shareholders and a person who is a beneficial owner of more than 10% of the corporation's outstanding shares (or an affiliate or associate of that person) must be approved by a majority of the "disinterested directors" of the corporation or the holders of two-thirds of the voting shares of the corporation (excluding shares beneficially owned by the more than 10% shareowner or his affiliate/associate). Absent such approval or an exception, the statute requires that a "fair price" be paid to shareholders in an affiliated transaction. The Affiliated Transaction Statute does not apply to transactions involving Ladies Golf because Ladies Golf currently has fewer than 300 shareholders.

         Under the Control-Share Acquisition Statute, absent an applicable exemption, "control shares" of an "issuing public corporation" (generally, a corporation which has more than 100 shareholders, a certain percentage of whom are Florida residents) that are acquired in a "control-share acquisition" will retain their voting rights only to the extent granted by a resolution that is approved by a majority of each class of voting securities of the issuing public corporation. "Control shares" are shares of an issuing corporation owned by a person that, immediately after acquisition of the shares, would entitle the person to exercise directly or indirectly in the election of directors of the corporation, voting power within any of the following ranges: (A) 20% or more but less than 33% of all voting power of the corporation's voting securities,
(B) 33% or more but less than a majority of all voting power of the corporation's voting securities or (C) a majority or more of all the voting power of the corporation's voting securities. A "control share acquisition" is a direct or indirect acquisition by a person of ownership of, or the power to direct the exercise of voting power with respect to, "control shares." If so authorized in its bylaws or articles of incorporation, an issuing public corporation may redeem control shares for fair value in certain circumstances. Furthermore, unless otherwise provided in a corporation's bylaws or articles of incorporation before a control-share acquisition occurs, all the shareholders of the issuing public corporation will have dissenters' rights, if control shares representing a majority or more of all voting power in the election of directors of the corporation are acquired in the transaction and accorded full voting rights. A number of transactions are exempted from the Control Share Acquisition Statute. The Control-Share Acquisition Statute will not apply to the merger because Ladies Golf is not an issuing public corporation.

DISSENTERS' RIGHTS

         S2 Golf. Under New Jersey law, a shareholder of a New Jersey corporation has the right to dissent from, and obtain payment of the fair value of his shares in the event of, (1) a merger or consolidation to which the corporation is a party or (2) a sale or exchange of all or substantially all of the corporation's property other than in the usual and regular course of business. However, unless the corporation's articles of incorporation provide otherwise (and S2 Golf's restated certificate of incorporation does not), a shareholder does not have such dissenters' rights if the shares held by the shareholder are listed on a national securities exchange or held of record by 1,000 holders or more, or, generally, in any transaction in connection with which the shareholders of the corporation will receive only (a) cash,
(b) securities that, upon consummation of the transaction, will be listed on a national securities exchange or be held of record by not less than 1,000 olders, or (c) cash and such securities.

         Ladies Golf. Under Florida law, a shareholder, with certain exceptions, has the right to dissent from, and obtain payment of the fair value of his shares in the event of (1) a merger or consolidation to which the corporation is a party, (2) a sale or exchange of all or substantially all of the corporation's property other than in the usual and regular course of business, (3) the approval of a control share acquisition, (4) a statutory share exchange to which the corporation is a party as the corporation whose shares will be acquired, (5) an amendment to the articles of incorporation if the shareholder is entitled to vote on the amendment and the amendment would adversely affect the shareholder, and (6) any corporate action taken to the extent that the articles of incorporation provide for dissenters' rights with respect to such action. However, unless the corporation's articles of incorporation provide otherwise (and Ladies Golf's articles of incorporation do not), a shareholder does not have dissenters' rights with respect to a plan of merger, share exchange or proposed sale or exchange of property if the shares held by the shareholder are either registered on a national securities exchange or held of record by 2,000 or more shareholders.

               UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                              FINANCIAL STATEMENTS

         The following unaudited pro forma condensed combined financial statements reflect the historical financial statements of S2 Golf adjusted (i) to give effect to S2 Golf's acquisition on July 31, 2000 of substantially all the assets of the NancyLopezGolf(TM) division of The Arnold Palmer Golf Company (the "NL Acquisition"), as if the NL Acquisition had occurred as of June 30, 2000, and (ii) to give effect to the NL Acquisition and the merger together as if both had occurred as of June 30, 2000. Pro forma share amounts are based on the conversion rate of 1,000 shares of S2 Golf common stock for each Ladies Golf common share in this merger. Pro forma statement of operations data gives effect to the transactions as if they had occurred on January 1, 1999.

         You should read the unaudited pro forma condensed combined financial statements together with the historical financial statements, including the respective notes, of S2 Golf and Ladies Golf. Pro forma financial statements are presented for informational purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the merger been consummated as of the beginning of the earliest period indicated, nor are they necessarily indicative of future results of operations or combined financial position.


                                                       S2 GOLF INC.
                                 UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                                                      JUNE 30, 2000


                                     S2 Golf       Nancy Lopez       Nancy Lopez     Ladies Golf
                                    06/30/2000        Golf              Golf         06/30/2000      Ladies Golf
                                    (unaudited)     07/31/2000      Adjustments(A)   (unaudited)      Adjustments (B)  Total
                                    -----------     ----------      --------------   -----------      ---------------  -----
ASSETS

Current Assets

Cash                                      $150                                         $     -                            $150
Accounts Receivable - Net            3,433,751       1,139,988           79,835        710,816                       5,364,390

Inventories                          2,886,917         836,383          150,043        427,999         160,000       4,461,342
Prepaid Expenses                        41,759          16,667           33,333              -                          91,759
Deferred Income Taxes                  202,000                                                                         202,000
                                 ---------------------------------------------------------------------------------------------
          Total Current Assets       6,564,577       1,993,038          263,211      1,138,815         160,000     10,119,641

Plant and Equipment  - Net             129,969         303,551        (273,595)         42,694                        202,619
Non-Current Deferred Income Taxes       59,500                                                                         59,500
Goodwill                                                              1,983,518                      2,737,144      4,720,662
Other Assets                           129,279                                          25,871                        155,150
                                 ---------------------------------------------------------------------------------------------

      Total Assets                 $ 6,883,325      $2,296,589       $1,973,134     $1,207,380      $2,897,144    $15,257,572
                                 =============================================================================================


LIABILITIES AND SHAREHOLDERS'
EQUITY

Current Liabilities

Short-term Borrowings                 $811,331                       $3,259,405       $443,645         140,000     $4,654,381
Note Payable - Current                                                  300,000        140,000        (140,000)       300,000
Accounts Payable                       664,876          65,834                         115,832                        846,542
Accrued Expenses                       628,131          44,484                          71,040                        743,655
Deferred Income Taxes                                                                                   64,000         64,000
Other Current Liabilities               72,000                                          20,007                         92,007
                                 ---------------------------------------------------------------------------------------------
      Total Current Liabilities      2,176,338         110,318        3,559,405        790,524          64,000      6,700,585

Note Payable - Long-Term                                                600,000                      1,000,000      1,600,000
Non-Current Liabilities                 44,177                                                                         44,177
                                 ---------------------------------------------------------------------------------------------

      Total Liabilities              2,220,515         110,318        4,159,405        790,524       1,064,000      8,344,762
                                 ---------------------------------------------------------------------------------------------

Shareholders' Equity
Common Stock                            22,201                                           1,000           9,000         32,201
Additional Paid in Capital           4,042,787                                         767,971       1,472,029      6,282,787
Retained Earnings/(Deficit)            597,822       2,186,271       (2,186,271)      (352,115)        352,115        597,822
                                 ---------------------------------------------------------------------------------------------

      Total Shareholders' Equity     4,662,810       2,186,271       (2,186,271)       416,856       1,833,144      6,912,810
                                 ---------------------------------------------------------------------------------------------
      Total Liabilities and
      Shareholders' Equity          $6,883,325      $2,296,589       $1,973,134     $1,207,380      $2,897,144    $15,257,572
                                 =============================================================================================


                 See accompanying notes to unaudited pro forma consolidated condensed financial statements.

             NOTES TO PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

A.       NANCY LOPEZ GOLF

On July 31, 2000, S2 Golf Inc. (the "Registrant") acquired from The Arnold Palmer Golf Company (the "Company") substantially all of the net assets of its Nancy Lopez Golf division, for a cash purchase price of $4,633,333 (the "Purchase Price"). The Purchase Price was a function of projected sales volume plus an amount for PGA show booth space, with post-closing adjustments to be based on (i) changes in the net asset value between April 29, 2000 and the closing date and (ii) realization on accounts receivable in the first six months after the closing. On the closing date the Registrant paid $3,000,000 of the Purchase Price to the Company, using the principal amount of a $900,000 term loan extended to the Registrant by PNC Bank (the "Bank") together with funds available under the Registrant's existing revolving line of credit with the Bank. On August 10, the Registrant, using funds available to it under an amendment to its existing revolving line of credit with the Bank, deposited $150,000 of the Purchase Price into escrow pending the final determination of the purchase price adjustment and paid to the Company $976,072, representing the remaining balance of the Purchase Price adjusted pursuant to a mutual agreement of the parties in anticipation of the first post-closing purchase price adjustment. Total Purchase Price proceeds paid through the Registrant's existing revolving line of credit amounted to $3,259,405.

Calculation of Acquisition Cost:

       Purchase Price before adjustment                          $4,633,333

       Less adjustment for change in net asset value               (473,928)
                                                                 ----------
       Purchase price at closing, July 31, 2000                  $4,159,405

       Less Net Assets Acquired                                  (2,175,887)
                                                                 ----------

       Excess cost over fair value                               $1,983,518
                                                                 ==========

Allocation of purchase price:
       Accounts Receivable                                       $1,219,823
       Inventory                                                    986,426
       Prepaid Expenses                                              50,000
       Property, plant and equipment                                 29,956
       Accounts Payable                                             (65,834)
       Accrued Liabilities                                          (44,484)
       Goodwill                                                   1,983,518
                                                                 ----------
                                                                 $4,159,405
                                                                 ==========

B.       LADIES GOLF EQUIPMENT COMPANY, INC.

On June 8, 2000, the Registrant and Ladies Golf Equipment Company, Inc. (the "Seller") signed a nonbinding letter of intent whereby the Registrant would purchase 100% of the outstanding stock of the Seller. On the closing date, the Registrant will issue a $1,000,000 note payable to the Seller's shareholders maturing on December 31, 2001, and issue 1,000,000 shares of the Registrant's common stock to the Seller's shareholders. Additionally, the Registrant will pay off the outstanding credit facility of the Seller ($443,645 at June 30, 2000) and an outstanding note of $140,000, using funds available to it under its existing revolving line of credit in the amount of $583,645.

Calculation of Acquisition Cost:

       Purchase Price                                       $3,833,645

       Less:
       Ladies Golf equity                                    1,000,501
       Step-up of Inventory                                    160,000
       Deferred Income Tax                                     (64,000)
                                                            ----------
       Excess cost over fair value                          $2,737,144
                                                            ==========

Allocation of purchase price:

       Accounts Receivable                                     710,816
       Inventory                                               587,999
       Property, plant and equipment                            42,694
       Other Current Assets                                     25,871
       Goodwill                                              2,737,144
       Accounts Payable                                       (115,832)
       Accrued Expenses                                        (71,040)
       Deferred Income Tax                                     (64,000)
       Other Current Liabilities                               (20,007)
                                                            ----------
                                                            $3,833,645
                                                            ==========


                                                       S2 GOLF INC.
                            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                                            FOR SIX MONTHS ENDED JUNE 30, 2000

                                             Nancy Lopez
                                 S2 Golf          Golf      Nancy Lopez   Ladies Golf
                               06/30/2000     06/30/2000       Golf       06/30/2000     Ladies Golf
                               (unaudited)    (unaudited)   Adjustments   (unaudited)     Adjustments     Total
                               -----------    -----------   -----------   -----------     -----------     -----

Net Sales                      $6,792,046     $3,153,000                   $2,103,491                   $12,048,537

Cost of Goods Sold              4,386,886      1,716,000                    1,316,579                     7,419,465
                           --------------------------------------------   ---------------------------   -----------

Gross Profit                    2,405,160      1,437,000-                     786,912       -             4,629,072
                           --------------------------------------------   ---------------------------   -----------

Operating Expenses:

   Selling                        994,189        865,000                      401,137                     2,260,326

   General & Administrative       682,016        446,000       99,176B        106,171         54,743B     1,388,106
                           --------------------------------------------   ---------------------------   -----------

Total Operating Expenses        1,676,205      1,311,000       99,176         507,308         54,743      3,648,432
                           --------------------------------------------   ---------------------------   -----------
Operating Income                  728,955        126,000     (99,176)         279,604       (54,743)        980,640
                           --------------------------------------------   ---------------------------   -----------

Other Income (Expense)

   Interest Expense              (57,299)                   (197,500)C       (35,505)       (48,750)C     (339,054)

   Other                             (46)                                       8,092                       (8,046)
                           --------------------------------------------   ---------------------------   -----------
Other - Net                      (57,345)       -           (197,500)        (27,413)       (48,750)      (331,008)
                           --------------------------------------------   ---------------------------   -----------


Income Before Income Taxes        671,610        126,000    (296,676)         252,191      (103,493)        649,632

Provision for Income
Taxes                             268,868                    (68,270)(D)            0         81,376D       281,974
                           --------------------------------------------   ---------------------------   -----------


Net Income                       $402,742       $126,000   $(228,406)        $252,191     $(184,869)       $367,658
                           ============================================   ===========================   ===========

Earnings per Common
Share

     Basic                           0.18                                                                      0.11
                           ===============                                                             =============
     Diluted                         0.18                                                                      0.11
                           ===============                                                             =============

Weighted Average Number of
Common
Shares Outstanding

     Basic                      2,220,113                                                  1,000,000      3,220,113

     Diluted                    2,275,221                                                  1,000,000      3,275,221


                See accompanying notes to unaudited pro forma consolidated condensed financial statements.


                                                       S2 GOLF INC.
                            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                                             FOR YEAR ENDED DECEMBER 31, 1999


                                           Nancy Lopez     Nancy Lopez
                               S2 Golf.       Golf            Golf        Ladies Golf    Ladies Golf
                               12/31/99     09/30/99       Adjustments     12/31/1999    Adjustments       Total
                               --------     --------       -----------     ----------    -----------       -----
Net Sales                      $11,003,556   $3,971,000                    $2,471,482                   $17,446,038

Cost of Goods Sold               7,428,130    2,626,000       150,043(A)    1,775,638     160,000(A)     12,139,811
                             -----------------------------------------     --------------------------   -----------

Gross Profit                     3,575,426    1,345,000     (150,043)         695,844   (160,000)         5,306,227
                             -----------------------------------------     --------------------------   -----------

Operating Expenses:

   Selling                       1,641,744    1,251,000                       383,694                     3,276,438

   General & Administrative      1,302,325    1,153,000       198,352(B)      723,582     109,486(B)      3,486,745
                             -----------------------------------------     --------------------------   -----------

Total Operating Expenses         2,944,069    2,404,000       198,352       1,107,276     109,486         6,763,183
                             -----------------------------------------     --------------------------   -----------

Operating Income/(Loss)            631,357  (1,059,000)     (348,395)       (411,432)   (269,486)       (1,456,956)
                             -----------------------------------------     --------------------------   -----------

Other Income (Expense)

   Interest Expense              (158,892)                  (395,000)(C)     (39,429)    (97,500)(C)      (690,821)

   Other Income                        562                                     17,704                        18,266
                             -----------------------------------------     --------------------------   -----------
Other - Net                      (158,330)            0     (395,000)        (21,725)    (97,500)         (672,555)
                             -----------------------------------------     --------------------------   -----------

Income/(Loss) Before Income
Taxes                              473,027  (1,059,000)     (743,395)       (433,157)   (366,986)       (2,129,511)

Provision (Benefit) for
Income Taxes                       166,901                  (720,958)(D)                (301,863)(D)      (855,920)
                             -----------------------------------------     --------------------------   -----------


Net Income/(Loss)                 $306,126 $(1,059,000)     $(22,437)      $(433,157)   $(65,123)      $(1,273,591)
                             =========================================     ==========================   ===========

Earnings per Common Share

    Basic                             0.14                                                                   (0.40)
                             ==============                                                         ================
    Diluted                           0.14                                                                   (0.40)
                             ==============                                                         ================

Weighted Average Number
of Common Shares Outstanding

    Basic                        2,219,700                                              1,000,000         3,219,700

    Diluted                      2,263,876                                              1,000,000         3,219,700

                See accompanying notes to unaudited pro forma consolidated condensed financial statements.

                                    NOTES TO
            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF
                                   OPERATIONS

NANCY LOPEZ GOLF

A. Reflects additional cost of goods sold from the sale of inventory, which incurred a step-up basis to fair value under purchase accounting.

B. Reflects the Amortization of Goodwill over its estimated useful life of 10 years.

C. Interest expense on debt incurred to acquire Nancy Lopez Golf: a 3 year, $900,000 term loan carrying an interest rate of prime plus 1.5% and a Revolving Line of Credit with an interest rate of prime plus 0.25%. If the interest rates changed by 1/8% there would be an immaterial effect on net income.

D. Reflects increased tax benefit based on the Contribution/(Loss) of Nancy Lopez Golf and other adjustments, assuming an effective tax rate of 40%.

LADIES GOLF EQUIPMENT COMPANY, INC.

A. Reflects additional cost of goods sold from the sale of inventory, which incurred a step-up basis to fair value under purchase accounting.

B. Reflects the Amortization of Goodwill over its estimated useful life of 25 years.

C. Interest expense on debt incurred in connection with the acquisition of Ladies Golf Equipment Company, Inc.: a Revolving Line of Credit with an interest rate of prime plus 0.25%. If the interest rates changed by 1/8% there would be an immaterial effect on net income.

D. Reflects increased tax benefit based on the income (loss) of Ladies Golf Equipment Company, Inc. and other adjustments, assuming an effective tax rate of 40%.

                          INFORMATION ABOUT LADIES GOLF

                           THE BUSINESS OF LADIES GOLF

         Ladies Golf was incorporated under the laws of Florida in August 1993. Ladies Golf now designs and supplies women's golf shoes, gloves, socks and related accessories to golf course pro shops and off-course shops throughout the United States and Canada. Ladies Golf markets these products under the Lady Fairway(TM) trademark.

         Ladies Golf began as a women's golf shoe company in 1993, seeking to accommodate the unique shape and build of a woman's foot. Over the years, Ladies Golf has introduced numerous other accessories for the woman golfer, including logoed socks, the Tan-Thru half glove, leather shoe bags, and products that feature the Pink Ribbon and the Executive Women's Golf Association logo.

         In late 1998, Ladies Golf began to transfer production of its shoe and sock lines to new manufacturing facilities. In response to inconsistency and an overall reduction in the quality of shoes produced by its third party manufacturer, Ladies Golf transferred production of its shoe line to a new facility, Pou Chen Ltd., located in Zhuhai, the People's Republic of China. As a result, every aspect of the shoe line, from packaging to product, was overhauled. Ladies Golf also moved production of its sock line to another manufacturer, Moretz Mills in Newton, North Carolina, which could manufacture larger product quantities in a shorter time period.

         In 1999, Ladies Golf incorporated Outlast(R) Temperature Regulation technology into its product lines, designed to absorb, store, and release body heat in response to the microclimate close to the foot. This new technology was introduced in the Riviera and Westchester shoe models, as well as new Lady Fairway socks.

WOMEN'S GOLF EQUIPMENT AND ACCESSORIES

         Ladies Golf designs and supplies women's golf shoes, gloves, socks and related accessories to golf course pro shops and off-course shops throughout the United States and Canada. Ladies Golf began as a women's golf shoe company in 1993. Sales of golf shoes have accounted for approximately 94%, 88%, and 80% of Ladies Golf's total revenues in 1999, 1998 and 1997 respectively.

         Ladies Golf currently markets the following lines of women's golf accessories:

         SHOES

         Ladies Golf distributes nine different models of women's golf shoes with a variety of styles and features. Several features that are incorporated in the Ladies Golf shoe lines are described below:

         Fast Twist Spike System
         -----------------------

         A majority of the shoes in Ladies Golf's shoe line use the Fast Twist spike system, made by Tri-Sport, a division of Soft Spikes. The system utilizes a double-thread, two-tier locking system for "fast-in, fast-out" spike changing.

         OutLast(R)Temperature Regulation Material.
         ------------------------------------------

         Used in the insole of the Westchester and Riviera models, Outlast(R) is a microthermal material that absorbs, stores and distributes body heat, keeping the microclimate of the shoe at a stable or "regulated" temperature.

         Rubalon
         -------

         Rubalon is a type of rubber used to manufacture outsoles for Ladies Golf's shoes. Rubalon is made by mixing and molding rubber of two different densities at a specific temperature to provide a lightweight and flexible outsole while maintaining a stable platform.

         ComfortFit Last
         ---------------

         A last is a foot form upon which a shoe is constructed. The ComfortFit last, a design used by Ladies Golf, is designed to mirror the anatomy of a woman's foot, providing the proper fit from the heel, through the arch, to the ball of the foot.

         Ethel Vinyl Acetate ("EVA")
         ---------------------------

         EVA is a lightweight material used to make outsoles and is used in the manufacture of the Turnberry and Birkdale shoe models.

         Ladies Golf's nine shoe models are described in more detail below:

         The Riviera shoe, available in two color combinations, is made with the Outlast(R) Temperature Regulation material and has been constructed on the new ComfortFit last. The Rubalon outsole has a built-in lateral traction system and uses the Fast Twist spike system.

         The Westchester shoe, available in two color combinations, features the Outlast(R) Temperature Regulation material constructed on the new ComfortFit last, leather upper, removable cushioned insole and built-in lateral traction system on a color-coordinated Rubalon outsole with the Fast Twist spike system.

         The Cypress shoe features the new ComfortFit Last, a color-coordinated outsole with secondary traction, a 4-1/2 millimeter ("mm") insole, and the Fast Twist spike system.

         The Ventana saddle oxford shoe, available in six colors, is constructed on the new ComfortFit last. This shoe features a 4-1/2 mm insole, a two-tone, secondary traction outsole, and the Fast Twist spike system.

         The Shaughnessy shoe features a full-grain leather upper, a lightweight, two-tone outsole with secondary traction, a removable 4-1/2 mm insole, the Fast Twist spike system, and is available in three color combinations.

         The Naples line features three lace-to-toe oxford shoes in fashion colors, constructed on the ComfortFit last, with a 4-1/2 mm insole and a two-tone outsole.

         The two shoes in the Ashton line, our wing-tip shoe, are constructed on the ComfortFit last, have a seam-sealed full grain leather upper, two-tone combination outsole, removable 4-1/2 mm insole and the Fast Twist spike system.

         The Turnberry shoe is a white/navy blucher with a seam-sealed leather fashion upper, lightweight EVA outsole and is constructed on the ComfortFit last.

         The Birkdale, available in two colors, is a seam-sealed waterproof leather White/Birch saddle with a lightweight EVA outsole and is constructed on the ComfortFit last.

         GLOVES

         Ladies Golf distributes six different styles of women's golf gloves with a variety of features. All gloves feature a velcro backtab bearing the Lady Fairway(TM) logo. Several other features that are incorporated in our glove lines are described below:

         Cool Max LYCRA
         --------------

         Cool Max LYCRA is a product of DuPont that is used in both gloves and socks sold by Ladies Golf. Cool Max LYCRA is designed to allow the skin to breathe while maintaining the integrity and strength of other glove materials.

         Sure Feel(TM)
         -------------

         Sure Feel(TM) is a microfiber synthetic material used in the palm of the Combination, Full Length Tan-Thru, and Winter Gloves.

         Cabretta Leather
         ----------------

         Cabretta leather is a premium pig leather that is used in the manufacturing of the Tour Glove, Pink Ribbon glove, and the palm and thumb of the Combination Glove.

         Ladies Golf's gloves are described in more detail below:

         The Combination glove features the Sure Feel(TM) micro fiber synthetic with a Cabretta leather palm and thumb, Cool Max LYCRA knuckles, and a terry cloth wristband.

         The Pink Ribbon glove features full Cabretta leather gloves with LYCRA flex points, a terry cloth wristband, and the recognizable pink ribbon embroidered on the back tab.

         The Tour Glove features premium Cabretta leather with LYCRA flex points and is worn by several golfers on the Ladies Professional Golf Association, or LPGA, Tour.

         The Half Glove features premium Cabretta leather palm, a Tan-Thru nylon mesh backing, open fingertips and Flex-Fit construction.

         The Winter Glove line features a Malden Mills' fleece backing and Sure Feel(TM) palm material. Winter Gloves are sold in pairs.

         The Full-Length Tan-Thru glove has a Sure Feel palm and a Tan-Thru mesh backing.

         SOCKS

         Ladies Golf distributes five different styles of women's golf socks with different features. Ladies Golf's socks are described in more detail below:

         The Outlast ped sock and quarter sock line contains Outlast(R) Temperature Regulation microthermal materials.

         The Transpor Ped line features Transpor(R) Dry-Fibre wicking and moisture management technology. The Transpor(R) Dry-Fibres used in the sock are manufactured in a two-step process so that they can rest directly against the skin to absorb and store moisture away from the foot.

         The Vapor Tech Quarter sock line features continual moisture-release materials and antimicrobial protection. Vapor Tech is an acrylic moisture management material that is mixed with the threads of the sock to draw moisture away from the foot.

         The Roll Top Ped sock is an all cotton, white and color-tipped classic golf ped sock.

         The Pink Ribbon Sock is a cotton quarter sock with an embroidered pink ribbon logo on the side.

         SHOE TREES

         Ladies Golf markets white cedar, spring-loaded shoe trees with a width-adapting toe. They are sold in small, medium, and large sizes, accommodating shoe sizes 4 1/2 to 11.

MANUFACTURING

         Ladies Golf utilizes third-party manufacturers in the People's Republic of China, Indonesia, and North Carolina to produce its shoes, gloves and socks. Such third-party manufacturers produced products representing 100% of Ladies Golf's net sales in 1999. Ladies Golf believes that, if necessary, it can obtain alternative third party manufacturers for the manufacture of its product lines. The products supplied by third party manufacturers are produced in accordance with Ladies Golf specifications.

TRADEMARKS

         Ladies Golf markets its products under the Lady Fairway(TM) brand name, and has registered this brand name as a trademark in the United Kingdom and in Sweden.

SEASONALITY

         The golf industry is seasonal. While purchasing and manufacturing occur throughout the year, demand for Ladies Golf's products is greatest from March through July. Purchasing is at its highest levels from February through May and in October and November (to accommodate increased demand in warm weather states such as California, Arizona, and Florida).

MARKETING AND DISTRIBUTION

         Ladies Golf manufactures separate product lines through different third party manufacturers. Ladies Golf attempts to maintain the level of inventory that is necessary to effect same-day shipment to retailers. These facilities generally require 90 to 120 day lead times to deliver products to Ladies Golf.

         Until approximately 15 years ago, top-of-the-line golf equipment was sold almost exclusively by golf professionals at private clubs. Currently, off-course specialty golf shops, sporting goods retailers, discounters, mail order houses, internet and infomercials account for a substantial share of sales in the golf equipment market.

         Ladies Golf sells its products primarily to retailers throughout the United States and Canada through approximately thirty independent sales representatives. No one sales representative accounts for more than 8% of Ladies Golf's sales. Products are sold through selling programs that offer some discounts and other benefits based on the volume of product purchased. Ladies Golf guarantees shipping to its customers within 24 hours of order placement. As of August 31, 2000, Ladies Golf distributed its products to approximately 2,000 golf course pro shops and 300 off-course shops throughout the United States and Canada. The bulk of sales of Ladies Golf products consists of sales to retailers located in the United States.

         The golf equipment industry is one in which advertising and promotion are required to create market awareness of a company's products. Management believes that manufacturers will increase their research and development efforts as well as their advertising expenditures. Ladies Golf currently advertises in two women's golf magazines and two trade magazines. Ladies Golf also uses an in-store merchandising program. Through the program, Ladies Golf promotes its products through the placement of product merchandisers, slat wall shelves, and other product presentation aids in stores.

         Customers of Ladies Golf are entitled to some discounts and return privileges which are most favorable to purchasers of the highest volume of products. For example, Ladies Golf's highest volume customers that are part of the company's Key Account Program are entitled to return up to 33% of shoes purchased. Furthermore, such customers are entitled to discounts of 10% if payment is made within 30 days of purchase.

         In 1999, no customer accounted for more than 3% of Ladies Golf's total sales. Ladies Golf does not believe that the loss of any single customer would materially affect its business.

COMPETITION

         In general, Ladies Golf competes with other manufacturers of footwear and golf accessories, and its business is subject to factors generally affecting the recreation and leisure market, such as economic conditions, changes in discretionary spending patterns and weather conditions.

         The women's golf equipment industry is highly competitive and is dominated principally by three nationally known manufacturers of sporting goods equipment, which are Nike, Acushnet Company (maker of FootJoy golf products), and Etonic. Such manufacturers possess financial and other resources greater than those of Ladies Golf. Furthermore, some companies offer women's golf equipment and accessories that are not sold by Ladies Golf. Ladies Golf competes with these entities primarily on the basis of product features, brand recognition, quality, price, and customer service.

PROPERTIES

         Ladies Golf owns no real estate. It leases its operating facility in Tampa, Florida. The aggregate area of office space under the lease is 11,328 square feet. The lease is for a term expiring on March 31, 2001. The aggregate amount of rent paid by Ladies Golf in 1999 was approximately $76,000. Ladies Golf believes that its facilities are adequate for its needs.

INSURANCE

         Ladies Golf maintains several insurance policies, including commercial liability and workers compensation policies. There is no assurance that any of these coverages will be adequate for Ladies Golf's future needs.

EMPLOYEES

         As of September 30, 2000, Ladies Golf employed seven persons, including an executive officer, four hourly customer service employees, one office manager and one warehouse worker. The employees of Ladies Golf are not represented by any labor organization. Ladies Golf believes that its present staff is adequate. However, if sales of Ladies Golf's products should increase, it is expected that additional customer service personnel may be necessary to meet product demand.

FINANCIAL INFORMATION ABOUT GEOGRAPHIC AREAS

         Historically, Ladies Golf's sales to foreign customers have not been material. For the fiscal year ended December 31, 1999, Ladies Golf's sales to foreign customers comprised less than 7% of net sales.

LEGAL PROCEEDINGS

         Ladies Golf is not a party to any litigation, nor is it aware of any threatened litigation, that is expected to have a material adverse effect on Ladies Golf or its business.

MARKET PRICE, DIVIDENDS AND STOCKHOLDER MATTERS

         There is no public trading market for Ladies Golf common stock. As of October 20, 2000, there were two shareholders of Ladies Golf common stock. As a result of the merger, the shareholders of Ladies Golf common stock will hold only shares of S2 Golf common stock. There were no distributions to shareholders in 2000 or 1999. In 1998, distributions to shareholders totaled $147,647 to cover the shareholders' tax liabilities in connection with income from Ladies Golf.

                SELECTED HISTORICAL FINANCIAL DATA OF LADIES GOLF

         The following table sets forth selected historical financial data of Ladies Golf and has been derived from its audited and unaudited financial statements. This information is only a summary and you should read it together with Ladies Golf's historical financial statements and related notes. Ladies Golf audited financial statements for the years ended December 31, 1999 and 1998 begin on page 56.


                           Six Months
                          Ended June 30,                        Year Ended December 31,
                             2000                                          1997              1996         1995
                           (unaudited)         1999           1998      (unaudited)       (unaudited)    unaudited)
                           -----------         ----           ----      -----------       -----------    ----------
Operating revenues
                            $2,103,491      $2,471,482     $2,860,319    $3,751,757      $3,543,972    $2,468,162
Income (loss) from
   continuing
   operations                 $252,191       $(433,157)     $(283,575)      $46,739        $251,543      $146,068

Working capital               $370,049        $100,747       $509,538      $952,635        $844,386      $771,425

Total assets                $1,194,521      $1,041,847     $1,220,523    $1,127,223        $995,505      $966,804

Total liabilities             $768,599        $877,182       $622,701      $115,826        $106,514      $152,485

Distributions to
   shareholders                      -               -       $147,647      $124,000        $176,871      $306,841


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
             OF FINANCIAL CONDITION AND OF OPERATIONS OF LADIES GOLF

OVERVIEW

         Ladies Golf's results during the late 1990's were affected by a general downturn in the golf industry, substandard shoe quality and the resulting transition to a new manufacturer for production of Ladies Golf's shoe line. The results of operations during 2000 have been influenced by a gradual recovery of the golf industry, the production of higher quality shoes by Ladies Golf's new manufacturer, and increased sales of gloves and socks.

RESULTS OF OPERATIONS

         1999 COMPARED TO 1998

         Revenues
         --------

         Nineteen ninety-nine revenues were $2,471,482, versus $2,860,319 for 1998, a decrease of $388,837 or 13.6%. The decrease in revenues was primarily due to the continuation of an industry-wide slump in sales combined with a sell-off of old inventory by retailers and manufacturers. Ladies Golf was also transferring shoe and sock production to new manufacturers in 1999. Returns of old and poor quality product by retailers and the delay of new product orders until 2000 also contributed to the decrease.

         Gross Profit
         ------------

         Gross profit on sales for 1999 was $695,844 (28.2%) versus $873,556 (30.5%) for 1998. This decrease was primarily due to the continued sell-off of the inventory produced by the company's previous manufacturer inventory. Delays in orders from retailers awaiting production from the company's new manufacturers also contributed greatly to the decrease. Retailers also continued to return merchandise as part of a close-out of inventory. Many orders placed by retailers were scheduled for delivery in 2000.

         Operating Expenses
         ------------------

         Operating expenses for 1999 were $938,160 versus $1,094,754 for 1998, a decrease of $156,594 or 14.3%. This significant decrease in operating expenses represented a reaction to a slumping industry and the transfer of shoe production to a new manufacturer. Operating expenses, specifically payroll and advertising, were reduced due to a decrease in sales during the transition to the new manufacturer.

         Administrative Expenses
         -----------------------

         Administrative expenses were $169,116 for 1999 versus $151,664 for 1998, an increase of $17,452 or 11.5%. Administrative expenses increased due to an increase in computer expenses associated with year 2000 compliance. Bad debt expense also increased in 1999 because several customers ceased operations due to the slumping golf industry.

         Interest
         --------

         Interest expense in 1999 was $39,429, an increase of $7,544, or 23.7%, compared 1998, which was $31,885. The average outstanding balance of the credit facility was $449,494 in 1999 compared to an average balance of $361,858 in 1998. Increased interest charges resulted from higher inventory levels, which were due to a lack of sales of goods produced by the old manufacturer combined with the stocking of new inventory from the new manufacturers. Due to the continued downturn in the golf industry, many customers were delinquent in paying for their purchases, affecting cash flow.

         Net Income (Loss)
         -----------------

         Ladies Golf's net income (loss) for 1999 was $(433,157) compared to $(283,575) for 1998. This increased loss was the result of continued poor market conditions in the industry and high inventory for manufacturers, which forced many footwear companies to sell large quantities of their products at deep discounts, saturating the golf footwear market. In addition, Ladies Golf did not feel the full effect of receiving poor quality products from its old manufacturer in 1998 until 1999, when many customers returned poor quality products to Ladies Golf and delayed orders of new products from Ladies Golf until Spring 2000, at which time products from the new manufacturer were delivered.

         1998 COMPARED TO 1997

         Revenues
         --------

         For 1998, revenues were $2,860,319 versus $3,751,757 for 1997, a decrease of $891,438 or 23.8%. The decrease in revenues was due to several factors. The manufacturer that Ladies Golf had used for the previous four years experienced financial, product quality and delivery problems, directly affecting sales. Also, the golf industry entered into a slump, with the shoe segment especially hurt by heavy inventories and financially-strapped retailers.

         Gross Profit
         ------------

         Gross profit on sales for 1998 was $873,556 (30.5%) versus $1,796,730 (47.9%) for 1997. The decrease in gross profit was primarily due to retailers returning poor quality products resulting from substantial problems at the manufacturer, prompting the movement of production to the new manufacturer. Shoes from the old manufacturer were sold at deep discounts.

         Operating Expenses
         ------------------

         Operating expenses for 1998 were $1,094,754 versus $1,036,220 for 1997, an increase of $58,534 or 5.6%. Based upon positive results in 1997, Ladies Golf increased its office staff, print advertising and in-store point of purchase displays.

         Administrative Expenses
         -----------------------

         Administrative expenses were $151,664 for 1998 versus $160,929 for 1997, a decrease of $9,265 or 5.7 %. The decrease was due to a reduced level of computer, accounting and legal expenses.

         Interest
         --------

         Interest expense for 1998 was $31,885, an increase of $10,504, or 49.1%, compared to 1997, which was $21,381. The average outstanding balance of the credit facility was $361,858 in 1998 compared to an average balance of $220,305 in 1997. High inventory turnover in 1997 and a healthy retail sector allowed for strong cash flow. In 1998, inventory levels rose as sales declined in a slumping market and Ladies Golf began to receive poor quality shoes from its old manufacturer.

         Net Income (Loss)
         -----------------

         Ladies Golf's net income (loss) for 1998 was $(283,575), compared to $246,739 for 1997. This decrease is the result of the golf industry entering into a deep slump, combined with a drop in sales due to high inventories at the retail and wholesale levels and the sale of such inventories at deep discounts. In addition, Ladies Golf began to receive poor quality products from its prior manufacturer in the Spring of 1998. This reduction in quality further decreased sales and increased the rate of product return by customers.

         SIX MONTH PERIOD ENDED JUNE 30, 2000 COMPARED TO THE SIX MONTH PERIOD ENDED JUNE 30, 1999

         Revenues
         --------

         Revenues for the six-month period ended June 30, 2000 were $2,111,583, compared to $1,541,658 for the same period. Management attributes this 37% increase in revenues for the six-month period over the same period in the prior year primarily to the production of higher quality shoes by the new manufacturer in the People's Republic of China, higher sales volume, and general strengthening of the golf equipment industry.

         Gross Profit
         ------------

         Gross profit as a percentage of sales for the six-month period ended June 30, 2000 was 37%, compared to 45% for the same period in 1999. Management attributes this decrease to the sale of product produced by the old manufacturer at deep discounts and increased shipping costs associated with the new manufacturer.

         Operating Expenses
         ------------------

         Operating expenses for the six-month period ended June 30, 2000 were $401,137, compared to $475,853 for the same period in 1999. This decrease resulted from reductions in print advertising and in-store merchandising display costs and in payroll expenses through the elimination of three employment positions.

         Administrative Expenses
         -----------------------

         Administrative expenses for the six-month period ended June 30, 2000 were $106,171, compared to $69,725 for the same period in 1999. This increase is due primarily to increased professional fees in connection with the expected merger with S2 Golf as well as a small increase in bad debt expense.

         Interest
         --------

         Interest expense for the six-month period ended June 30, 2000 was $35,505, as compared to $18,313 for the same period in 1999, which reflects a 93.9% increase. This increase in interest expense was primarily due to a 71% increase in the average loan balance. The average loan balance for the six-month period ended June 30, 2000 was $695,572 compared to an average loan balance of $406,858 for the six-month period ended July 30, 1999. The average loan balance increased due to the need to increase inventory in order to meet the increase in product demand and the stocking of inventory from the new manufacturer.

         Net Income (Loss)
         -----------------

         Ladies Golf's net income (loss) for the six-month period ended June 30, 2000 was $252,191 compared to $(6,566) for the same six-month period in 1999. This increase is the result of a 37% increase in net revenue, offset by increased operating and administrative expenses. The increase in net income resulted from a decrease in customer returns of goods produced by the old manufacturer and increases in the sales of goods produced by the new manufacturer.

         Inflation has not had a significant effect on our results of operations in recent years. Ladies Golf's selling, general and administrative expenses, such as salaries, employee benefits, and facilities costs are subject to normal inflationary pressures.

LIQUIDITY AND CAPITAL RESOURCES

         As of September 30, 2000, Ladies Golf's sources of liquidity included approximately $10,000 in cash and cash equivalents and $485,000 in additional net working capital. During the year ended December 31, 1999, cash flow used for operations was ($133,092). During the year ended December 31, 1999, cash flow used for investing activities was ($14,023). During the year ended December 31, 1999, cash flow provided by financing activities was $150,751, resulting from an increase in the credit line with the Bank of Tampa.

         The golf industry is seasonal. While purchasing and manufacturing occur throughout the year, demand for Ladies Golf's products is greatest from March through July. Purchasing is at its highest levels from February through May and in October and November to accommodate increased demand in warm weather states such as California, Arizona, and Florida.

         Ladies Golf has a secured revolving line of credit with The Bank of Tampa, which was amended and restated as of September 22, 2000, allowing a maximum credit limit of $1,000,000, and subject to various borrowing bases. The availability of funds under this line of credit varies as it is based, in part, on a borrowing base of 70% of eligible accounts receivable plus 25% of inventory. Substantially all of Ladies Golf's assets are used as collateral for the credit line. Interest rates are at prime plus one percent, paid monthly; the interest rate as of September 30, 2000 was 10.5%. At September 30, 2000, credit available to Ladies Golf under the line of credit was approximately $207,000. The line of credit agreement contains certain restrictive covenants, including the maintenance of a total liabilities to equity ratio of no greater than two to one. Ladies Golf was not in compliance with this covenant as of September 30, 2000. The term of the facility was extended in expectation of the merger with S2 Golf and will expire by its terms on January 15, 2001. Ladies Golf has no outstanding letters of credit as of September 30, 2000.

                         STOCK OWNERSHIP OF LADIES GOLF
                    MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth information as to (a) Ladies Golf common stock owned by each director of Ladies Golf, (b) the beneficial ownership of Ladies Golf common stock by all directors and officers of Ladies Golf as a group, and (c) the shares of Ladies Golf common stock beneficially owned by any person who is known by Ladies Golf to be a beneficial owner of more than 5% of the outstanding shares of Ladies Golf common stock.


                                                                     Amount and Nature of
                                                                     --------------------
                       Name and Address of                                Beneficial
                       -------------------                                ----------
                        Beneficial Owner                                   Ownership               Percent
                        ----------------                                   ---------               -------

James E. Jones                                                                850                    85%
3803 Corporex Park Drive, Suite 400
Tampa, Florida  33619

Brian Christopher                                                             150                    15%
3803 Corporex Park Drive, Suite 400
Tampa, Florida  33619

All directors and executive officers as a group                              1,000                   100%


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On March 11, 2000, Ladies Golf executed a promissory note in favor of Katherine Dawn Jones, the wife of Ladies Golf's President, in the principal amount of $160,000.00, in exchange for a loan to Ladies Golf for the same amount. To date, Ladies Golf has paid $20,000 of the principal amount of the loan; the company's current obligation under the note is $140,000. There is no fixed term for the note and the unpaid balance can be paid at any time. Ladies Golf's obligations under the note will be satisfied by S2 Golf upon consummation of the merger.

                       FINANCIAL STATEMENTS OF LADIES GOLF



               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------


TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
LADIES GOLF EQUIPMENT COMPANY, INC.

We have audited the accompanying balance sheets of Ladies Golf Equipment Company, Inc. (the Company) as of December 31, 1999 and 1998, and the related statements of operations, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements audited by us present fairly, in all material respects, the financial position of Ladies Golf Equipment Company, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ DOWELL & PEREZ, P.A.
TAMPA, FLORIDA
AUGUST 8, 2000


                                           LADIES GOLF EQUIPMENT COMPANY, INC.
                                                      BALANCE SHEETS


                                                                  Six Months Ended              Years Ended
                                                                   June 30, 2000                December 31,
                                                                    (unaudited)           1999                1998
                                                                  ---------------         ----                ----
ASSETS
------

Current assets:

     Cash and cash equivalents                                      $          -         $15,750             $12,114
     Accounts receivable, net of allowance for doubtful
     accounts of $44,000 and $28,500, respectively                       710,816         332,298             369,960

Inventories                                                              427,999         629,881             750,165
                                                                      ----------      ----------          ----------
                                                                       1,138,815         977,929           1,132,239

Fixed assets, net of accumulated depreciation of $157,500
and $117,500, respectively                                                42,694          57,694              83,671
Other assets                                                              25,871           6,224               4,613
                                                                      ----------      ----------          ----------
Total Assets                                                          $1,207,380      $1,041,847          $1,220,523
                                                                      ==========      ==========          ==========


LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

Current liabilities:
     Line of credit                                                     $443,645        $510,704            $359,953
     Accounts payable                                                    115,832         226,572             131,093
     Accrued expenses                                                     71,040         118,310             106,663
     Accrued payroll                                                      10,007          11,596              14,992
     Accrued warranty                                                     10,000          10,000              10,000
     Notes payable to related party                                      140,000               -                   -
                                                                      ----------      ----------          ----------
Total Liabilities                                                      $ 790,524        $877,182            $622,701
                                                                      ----------      ----------          ----------

Shareholders' equity:

     Capital stock, $1 par value, 1,000 shares
     authorized, 1,000 shares issued and outstanding                       1,000           1,000               1,000
     Additional paid-in capital                                          767,971         767,971             767,971
     Accumulated deficit                                                (352,115)       (604,306)           (171,149)
                                                                      ----------      ----------          ----------
Total equity                                                             416,856         164,665             597,822
                                                                      ----------      ----------          ----------
                                                                       1,207,380      $1,041,847          $1,220,523
                                                                      ==========      ==========          ==========

                 The accompanying Notes to Financial Statements
              are an integral part of these financial statements.


                                           LADIES GOLF EQUIPMENT COMPANY, INC.
                                           -----------------------------------
                                                 STATEMENTS OF OPERATIONS
                                                 ------------------------


                                                            Six Months Ended
                                                              June 30, 2000                Years Ended
                                                               (unaudited)                 December 31,
                                                               -----------           1999                1998
                                                                                     ----                ----

Revenues                                                          $2,103,491       $2,471,482           $2,860,319

Cost of sales                                                      1,316,579        1,775,638            1,986,763
                                                                  ----------       ----------           ----------
Gross profit                                                         786,912          695,844              873,556
                                                                  ----------       ----------           ----------
Operating expenses:
      Advertising and promotion                                      170,050          347,266              454,181
      Salaries                                                       141,552          382,629              415,058
      Facilities                                                      54,300          105,739              112,126
      Travel and convention                                            5,351           36,428               49,852
      Insurance expense                                               14,884           26,098               33,537
      Depreciation expense                                            15,000           40,000               30,000
                                                                  ----------       ----------           ----------
                                                                     401,137          938,160            1,094,754
                                                                  ----------       ----------           ----------
Administrative expenses:
      Office expenses                                                 12,349           32,987               47,350
      Computer expenses                                               18,816           40,370               30,572
      Bad debt expense                                                 6,557           49,482               34,295
      Postage expense                                                  7,260           23,886               22,442
      Other administrative expenses                                   61,189           22,391               17,005
                                                                  ----------       ----------           ----------
                                                                     106,171          169,116              151,664
                                                                  ----------       ----------           ----------
Income(loss) from operations                                         279,604         (411,432)            (372,862)
                                                                  ----------       ----------           ----------
Other income (expense):
      Interest expense, net                                         (35,505)          (39,429)             (31,885)
                                                                                                        ----------
      Miscellaneous income                                             8,092           17,704              121,172
                                                                  ----------       ----------           ----------
                                                                    (27,413)          (21,725)              89,287
                                                                  ----------       ----------           ----------
Net income (loss)                                                   $252,191        $(433,157)           $(283,575)
                                                                  ==========       ==========           ==========



                 The accompanying Notes to Financial Statements
               are an integral part of these financial statements.


                                           LADIES GOLF EQUIPMENT COMPANY, INC.
                                           -----------------------------------
                                      STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                      ---------------------------------------------

                                           Common Stock
                                           ------------
                                        Shares                                                Retained
                                     Outstanding       Amount        Paid-in Capital          Earnings            Total
                                     -----------       ------        ---------------          --------            -----
Balance,
December 31, 1997                       1,000           $1,000             $750,324            $260,073        $1,011,397

   Net loss                                                                                    (283,575)         (283,575)
   Capital contribution                     -                -               17,647                                17,647
   Distributions to
   shareholders                                                                                (147,647)         (147,647)
                                     -----------       -------             --------            --------        ----------

Balance,
December 31, 1998                       1,000            1,000              767,971            (171,149)          597,822
   Net loss                                                                                    (433,157)         (433,157)
                                     -----------       -------             --------            --------        ----------

Balance,
December 31, 1999                       1,000            1,000              767,971            (604,306)          164,665
    Net Income                                                                                  252,191           252,191
                                     -----------       -------             --------            --------        ----------

Balance,
June 30, 2000
(unaudited)                             1,000           $1,000             $767,971           $(352,115)         $416,856
                                     ===========       =======             ========            ========        ==========



                 The accompanying Notes to Financial Statements
              are an integral part of these financial statements.


                                           LADIES GOLF EQUIPMENT COMPANY, INC.
                                           -----------------------------------
                                                 STATEMENTS OF CASH FLOWS
                                                 ------------------------


                                                              Six Months Ended June
                                                                    30, 2000                   Years ended
                                                                   (unaudited)                 December 31,
                                                                   -----------           1999              1998
                                                                                         ----              ----
Cash flows from operating activities:
    Net income (loss)                                                $252,191        $(433,157)         $(283,575)
Adjustments to reconcile net income (loss) to net
cash used for operating activities:
    Depreciation                                                       15,000           40,000             30,000
    Allowance for doubtful accounts                                    (8,000)          15,500             18,500
(Increase) decrease in assets:
    Accounts receivable                                              (370,518)          22,162           (135,460)
    Inventories                                                       201,882          120,284             20,458
    Other assets                                                      (19,647)          (1,611)              (500)
Increase (decrease) in liabilities:
     Accounts payable                                                (110,740)          95,479             66,240
     Accrued expenses                                                 (47,270)          11,647             94,280
     Accrued payroll                                                   (1,589)          (3,396)           (13,598)
                                                                     --------        ---------          ---------
Net cash used for operating activities                                (88,691)        (133,092)          (203,655)
                                                                     --------        ---------          ---------
Cash flows used for investing activities:
    Capital expenditures                                                    -          (14,023)           (59,022)
                                                                     --------        ---------          ---------

Cash flows from financing activities:
    (Repayment of)
    Proceeds from line of credit                                      (67,059)         150,751            359,953
    Proceeds from note payable to related party                       140,000                -                  -
    Capital contribution                                                    -                -             17,647
    Distributions to stockholders                                           -                -           (147,647)
                                                                     --------        ---------          ---------
Net cash provided by financing activities                              72,941          150,751            229,953
                                                                     --------        ---------          ---------

Increase (Decrease) in cash                                           (15,750)           3,636            (32,724)

Cash, beginning of period                                              15,750           12,114             44,838
                                                                     --------        ---------          ---------
Cash, end of period                                                  $      -          $15,750            $12,114
                                                                     ========         ========          =========

Supplemental disclosure of cash flow information:
    Cash paid during the year for interest                            $35,505          $39,433            $31,985
                                                                     ========        =========          =========

                 The accompanying Notes to Financial Statements
              are an integral part of these financial statements.

                       LADIES GOLF EQUIPMENT COMPANY, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - BUSINESS AND HISTORY:

         Ladies Golf Equipment Company, Inc. (the "Company") is a wholesaler of ladies golf equipment, primarily shoes and gloves, throughout the United States and Canada. The Company was incorporated under the laws of the State of Florida.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         Basis of accounting

         The accrual method of accounting is used for the financial statements and income tax returns.

         Cash and cash equivalents

         For purposes of the statement of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents. At December 31, 1999 there were no cash equivalents.

         Inventories

         Inventories are stated at the lower of cost or market, cost being determined on the average cost method. In addition, the costs of customs and duties are included as a component of inventory.

         Property and equipment

         Property and equipment are recorded at cost. Maintenance and repairs that do not improve efficiency or extend useful lives are charged to operations as incurred. Depreciation is computed on the straight-line basis over the following useful lives:

                  Furniture and fixtures                  5 years
                  Equipment                               5 years
                  Vehicles                                3 years
                  Shoe molds                              5 years

         Revenue recognition

         Net sales are generally recognized when products are shipped. The Company has established programs that, under specific conditions, enable customers to return product. The Company establishes liabilities for estimated returns and allowances at the time of shipment. In addition, accruals for customer discounts and rebates are recorded when revenues are recognized.

         The Company provides warranties on substantially all of its products and provides an accrual for estimated future warranty costs.

         Income taxes

         The company has elected to be taxed under the Subchapter S provisions of the Internal Revenue Code. The provisions require that taxable income or loss of the Company be included in the federal income tax returns of the shareholders; accordingly, no provision or liability for income tax has been reflected in the accompanying financial statements.

         Use of estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Advertising costs

         The Company expenses advertising costs as incurred. Advertising expense was $170,050 for the six months ended June 30, 2000, and was $454,181 and $347,266 in 1999 and 1998, respectively.

         Concentration of credit risk

         The Company's primary financial instrument subject to potential concentration of credit risk is trade accounts receivable which are unsecured. The Company provides an allowance for doubtful accounts based on its analysis of potentially uncollectible accounts. The Company's exposure to credit loss in the event that payment is not received from a customer is equal to the outstanding accounts receivable balance from that customer. As of December 31, 1999, the Company had no significant concentrations of credit risk with any individual customers.

         The Company relies on several key manufacturers to supply its sales merchandise. Although there are a limited number of manufacturers capable of supplying these needs, the Company believes that other suppliers could provide for the Company's needs on comparable terms. Abrupt changes in the supply flow could, however, cause a delay in manufacturing and a possible inability to meet sales commitments on schedule or a possible loss of sales, which would affect operating results adversely.

         Fair value of financial instruments

         The Company has estimated the fair value amounts of financial instruments as required by Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company would realize in a current market exchange. The carrying amount of assets and liabilities are reasonable estimates of their fair values.

         Impairment of long-lived assets

         Under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of, the Company evaluates its long-lived assets for financial impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. The Company evaluates the recoverability

\
of long-lived assets by measuring the carrying amounts of the assets against their estimated undiscounted future cash flows. If such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values.

NOTE 3 - PROPERTY AND EQUIPMENT:


                                                       June 30, 2000                   December 31,
                                                        (unaudited)                1999          1998
                                                        -----------                ----          ----

         Furniture and fixtures                            $40,161               $40,161        $40,161
         Equipment                                          64,824                64,824         59,860
         Vehicles                                           33,121                33,121         33,121
         Shoe molds                                         77,088                77,088         68,029
                                                          --------              --------       --------
                                                           215,194               215,194        201,171
              Less: Accumulated
              depreciation                                (172,500)             (157,500)      (117,500)
                                                          --------              --------       --------
                                                           $42,694               $57,694        $83,671
                                                          ========              ========       ========



NOTE 4 - LINE OF CREDIT:

         The Company maintains a revolving line of credit of $1,000,000 with a financial institution. The line of credit incurs interest at the prime rate plus 1% and matures on January 15, 2001. The Company's accounts receivable, inventory, furniture, fixtures and equipment secure the line of credit. The outstanding balances were $443,645, $510,704 and $359,953 at June 30, 2000,
December 31, 1999 and December 31,1998, respectively.

         The line of credit agreement contains certain restrictive covenants including the maintenance of a total liabilities to equity ratio of no greater than two to one. At December 31,1999, the Company was not in compliance with this covenant.

NOTE 5 - OPERATING LEASES:

         The Company leases its office and warehouse space under an operating lease expiring in March 2001. Future minimum lease payments due under this lease commitment as of December 31, 1999 are $58,500 and $4,900 for the years 2000 and 2001, respectively.

NOTE 6 - SUBSEQUENT EVENTS:

         On June 8, 2000 the Company entered into a letter of intent with S2 Golf Inc. in which S2 Golf Inc. expressed its intention to purchase 100% of the outstanding stock of the Company. The Company anticipates closing this transaction in December, 2000.

                                  LEGAL MATTERS

         The validity of the shares of S2 Golf common stock that will be issued in the merger will be passed upon for S2 Golf by Squire, Sanders & Dempsey L.L.P., Cleveland, Ohio. Mary Ann Jorgenson, a partner in Squire, Sanders & Dempsey L.L.P., is a director of S2 Golf.



                                     EXPERTS

         The financial statements of S2 Golf as of December 31, 1999 appearing in this proxy statement/prospectus have been so included in reliance on the report of Rothstein, Kass & Company, P.C., independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements and the related financial statement schedules as of December 31, 1998 and for the years ended December 31, 1998 and 1997 incorporated in this proxy statement/prospectus by reference from S2 Golf's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The financial statements of Ladies Golf as of December 31, 1999 and 1998 appearing in this proxy statement/prospectus have been so included in reliance on the report of Dowell & Perez, P.A., independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         S2 Golf's bylaws provide that S2 Golf will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, S2 Golf has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

                                                                        ANNEX A


                                    AGREEMENT

                                       and

                             PLAN OF REORGANIZATION

                                      among

                               S2 GOLF INC.,

                        S2 GOLF ACQUISITION CORP.,

                   LADIES GOLF EQUIPMENT COMPANY, INC.,

                              JAMES E. JONES

                                       and

                                BRIAN CHRISTOPHER

                         Dated as of September 22, 2000

                                TABLE OF CONTENTS

         Section                                         Page No.
         -------                                         --------
                                    ARTICLE I
                                   DEFINITIONS

         1.1    Definitions                                    1
         1.2    Other Terms                                    6
         1.3    Other Definitional Provisions                  7

                                   ARTICLE II
                                   THE MERGER

         2.1    Merger                                         7
         2.2    Closing                                        7
         2.3    Effective Time                                 7
         2.4    Effects of the Merger                          8
         2.5    Articles of Incorporation and Bylaws           8
         2.6    Directors                                      8
         2.7    Officers                                       8
                                   ARTICLE III
                       MERGER CONSIDERATION; EFFECT OF THE
                       MERGER ON THE CAPITAL STOCK OF THE
                            CONSTITUENT CORPORATIONS

         3.1    Merger Consideration                           8
         3.2    Effect on Capital Stock                        9
         3.3    Exchange of Certificates                       9
         3.4    Adjustment to the Merger Consideration        10

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE
                                     COMPANY

         4.1    Organization, Standing and Corporate          12
                Power
         4.2    Subsidiaries                                  12
         4.3    Capitalization                                13
         4.4    Authority; Enforceability; No Conflicts;      13
                and Consents
         4.5    Vote Required                                 14
         4.6    Compliance with Applicable Laws               14
         4.7    Financial Statements                          15
         4.8    Absence of Changes or Events                  16
         4.9    Litigation                                    16
         4.10   Contracts                                     16
         4.11   Taxes                                         17
         4.12   Employee Benefits Plans; Compliance of        18
                Plans with ERISA and Code
         4.13   Title to Properties                           20

         4.14   Insurance                                      21
         4.15   Brokers and Intermediaries                     21

                                 ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF ACQUIROR
                                 AND MERGER SUB

         5.1 Organization, Standing and Corporate Power 21 of Acquiror and Merger Sub
         5.2    Capitalization                                 22
         5.3    Authority; Enforceability; No Conflicts and    22
                Consents
         5.4    Acquiror Reports                               23
         5.5    Absence of Certain Changes or Events           23
         5.6    Acquiror Common Stock                          24
         5.7    Litigation                                     24
         5.8    Brokers and Intermediaries                     24
         5.9    Investment                                     25
                                   ARTICLE VI
                 COVENANTS RELATING TO CONDUCT OF BUSINESS

         6.1    Conduct of Business of the Company             25
         6.2    Tax Matters                                    27
         6.3    Access to Information                          28

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

         7.1    Preparation of Acquiror Proxy Statement;       29
                Acquiror and Company Shareholders' Meetings
         7.2    Efforts                                        30
         7.3    Announcements                                  30
         7.4    Transfer Taxes                                 30
         7.5    Noncompetition Agreement                       31
         7.6    Tax Free Reorganization                        31
         7.7    Affiliates of the Company                      31
         7.8    Rule 144 Reporting                             31
         7.9    Participation Rights                           32
         7.10   Payment of Severance to Company Employees      33
         7.11   Maintenance of Benefits for Company            33
                Employees
         7.12   Termination of Shareholders Agreement          33
         7.13   Covenant Not to Exercise Dissenter's Rights    33
                Provisions

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

         8.1    Conditions to Each Party's Obligation to       33
                Effect the Merger

             8.2    Conditions of Obligations of           34
                    Acquiror and Merger Sub
             8.3    Conditions of Obligation of the        35
                    Company
                                   ARTICLE IX
                            TERMINATION AND AMENDMENT

             9.1    Termination                            36
             9.2    Effect of Termination                  36
             9.3    Amendment                              37
             9.4    Extension; Waiver                      37

                                    ARTICLE X
                            INDEMNIFICATION; SURVIVAL

             10.1   Indemnification                        37
             10.2   Survival                               38

                                   ARTICLE XI
                               GENERAL PROVISIONS

             11.1   Expenses                               38
             11.2   Governing Law                          38
             11.3   Notices                                38
             11.4   Entire Agreement                       40
             11.5   Disclosure Schedule                    40
             11.6   Headings; References                   40
             11.7   Counterparts                           40
             11.8   Parties in Interest; Assignment        40
             11.9   Severability; Enforcement              40
             11.10  Specific Performance                   41

                                    EXHIBITS

                 Exhibit 3.3(f)   Note
                 Exhibit 3.4(f)   Escrow Agreement
                 Exhibit 7.5      Noncompetition Agreement
                 Exhibit 7.7      Agreement by Affiliates
                                  to Hold Stock
                 Exhibit 8.1(c)   Employment Agreement

                                       SCHEDULES

                 Schedule 3.1(b)  Obligation Under Line of Credit
                 Schedule 4.4(b)  Conflicts
                 Schedule 4.8     Severance Payments
                 Schedule 4.10    Contracts
                 Schedule 4.11(e) Tax Elections

                 Schedule 4.12(a) Employee Benefits
                 Schedule 4.12(e) List of Employees
                 Schedule 4.13    Leased Real Property
                 Schedule 4.14    Insurance
                 Schedule 5.2     Capitalization of the Acquiror
                 Schedule 6.1     Conduct of Business

                      AGREEMENT AND PLAN OF REORGANIZATION

      THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is dated as of September 22, 2000, by and among S2 Golf Inc., a New Jersey corporation ("Acquiror"), S2 Golf Acquisition Corp., a New Jersey corporation and wholly-owned subsidiary of Acquiror ("Merger Sub"), and Ladies Golf Equipment Company, Inc., a Florida corporation (the "Company"), James E. Jones, a shareholder in the Company ("Jones") and Brian Christopher, a shareholder in the Company ("Christopher") (Jones and Christopher together are referred to as the "Selling Shareholders").

                                   WITNESSETH:

      WHEREAS, the boards of directors of Acquiror, Merger Sub and the Company have approved, and deem it advisable and in the best interests of their respective shareholders to consummate the acquisition of the Company by Acquiror upon the terms and subject to the conditions set forth herein;

      WHEREAS, it is intended that the acquisition be accomplished by a merger of the Company with and into Merger Sub ("Merger"), with the Merger Sub continuing as the surviving corporation (the "Surviving Corporation"); and

      WHEREAS, Acquiror, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

      NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      1.1 DEFINITIONS.

      For purposes of this Agreement, the following terms have the meanings set forth below:

      (1) The term "ACQUIROR COMMON STOCK" shall mean the common stock of S2 Golf Inc., par value $0.01 per share.

      (2) The term "ACQUIROR INDEMNIFIED PARTIES" has the meaning set forth in
Section 10.01(a).

      (3) The term "ACQUIROR SEC REPORTS" has the meaning set forth in Section 5.4(a).

      (4) The term "ACQUIROR SHAREHOLDER APPROVAL" has the meaning set forth in
Section 5.3(a).

      (5) The term "ACQUIROR SHAREHOLDERS' MEETING" has the meaning set forth in
Section 7.1(b).

      (6) The term "AFFILIATE" has the meaning set forth in Rule 144 as promulgated under the Securities Act.

      (7) The term "APPLICABLE LAW" means, with respect to any Person, all statutes, laws, ordinances, rules, orders and regulations of any Governmental Authority applicable to such Person and its business, properties and assets.

      (8) The term "ARTICLES OF MERGER" has the meaning set forth in
Section 2.3.

      (9) The term "BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which commercial banks in New Jersey are authorized or required by law to close.

      (10) The term "CERTIFICATE OF MERGER" has the meaning set forth in
Section 2.3.

      (11) The term "CERTIFICATES" has the meaning set forth in
Section 3.3(b).

      (12) The term "CLOSING" has the meaning set forth in Section 2.2.

      (13) The term "CLOSING DATE" has the meaning set forth in
Section 2.2.

      (14) The term "CLOSING DATE BALANCE SHEET" has the meaning set forth in
Section 3.4(a).

      (15) The term "CLOSING DATE INCOME STATEMENT" has the meaning set forth in
Section 3.4(a).

      (16) The term "CLOSING DATE NET ACCOUNTS RECEIVABLE TRIAL BALANCE" has the meaning set forth in Section 3.4(b)(i).

      (17) The term "CLOSING DATE NON-CURRENT INVENTORY REPORT" has the meaning set forth in Section 3.4(b)(ii).

      (18) The term "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

      (19) The term "COMPANY AUDITED FINANCIAL STATEMENTS" has the meaning set forth in Section 4.7(a).

      (20) The term "COMPANY COMMON STOCK" shall mean the common stock of Ladies Golf Equipment Company, Inc., par value $1.00 per share.

      (21) The term "COMPANY FINANCIAL STATEMENTS" has the meaning set forth in
Section 4.7(a).

      (22) The term "COMPANY INTERIM FINANCIAL STATEMENTS" has the meaning set forth in Section 4.7(a).

      (23) The term "COMPANY SHAREHOLDER APPROVAL" has the meaning set forth in
Section 4.4(a).

      (24) The term "COMPANY SHAREHOLDERS' MEETING" has the meaning set forth in
Section 7.1(c).

      (25) The term "CONFIDENTIALITY AGREEMENT" has the meaning set forth in Section 6.3.

      (26) The term "CONTRACTS" has the meaning set forth in Section 4.10.

      (27) The term "DISCLOSURE SCHEDULE" has the meaning set forth in
Section 11.5.

      (28) The term "EFFECTIVE TIME" has the meaning set forth in
Section 2.3.

      (29) The term "EMPLOYEE HANDBOOK" has the meaning set forth in
Section 7.11.

      (30) The term "ENCUMBRANCES" means any and all mortgages, security interests, liens, claims, pledges, restrictions, leases, title exceptions, rights of others, charges or other encumbrances.

      (31) The term "ENVIRONMENTAL LAWS" has the meaning set forth in
Section 4.6(b).

      (32) The term "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations promulgated thereunder.

      (33) The term "ESCROW SHARES" has the meaning set forth in
Section 3.4(f).

      (34) The term "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      (35) The term "EXCLUDED ACCOUNTS RECEIVABLE" has the meaning set forth in
Section 3.4(c).

      (36) The term "EXCLUDED INVENTORY" has the meaning set forth in
Section 3.4(b).

      (37) The term "FLORIDA CORPORATION CODE" means the Florida Business Corporation Act.

      (38) The term "GAAP" means generally accepted accounting principles in effect in the United States of America as of the date of the applicable determination.

      (39) The term "GOVERNMENTAL AUTHORITY" means any foreign, Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

      (40) The term "HAZARDOUS MATERIAL" has the meaning set forth in
Section 4.6(c).

      (41) The term "IRS" means the United States Internal Revenue Service.

      (42) The term "KNOWLEDGE" means actual knowledge.

      (43) The term "KNOWLEDGE OF THE COMPANY" means the Knowledge of
Jones.

      (44) The term "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due and whether as guarantor or otherwise for the liabilities of others), including any liability for Taxes.

      (45) The term "LEGAL PROCEEDINGS" means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or governmental proceedings.

      (46) The term "LOSSES" has the meaning set forth in Section 10.1(a).

      (47) The term "MATERIAL ADVERSE EFFECT" means, with respect to any Person, any change, occurrence or effect that is or is reasonably likely to cause a loss equal to 5% of the current assets or 5% of the income for the prior fiscal year of such party and its Subsidiaries taken as a whole.

      (48) The term "MERGER" has the meaning set forth in the second recital to this Agreement.

      (49) The term "MERGER CONSIDERATION ADJUSTMENT" has the meaning set forth in Section 3.4(d).

      (50) The term "MERGER CONSIDERATION SHARES" has the meaning set forth in
Section 3.2(c).

      (51) The term "NEW JERSEY CORPORATION CODE" means the New Jersey Business Corporation Act.

      (52) The term "NINE MONTH NON-CURRENT INVENTORY REPORT" has the meaning set forth in Section 3.4(c).

      (53) The term "NINE MONTH FINANCIALS" has the meaning set forth in Section 3.4(c).

      (54) The term "NONCOMPETITION AGREEMENTS" has the meaning set forth in Section 7.5.

      (55) The term "NON-CURRENT INVENTORY" has the meaning set forth in
Section 3.4(b)(ii).

      (56) The term "NUMBER OF PARTICIPATING SHARES" has the meaning set forth in Section 7.9(a).

      (57) The term "PERMITS" has the meaning set forth in Section 4.6(a).

      (58) The term "PERMITTED ENCUMBRANCES" means only the following title exceptions: (a) taxes either not delinquent or being diligently contested; (b) mechanics', materialmen's or similar statutory liens being diligently contested;
(c) other exceptions that do not and would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company; and (d) Encumbrances related to indebtedness disclosed in the Company Audited Financial Statements.

      (59) The term "PERSON" means an individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

      (60) The term "PLANS" has the meaning set forth in Section 4.12(a).

      (61) The term "PRIME RATE" means the rate of interest announced from time to time by PNC Bank, National Association, its successors or assigns at its main office in Pittsburgh, Pennsylvania as its "prime rate" or "prime lending rate" or equivalent rate otherwise named.

      (62) The term "PROXY STATEMENT" means the proxy statement and Registration Statement on Form S-4 relating to the Acquiror Shareholder Approval in connection with the consummation of the transactions contemplated by this Agreement, as such proxy statement may be amended or supplemented from time to time.

      (63) The term "REAL PROPERTY" has the meaning set forth in
Section 4.13.

      (64) The term "REGISTRATION STATEMENT" means the registration statement on Form S-4 registering the shares of Acquiror Common Stock to be issued to the Selling Shareholders as set forth in Section 3.1(a).

      (65) The term "SALE NOTICE" has the meaning set forth in
Section 7.9(a).

      (66) The term "SCHEDULE" when followed by a number means the Disclosure Schedule of that number.

      (67) The term "SECONDARY OFFERING" has the meaning set forth in
Section 7.9(a).

      (68) The term "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      (69) The term "SEC" means the Securities and Exchange Commission.

      (70) The term "SELLING SHAREHOLDERS" means Jones and Christopher.

      (71) The term "SIX MONTH NET ACCOUNTS RECEIVABLE TRIAL BALANCE" has the meaning set forth in Section 3.4(d).

      (72) The term "SIX MONTH FINANCIALS" has the meaning set forth in Section 3.4(c).

      (73) The term "SUBSIDIARY" means, with respect to any Person, (i) each corporation, partnership, joint venture, limited liability company or other legal entity of which such Person owns, either directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity and
(ii) each partnership or limited liability company in which such Person or another Subsidiary of such Person is the general partner, managing partner or otherwise controls.

      (74) The term "SURVIVING CORPORATION" means the Merger Sub following the Merger.

      (75) The term "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      (76) The term "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      (77) The term "TERMINATION DATE" has the meaning set forth in Section 9.1(d).

      (78) The term "THIRD PARTY" means a party or parties unaffiliated with either the Company or Acquiror.

      (79) The term "WESMAR" has the meaning set forth in Section 7.9(a).

      1.2 OTHER TERMS.

      Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

      1.3 OTHER DEFINITIONAL PROVISIONS.

      (a) The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

      (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

      (c) The terms "dollars" and "$" mean United States dollars.

                                   ARTICLE II
                                   THE MERGER

      2.1 MERGER.

      Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Florida Corporation Code and the New Jersey Corporation Code, the Company shall be merged with and into Merger Sub at the Effective Time. Following the Merger, the separate corporate existence of the Company shall cease and the Merger Sub shall continue as the Surviving Corporation and shall continue to be governed by the laws of the State of New Jersey in accordance with the New Jersey Corporation Code.

      2.2 CLOSING.

      Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 9.1, the closing of the Merger (the "Closing") will take place at 10:00 a.m., local time, on December 22, 2000 (the "Closing Date"), at the offices of Squire, Sanders & Dempsey L.L.P. in Cleveland, Ohio, unless another date, time or place is agreed to by the parties hereto.

      2.3 EFFECTIVE TIME.

      On the Closing Date:

      (a) the parties hereto shall cause the Merger to be consummated by filing Articles of Merger executed in accordance with the relevant provisions of the Florida Corporation Code (the "Articles of Merger") with the Secretary of State of the State of Florida and a Certificate of Merger executed in accordance with the relevant provisions of the New Jersey Corporation Code (the "Certificate of Merger") with the Secretary of State of the State of New Jersey. The Merger shall become effective at such time as the Articles of Merger and the Certificate of Merger are so filed (the "Effective Time");

      (b) the Selling Shareholders shall exchange the certificates evidencing their shares of Company Common Stock for the certificates evidencing the Merger Consideration Shares as provided in Section 3.3; and

      (c) Acquiror will convey to the Selling Shareholders the $1,000,000 Note as provided in Section 3.1(a).

      2.4 EFFECTS OF THE MERGER.

      The Merger shall have the effects as set forth in Section 607.1106 of the Florida Corporation Code and in Section 14A:10-6 of the New Jersey Corporation Code.

      2.5 ARTICLES OF INCORPORATION AND BYLAWS.

      (a) The Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time, until duly amended in accordance with its terms and the Florida Corporation Code.

      (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation after the Effective Time until duly amended as provided therein, by the Florida Corporation Code or the Articles of Incorporation of the Surviving Corporation.

      2.6 DIRECTORS.

      The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignations or removal or until their respective successors are duly elected and qualified, as the case may be.

      2.7 OFFICERS.

      The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignations or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE III
                MERGER CONSIDERATION; EFFECT OF THE MERGER ON THE
                  CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

      3.1 MERGER CONSIDERATION.

      (a) On the Closing Date, the issued and outstanding shares in the capital stock of the Company will be converted into the right to receive a combination of:

            (i) 1,000,000 shares of Acquiror Common Stock, as provided in
      Section 3.2, and

            (ii) a promissory note of Acquiror in favor of James E. Jones in the principal amount of $1,000,000, bearing interest on the unpaid principal balance at the variable rate per annum equal to one fourth of one percent (0.25%) in excess of the Prime Rate from time to time in effect during the term of such promissory note (the "Note"), having a maturity date of December 31, 2001 (the "Note").

      (b) On the Closing Date, Acquiror shall cause the complete satisfaction of the Company's (i) obligation under its current bank credit line, as set forth on
Schedule 3.1(b), and (ii) obligation under a loan in the original principal amount of $160,000 extended to the Company by Katherine Dawn Jones.

      3.2 EFFECT ON CAPITAL STOCK.

      At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock, or the holder of any shares of the capital stock of Merger Sub, the Merger shall have the following effects on such shares of capital stock:

      (a) CAPITAL STOCK OF MERGER SUB. Each share of the capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of the same class of capital stock of the Surviving Corporation.

      (b) CANCELLATION OF TREASURY STOCK. Each share of Company Common Stock that is directly owned by the Company shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

      (c) CONVERSION OF COMPANY COMMON STOCK. Other than shares canceled in accordance with subsection (b) above, at the Effective Time each share of Company Common Stock issued and outstanding shall be converted into 1,000 shares of Acquiror Common Stock. The aggregate number of shares of Acquiror Common Stock used in such conversion shall be referred to herein as the "Merger Consideration Shares."

      (d) NO RIGHTS AS SHAREHOLDERS AFTER EFFECTIVE TIME. On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock shall cease to have any rights as shareholders of the Company except the right to receive the Merger Consideration Shares and Note set forth in this Article III.

      3.3 EXCHANGE OF CERTIFICATES.

      (a) EXCHANGE AGENT; CONVERSION OF SHARES. Acquiror shall act as exchange agent in the Merger. Acquiror shall deliver the shares of Acquiror Common Stock deliverable to each holder of Company Common Stock pursuant to Sections 3.1 and
3.2 upon the holder's satisfaction of the exchange procedures set forth in subsection (b) below.

      (b) EXCHANGE PROCEDURES. On the Closing Date, each holder of record of a certificate or certificates that immediately prior to the Effective Time evidenced outstanding shares of

Company Common Stock (the "Certificates") shall surrender to Acquiror the Certificates in exchange for payment of the Merger Consideration Shares. Upon surrender to the Acquiror of the Certificates for cancellation together with such other customary documents as may be required by Acquiror, the holder of such Certificates shall be entitled to receive in exchange therefor certificates evidencing the applicable Merger Consideration Shares. Jones shall receive 775,000 Merger Consideration Shares (the "Jones Shares"). Christopher shall receive 225,000 Merger Consideration Shares (the "Christopher Shares").

      (c) LOST CERTIFICATES. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, Acquiror will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration Shares into which the shares of Company Common Stock represented by the Certificate are converted in the Merger in accordance with Section 3.2(c).

      (d) FRACTIONAL SHARES. Fractional shares of Acquiror Common Stock may be issued pursuant to the transactions contemplated herein.

      (e) TRANSFER BOOKS. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates for such shares of Company Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Section 3.3 subject to the satisfaction of the exchange procedures set forth above.

      (f) DELIVERY OF NOTE. Upon satisfaction of the exchange procedures set forth in this Section 3.3, the Acquiror shall deliver to Jones the Note in the form of Exhibit 3.3(f).

      3.4 ADJUSTMENT TO THE MERGER CONSIDERATION.

      (a) The Company shall provide a balance sheet as of the Closing Date (the "Closing Date Balance Sheet") and an income statement for the period then ended (the "Closing Date Income Statement"), both of which shall be prepared (i) in accordance with GAAP consistently applied and (ii) consistently with the Company Audited Financial Statements as of December 31, 1998 and December 31, 1999 and the Company Interim Financial Statements for April 30, 2000 (revised on September 6, 2000), and June 30, 2000. Following the Closing, an accountant selected by the Selling Shareholders (the "Accountant") shall review the Closing Date Balance Sheet and Closing Date Income Statement at the Surviving Corporation's expense.

      (b) On or before the forty-fifth (45th) day following the Closing Date, the Accountant shall provide to Acquiror and the Selling Shareholders:

          (i) a trial balance containing the Closing Date carrying value of the Company's net accounts receivable (the "Closing Date Net Accounts Receivable Trial Balance"); and

          (ii) an inventory schedule showing as of the Closing Date the quantity and carrying value of the inventory not in the Closing Date product line of the Company, as evidenced by the exclusion of such inventory from the price lists and product catalogs current at the Closing Date (the "Non-Current Inventory" and the "Closing Date Non-Current Inventory Report").

      (c) On or before the forty-fifth (45th) day following the date that is six
(6) months following the Closing Date (the "Six Month Anniversary") or nine (9) months following the Closing Date (the "Nine Month Anniversary"), as the case may be, the Accountant shall provide to Acquiror and the Selling Shareholders:

          (i) a schedule of accounts receivable balances that were included in the Closing Date Net Accounts Receivable Trial Balance and that were not collected in full as of the Six Month Anniversary (the "Six Month Net Accounts Receivable Trial Balance"); and


          (ii) a schedule, as of the Nine Month Anniversary, of (A) the current balances of Non-Current Inventory items that were included in the Closing Date Non-Current Inventory Report and that were still existing in the inventory, plus (B) the difference between the actual selling prices and the Closing Date valuations of any Non-Current Inventory items that sold between the Closing Date and the Nine Month Anniversary for lesser amounts than the amounts at which the items were valued as of the Closing (the "Nine Month Non-Current Inventory Report").

      The Accountant shall prepare the Six Month Net Accounts Receivable Trial Balance and the Nine Month Non-Current Inventory Report at the Surviving Corporation's expense. The Acquiror or the Selling Shareholders shall provide any objection to the Six Month Net Accounts Receivable Trial Balance or the Nine Month Non-Current Inventory Report to the Accountant and the other parties hereto in writing within ten (10) days of its or their receipt thereof.

      (d) When preparing the Six Month Net Accounts Receivable Trial Balance, the Accountant may, for purposes of determining the uncollected accounts receivable amounts, apply payment receipts to account balances on an oldest open item basis unless the customer remittances have indicated a specific application preference.

      (e) The Merger Consideration Shares shall be subject to a one (1) share reduction for each two (2) dollars included in the sum of the following (the "Merger Consideration Adjustment"):

          (i) the total amount of the Six Month Net Accounts Receivable Trial Balance; plus

          (ii) the total amount of the Nine Month Non-Current Inventory Report.

      The Accountant shall determine the Merger Consideration Adjustment within ten (10) days of either final agreement by the Acquiror and the Selling Shareholders on the Six Month Net Accounts Receivable Trial Balance and the Nine Month Non-Current Inventory Report or, in the event there is no objection to either report, within ten (10) days of its submission of the Nine Month Non-Current Inventory Report to Acquiror and the Selling Shareholders.

      (f) As security for any adjustment to the Merger consideration required hereunder, the Selling Shareholders shall deposit the share certificates for 75,000 of the Merger Consideration Shares (the "Escrow Shares"), as provided in
(i) below, with Key Bank as the escrow agent, pursuant to an Escrow Agreement substantially in the form attached hereto as Exhibit 3.4(f).

          (i) Jones shall deposit 63,750 of the Escrow Shares (the "Jones Escrow Shares") from the Jones Shares. Christopher shall deposit 11,250 of the Escrow Shares (the "Christopher Escrow Shares") from the Christopher Shares.


          (ii) Within three (3) days of the Accountant's determination of the Merger Consideration Adjustment, Acquiror and the Selling Shareholders shall provide to the escrow agent joint written directions for the distribution of the Escrow Shares.


          (iii) Jones and Christopher agree that they will direct the escrow agent to distribute the Merger Consideration Adjustment shares to Acquiror such that eighty-five percent (85%) of the Merger Consideration Adjustment shares are distributed from the Jones Escrow Shares and fifteen percent (15%) of the Merger Consideration Shares are distributed from the Christopher Escrow Shares.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to Acquiror and Merger Sub as follows:

      4.1 ORGANIZATION, STANDING AND CORPORATE POWER.

      The Company is a corporation duly organized, validly existing and with active status under the laws of Florida and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing (or the equivalent thereof), in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualifications or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to the Company. The Company has delivered to Acquiror complete and correct copies of its Articles of Incorporation and Bylaws, in each case as amended to the date of this Agreement.

      4.2 SUBSIDIARIES.

      The Company has no Subsidiaries, and has never had any Subsidiaries.

      4.3 CAPITALIZATION.

      The authorized capital stock of the Company consists of 1,000 shares of Company Common Stock. As of the date of this Agreement, 1,000 shares of Company Common Stock were issued and outstanding. No shares of Company Common Stock were held by the Company in its treasury. Except as set forth above, as of the date of this Agreement, no shares of common stock or other voting or equity securities of the Company were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights and/or other outstanding contractual rights the value of which is derived from the financial performance of the Company or the value of shares of Company Common Stock. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable. There are no (i) bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote, (ii) outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which any of them is bound, obligating the Company to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock or other voting or equity securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, or (iii) outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

      4.4 AUTHORITY; ENFORCEABILITY; NO CONFLICTS; AND CONSENTS.

      (a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Shareholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to approval of this Agreement by the holders of a majority of the voting power of the outstanding shares of Company Common Stock, voting as a class (the "Company Shareholder Approval"), at a special meeting of the holders of Company Common Stock. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligations of Acquiror and Merger Sub and subject to the Company Shareholder Approval, constitutes the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally, and, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

      (b) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or cause loss of a material benefit under, or result in the creation or maturation of any lien or purchase right upon any of the properties or assets of the Company or any of its

Subsidiaries under, (i) the Articles of Incorporation or Bylaws of the Company,
(ii) except as set forth in Schedule 4.4(b) or otherwise previously disclosed to Acquiror and subject to the governmental filings and other matters referred to in Section 4.4(c), any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in Section 4.4(c), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights or liens that individually or in the aggregate would not (X) have a Material Adverse Effect with respect to the Company, (Y) impair, in any material respect, the ability of the Company to perform its obligations under this Agreement or
(Z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

      (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Florida, the Certificate of Merger with the Secretary of State of the State of New Jersey and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (X) have a Material Adverse Effect with respect to the Company, (Y) impair, in any material respect, the ability of the Company to perform its obligations under this Agreement or (Z) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

      4.5 VOTE REQUIRED.

      The Company Shareholder Approval is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

      4.6 COMPLIANCE WITH APPLICABLE LAWS.

      (a) The Company has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights, including all authorizations under Environmental Laws ("Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted other than such Permits the absence of which would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company, and there has occurred no default under any such Permit other than such defaults which, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Company, and (ii) the Company is in compliance with all Applicable Laws, except for such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Company. The preceding sentence of this Section 4.6 does not apply to matters specifically covered by Sections 4.10 or 4.11.

      (b) The Company is, and has been, in compliance with all applicable Environmental Laws, except as set forth in Schedule 4.6 and except for such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Company. The term "Environmental Laws" means any applicable Federal, state, local or foreign statute, ordinance, rule, regulation, Permit, judgment, order, decree, injunction or other legally binding authorization, relating to health, safety or the environment, including, without limitation: (A) Releases (as defined in 42 U.S.C. Section 9601(22)) or threatened Releases of Hazardous Material (as hereinafter defined) into the environment or (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of, or exposure to, a Hazardous Material.

      (c) To the Knowledge of the Company, during the period of ownership or operation by the Company and its Subsidiaries of any of their owned or leased properties, there have been no Releases of Hazardous Material in, on, under or affecting such properties in violation of applicable Environmental Laws and none of the Company or its Subsidiaries have disposed of any Hazardous Material or any other substance in a manner that has led to, or could reasonably be anticipated to lead to, a Release in violation of, or liabilities or obligations under, applicable Environmental Laws except as set forth on Schedule 4.6 and except in each case for those which, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Company. The term "Hazardous Material" means any material deemed "hazardous" or a "contaminant" under any Environmental Law, including, without limitation, (1) hazardous substances (as defined in 42 U.S.C. Section 9601(14)), (2) petroleum, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof,
(4) asbestos and/or asbestos-containing material, (5) PCBs, or materials containing PCBs in excess of 50 ppm, and any material regulated as a medical waste or infectious waste.

      4.7 FINANCIAL STATEMENTS.

      (a) The Company has previously delivered to Acquiror (i) the audited financial statements of the Company as of December 31, 1999 and for the prior year ended as of December 31, 1998 (the "Company Audited Financial Statements"), and (ii) the unaudited balance sheets of the Company as of April 30, 2000 (revised on September 6, 2000), and June 30, 2000 and related statements of operations for the periods then ended (the "Company Interim Financial Statements" and together with the Company Audited Financial Statements, the "Company Financial Statements"). The Company Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and present fairly, in all material respects, the financial position, the results of operations and cash flows of the Company as of the dates and for the periods indicated, in each case in accordance with GAAP consistently applied throughout the periods involved except as otherwise stated therein, and subject, in the case of the Company Interim Financial Statements, to normal year-end audit adjustments, which are not in the aggregate material, and to the absence of notes as may be required by GAAP for annual financial statements.

      (b) As of the date hereof, the Company has no Liabilities required by GAAP to be reflected or disclosed in the Closing Date Balance Sheet that were not adequately reflected or disclosed on such balance sheet, subject to normal year-end audit adjustments, which are not in the aggregate material, and subject to the absence of notes as may be required by GAAP.

      4.8 ABSENCE OF CHANGES OR EVENTS.

      Except as set forth on Schedule 4.8 or as permitted by Section 6.1 of this Agreement, since December 31, 1999, the Company has conducted its business only in the ordinary course, and there has not been: (i) any change or occurrence (other than those which relate to the economy in general or to the Company's industry in general) which will have a Material Adverse Effect with respect to the Company; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the Company Common Stock; (iii) any issuance of any Shares of Company Common Stock or other capital stock of the Company or any securities convertible into or exchangeable or exercisable for capital stock of the Company; (iv) any split, combination or reclassification of any of the capital stock of the Company or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company; (v) (X) any grant by the Company to any director or officer of the Company of any increase in compensation, except in the ordinary course of business consistent with prior practice, (Y) any grant by the Company to any such person of any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired, or (Z) except for employment, severance or termination arrangements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company, any entry by the Company into any employment, severance or termination agreement with any such person; (vi) any damage, destruction or loss not covered by insurance that will have a Material Adverse Effect with respect to the Company; or (vii) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP.

      4.9 LITIGATION.

      There are no Legal Proceedings pending against the Company or, to the Knowledge of the Company, threatened that, individually or in the aggregate, (i) could reasonably be expected to have a Material Adverse Effect with respect to the Company or (ii) could reasonably be expected to prevent or significantly delay the consummation of the transactions contemplated by this Agreement. There is no judgment, order, injunction or decree of any Governmental Authority outstanding against the Company that, individually or in the aggregate, could have any effect referred to in the foregoing clauses (i) and (ii).

      4.10 CONTRACTS.

      Schedule 4.10 lists all material written contracts, agreements, leases, mortgages and commitments to which the Company is a party or may be bound ("Contracts"), except for Contracts (i) relating to purchase or sales orders in the ordinary course of business, (ii) involving a payment of less than $10,000 or (iii) which can be terminated by the Company within thirty (30) days after written notice without material penalty or premium. Except as set forth on
Schedule 4.10, to the Knowledge of the Company, all Contracts are valid and in full force and effect on the date hereof and the Company has not violated any provision of, or committed or failed to perform any act, which with notice, lapse of time or both would constitute a default under the provisions of any Contract the termination of which would have a Material Adverse Effect upon the financial condition or result of operations of the Company.

      4.11 TAXES.

      (a) The Company has (i) filed all Tax Returns required to be filed prior to the date of this Agreement by any jurisdiction to which it is subject, (ii) paid in full on a timely basis all Taxes due and claimed to be due by each such jurisdiction, (iii) duly collected or withheld and timely paid all Taxes required to be collected from others or deducted and withheld from any amounts paid to employees or others, and (iv) properly completed and filed all sales tax exemption certificates for sales where Tax was not charged. Such Tax Returns accurately and completely set forth all relevant items and accurately reflect the Tax Liabilities for such periods. No Tax deficiency or penalty has been asserted or, to the Knowledge of the Company, has been threatened by any such jurisdiction against the Company or any of its Subsidiaries.

      (b) There is no audit of any Tax Return of the Company in progress. To the Knowledge of the Company, there is no threatened action, suit, proceeding, investigation, audit, or claim for or relating to Taxes, there are no matters under discussion with any governmental authorities with respect to Taxes that could reasonably be expected to result in an additional amount of Taxes. No governmental authority has indicated in writing that it intends to audit any Tax Return of the Company.

      (c) The Company (i) has not waived any statute of limitations with respect to Tax obligations or agreed to any extension of time with respect to a Tax assessment or deficiency, (ii) has not been a party to any Tax allocation or sharing agreement, (iii) has not been a member of an affiliated group (other than the affiliated group of which the Company is the common parent) filing a consolidated federal income tax return, nor taken any other action that could result in Liability for Taxes of an affiliated group (other than the affiliated group of which the Company is the common parent) under Treas. Reg. sec.1.1502-6 (or any similar provision of state, local, or foreign law), including as a transferee or successor, by contract, or otherwise, and (iv) is not currently the beneficiary of any extensions of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, nor, to the Knowledge of the Company, is there any factual or legal basis for any such claim.

      (d) The Company has not agreed to extend the applicable statute of limitations for any Tax for any period. No federal, state, local, or foreign income Tax Returns that have been filed with respect to the Company have been audited and none are currently the subject of an audit. The Company has delivered to Acquiror correct and complete copies of all federal, state, and foreign income tax returns with respect to calendar years 1997, 1998 and 1999, and copies of all examination reports and statements of deficiencies that have been assessed against or agreed to by the Company that may have any material effect on the Tax Liability of the Company.

      (e) Schedule 4.11(e) lists material Tax elections that the Company has made. The Company has been an S corporation within the meaning of Section 1361(a) of the Code from the date of its incorporation.

      (f) The Company (i) has not agreed or consented at any time under Code
Section 341(f) to have the provisions of Code Section 341(f)(2) apply to any disposition of any assets, (ii) has not agreed, nor is required, to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise that will affect the Liability of the Company for Taxes, (iii) has not made an election, nor is required, to treat any asset as owned by another person pursuant to the provisions of Code Section 168(f) or as tax-exempt bond financed property or tax-exempt use property within the meaning of Code Section 168, (iv) has not made any of the foregoing elections nor is required to apply any of the foregoing rules under any comparable state or local tax provision, and (v) does not own any material assets that were financed directly or indirectly with, or that directly or indirectly secure, debt the interest on which is tax-exempt under Code Section 103(a).

      (g) The Company has not distributed stock or securities of a controlled corporation within the meaning of Section 355 of the Code within two (2) years of the Closing Date.

      (h) The Company is not a party to any "Gain Recognition Agreements" as such term is used in the Treasury Regulations promulgated under Code Section 367.

      (i) The Company has not made or become obligated to make, nor will the Company as a result of any event connected with any transaction contemplated herein and/or any termination of employment related to such transaction, make or become obligated to make, any "excess parachute payment" as defined in Code
Section 280G (without regard to subsection (b)(4) thereof).

      (j) There are no liens for Taxes (other than for current Taxes that are not yet due and payable or are being contested in good faith) upon the assets of the Company.

      (k) There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which the Company is a party and that could be treated as a partnership for federal income tax purposes.

      (l) The unpaid Taxes of the Company (A) did not, as of the most recent fiscal month end prior to the date hereof, exceed the reserve for Tax Liability (not including any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (other than in any notes thereto) that has been made available to the Acquiror and (B) will not, as of the Closing Date, exceed such reserve in the Closing Date Balance Sheet.

      4.12 EMPLOYEE BENEFIT PLANS; COMPLIANCE OF PLANS WITH ERISA AND CODE.

      (a) Schedule 4.12(a) contains a complete and accurate list of each employee contract, deferred compensation, bonus, incentive compensation, stock purchase, stock option, vacation, holiday, personal leave, educational benefit, Code Section 125 plan, fringe benefit, perquisite, profit sharing, employee stock ownership, pension, retirement, insurance, and severance arrangement plan or program, including, without limitation, each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "Plans") maintained by or contributed to by the Company or by any ERISA Affiliate (as hereafter defined) since January 1, 1989, for the benefit of any one or more of the current or former employees, officers, directors, or other persons. Complete and accurate copies of all the Plans (or, in the case of any unwritten Plans, written descriptions thereof) have been delivered to the Acquiror, along with copies of all determination letters issued by the Internal Revenue Service and the most recently disseminated summary plan descriptions of each Plan for which a summary plan description is required. Neither the Company nor any "ERISA Affiliate" (as hereafter defined) is maintaining or ever has maintained or is or has been obligated to make contributions to any (i) "multiemployer" plan within the meaning of Sections 3(37) and 4001 of ERISA; or (ii) any "defined benefit plan" within the meaning of Section 3(35) of ERISA; or (iii) any "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA; or (iv) any "excess benefit plan" within the meaning of 3(36) of ERISA; or (v) any "welfare benefit fund" within the meaning of Code Sections 419(e) and 4976. As used herein, the term "ERISA Affiliate" means any trade or business, whether or not incorporated, which together with the Company would be deemed a "single employer" within the meaning of Code Section 414. There are no Plans which promise or provide post-employment health or life benefits to current or former employees, officers, or directors of the Company or of any ERISA Affiliate, other than required by ERISA Section 602 or Code Section 4980B.

      (b) Compliance. If any of the Plans were to be terminated, the Company would not have any Liability with respect to any such Plan other than for amounts already paid or provided for. All obligations of the Company to contribute to the Plans for the Plan years prior to the fiscal year ending December 31, 1999 have been paid, and all obligations of the Company to contribute to such plans on behalf of employees of the Company through December 31, 1999 and/or for the Plan year ending December 31, 1999 will be reflected as an accrued expense on the balance sheet as of the Closing Date. All contributions and payments made or accrued with respect to each Plan are deductible in full as an income tax deduction under the Code; and all contributions, premiums or payments required to be made with respect to each such Plan have been made on or before their due date(s) (including permitted extensions). The Plans conform to and have been administered in compliance with their terms and in material compliance with applicable laws and regulations (including, but not limited to, all substantive and procedural requirements of ERISA and the Code) and no condition exists with respect to the Plans that could reasonably be expected to have a Material Adverse Effect on the Acquiror. No event or circumstance exists or has occurred that should cause the IRS to revoke the tax-qualified status under Code Section 401(a) of any Plan or the tax-exempt status under Section 501(a) of any trust relating to any Plan. There are no actions, suits, or claims pending (other than routine claims for benefits) with respect to former or present employees of the Company. All notices, reports, and disclosures relating to the Plans required by ERISA and the Code (including, without limitation Code Section 4980B(f)) have been provided to the employees of the Company, their spouses and dependents, no later than the required due dates for such notices, reports, and disclosures.

      (c) VIOLATIONS. No prohibited transaction within the meaning of either ERISA Section 406 or Code Section 4975 has occurred with respect to any Plans. The execution and delivery of this Agreement will not cause the termination of any of the Plans, involve any prohibited transaction within the meaning of
Section 406 of ERISA or Section 4975 of the Code, or constitute a breach of fiduciary responsibility with respect to any Plans. No civil penalty has been or could reasonably be expected to be assessed pursuant to ERISA Sections 409 or 502(i); no event has occurred and no condition exists that could reasonably be expected to subject the Company to a fine under ERISA Section 502(c); and no tax has been or could reasonably be expected to be imposed pursuant to Code Sections 4971, 4972, 4974, 4975, 4976, 4977, 4978, 4979, 4979A, 4980, 4980B, 4980D,
4980E, 5000, or 6652.

      (d) DOCUMENTS. The Company has delivered to Acquiror: (i) any and all documents submitted by the Company or any ERISA Affiliate to the IRS or the Department of Labor ("DOL") with respect to the Plans during the past six (6) years, including, without limitation, Forms 5300 and annual Forms 5500; (ii) any document dated within the past six (6) years relating to the Plans or the participation of the Company therein, or the benefits provided thereunder that creates Liability with respect thereto; and (iii) any documents dated within the past six (6) years received by the Company or any ERISA Affiliate from the IRS or the DOL challenging or raising questions regarding the compliance of any Plan with the Code, ERISA or any other applicable law. All data and documents supplied to the Acquiror and the Acquiror's representatives relating to the employees of the Company and the Plans are true and accurate in all respects.

      (e) COMPANY EMPLOYEES. Schedule 4.12(e) provides a complete list of all of the employees of the Company, their dates of hire, job titles, compensation and participation in each of the Plans. There are no employees on leave of absence who otherwise are or would be employed by the Company. To the Knowledge of the Company, none of such employees has been the subject of criminal proceedings or investigations, regulatory commission violations, SEC investigations, or Immigration and Naturalization Service investigations or proceedings. The Company has complied with the Immigration Reform and Control Act of 1986 and the Immigration and Nationality Act of 1990 with respect to the Company's employees, including, but not limited to, Immigration and Naturalization Service Form I-9 requirements. Except as set forth on Schedule 4.12(e), the Company has not instituted, agreed to or changed any employment contract or Plan nor has the Company increased, directly or indirectly, the salary, wages, or other compensation of any employee of the Company, or paid or entered into any agreement to pay any bonus or other extraordinary compensation to any employee of the Company, or otherwise instituted any general increase in rates of compensation or increased, directly or indirectly, any benefits or prerequisites for any employee of the Company, except for customary and routine annual adjustments, or as required by Applicable Law.

      4.13 TITLE TO PROPERTIES.

      Schedule 4.13 sets forth a complete list of all material real property owned in fee by the Company and sets forth all material real property leased by the Company or one of its Subsidiaries as lessee as of the date hereof (such owned and leased material real property, including all improvements, referred to collectively as the "Real Property"). Except as set forth on Schedule 4.13, each of the Company and its Subsidiaries has good and valid title to, or a valid leasehold interest in, the Real Property held by it. Except as set forth on
Schedule 4.13, the Real Property is free of Encumbrances, except for Permitted Encumbrances, and the consummation of the transactions contemplated by this Agreement will not create any Encumbrance on any of the Real Property which, individually or in the aggregate, would have a Material Adverse Effect with respect to the Company. The Company enjoys peaceful and undisturbed possession under all leases of Real Property, except for such breaches of the right to peaceful and undisturbed possession that do not materially interfere with the ability of the Company to conduct its business.

      4.14 INSURANCE.

      Schedule 4.14 sets forth a complete list of all insurance policies held by the Company. The Company has insurance coverage with insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is reasonably prudent, and has public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of activities of the Company or of any properties owned, occupied or controlled by the Company in such amount as is deemed reasonably necessary by the Company.

      4.15 BROKERS AND INTERMEDIARIES.

      No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                                    ARTICLE V
            REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

      Acquiror and Merger Sub each hereby represents and warrants to the Company as follows:

      5.1 ORGANIZATION, STANDING AND CORPORATE POWER OF ACQUIROR AND MERGER SUB.

      Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Acquiror and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualifications or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to Acquiror. Acquiror and Merger Sub each has delivered to the Company complete and correct copies of its certificate of incorporation and by-laws (or comparable charter documents), in each case as amended to the date of this Agreement.

      5.2 CAPITALIZATION.

      The authorized capital stock of Acquiror consists of 12,000,000 shares of Acquiror Common Stock. As of the date of this Agreement, (i) 2,221,055 shares of Acquiror Common Stock were issued and outstanding, (ii) no shares of Acquiror Common Stock were held by Acquiror in its treasury, and (iii) 639,170 shares of Acquiror Common Stock were reserved for issuance upon the exercise of outstanding options. Except as set forth above, as of the date of this Agreement, no shares of common stock or other voting or equity securities of Acquiror were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights and/or other outstanding contractual rights the value of which is derived from the financial performance of Acquiror or the value of shares of Acquiror Common Stock. All outstanding shares of Acquiror Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except as set forth in
Schedule 5.2, (i) there are no bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Acquiror may vote, (ii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Acquiror is a party or by which it is bound, obligating Acquiror to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock or other voting or equity securities of Acquiror or obligating Acquiror to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, and (iii) there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any shares of capital stock of Acquiror.

      5.3 AUTHORITY; ENFORCEABILITY; NO CONFLICTS AND CONSENTS.

      (a) Each of Acquiror and Merger Sub has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining Acquiror Shareholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Acquiror and Merger Sub and the consummation by Acquiror and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub, subject to approval of this Agreement by the holders of a majority of the voting power of the outstanding shares of Acquiror Common Stock, voting as a class ("Acquiror Shareholder Approval"), at a special meeting of the holders of Acquiror Common Stock. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes valid and binding obligations of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms.

      (b) The execution and delivery of this Agreement does not, and the consummation of the transaction contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or cause loss of a material benefit under, or result in the creation or maturation of any lien or purchase right upon any of the properties or assets of Acquiror or Merger Sub under, (i) the certificate of incorporation or by-laws (or comparable charter documents) of Acquiror or Merger Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Acquiror or Merger Sub, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) or
(iii), any such conflicts, violations, defaults, rights or liens that individually or in the aggregate would not (X) have a Material Adverse Effect with respect to Acquiror or Merger Sub, (Y) impair, in any material respect, the ability of Acquiror or Merger Sub to perform its obligations under this Agreement or (Z) prevent or significantly delay the consummation of any of the transactions contemplated by this Agreement.

      (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by Acquiror or Merger Sub in connection with the execution and delivery of this Agreement or the consummation by Acquiror of any of the transactions contemplated by this Agreement, except for (i) such reports and filings under the Securities Act and the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with the Florida Secretary of State, the Certificate of Merger with the New Jersey Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (X) have a Material Adverse Effect with respect to Acquiror or Merger Sub, (Y) impair, in any material respect, the ability of Acquiror or Merger Sub to perform its obligations under this Agreement or (Z) prevent or significantly delay the consummation of the transactions contemplated by this Agreement.

      5.4 ACQUIROR REPORTS.

      Acquiror has filed all reports, schedules, registration statements, and definitive proxy statements required to be filed with the SEC pursuant to the Exchange Act since January 1, 1997, including, without limitation, an Annual Report on Form 10-K for the year ended December 31, 1999, a Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 and the proxy statement for Acquiror's 2000 annual meeting of shareholders (all such reports filed or to be filed, together with all registration statements filed with the SEC by Acquiror pursuant to the Securities Act within the last year, the "Acquiror SEC Reports") and has previously furnished to the Company true and complete copies of all Acquiror SEC Reports filed with respect to periods beginning after January 1, 1997 and will promptly deliver to the Company or its counsel any Acquiror SEC Reports filed between the date hereof and the Effective Time.

      5.5 ABSENCE OF CERTAIN CHANGES OR EVENTS.

      Except as disclosed in the Acquiror SEC Reports filed prior to the date of this Agreement, since March 31, 2000, neither Acquiror nor any of its Subsidiaries has incurred any material liability, except in the ordinary course of its business, consistent with past practices or suffered any change, or any event involving a prospective change, in its business, assets, financial condition or results of operations which has had, or will have, individually or in the aggregate, a Material Adverse Effect. Since the most recent Acquiror SEC Report was filed, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution with respect to the Acquiror Common Stock, (ii) any issuance of any shares of Acquiror Common Stock or other capital stock of Acquiror or any securities convertible into or exchangeable or exercisable for capital stock of Acquiror, or (iii) any split, combination or reclassification of any of the capital stock of Acquiror or any issuance or the authorization of any issuance of any other securities in respect to, in lieu of or in substitution for shares of its capital stock of Acquiror.

      5.6 ACQUIROR COMMON STOCK.

      The Acquiror Common Stock to be issued in the Merger, when issued and delivered to holders of the Company Common Stock pursuant to this Agreement, will be (i) validly issued, fully paid and non-assessable, and free of pre-emptive rights with no personal liability attaching to the ownership thereof, (ii) registered under the Securities Act pursuant to the Registration Statement, (iii) registered or exempt from registration under applicable state securities or "Blue Sky" laws, (iv) designated for quotation on Nasdaq upon official notice of issuance and (v) except with respect to Affiliates of the Company as designated by the Company pursuant to Section 7.8, will be freely tradable without any restrictions upon transfer.

      5.7 LITIGATION.

      Except as disclosed in the Acquiror SEC Reports filed and publicly available prior to the date of this Agreement, there are no Legal Proceedings pending against Acquiror or any of its Subsidiaries or, to the Knowledge of Acquiror, threatened that, individually or in the aggregate, (i) could have a Material Adverse Effect with respect to Acquiror or (ii) could reasonably be expected to prevent or significantly delay the consummation of any of the transactions contemplated by this Agreement. Except as disclosed in the Acquiror SEC Reports filed and publicly available prior to the date of this Agreement, there is no judgment, order, injunction or decree of any Governmental Authority outstanding against Acquiror that, individually or in the aggregate, could reasonably be expected to have any effect referred to in the foregoing clauses
(i) and (ii).

      5.8 BROKERS AND INTERMEDIARIES.

      No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror.

      5.9 INVESTMENT.

      The Acquiror is acquiring the Company Common Stock for investment only, and not with a view to or for sale in connection with any distribution of such stock within the meaning of the Securities Act.

                                   ARTICLE VI
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

      6.1 CONDUCT OF BUSINESS OF THE COMPANY.

      Except as otherwise provided by the terms of this Agreement or as set forth in Section 4.8, on Schedule 4.8 or in this Section 6.1, from and after the date hereof to the Effective Time, the Company shall carry on its business in the ordinary course and use its reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and key employees and preserve its relationships, consistent with past practice, with desirable customers and others having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired in all material respects at the Effective Time. Without limiting the generality of the foregoing, prior to the Effective Time, except as otherwise provided by the terms of this Agreement or as set forth in Section 4.8 or on Schedule 4.8, the Company shall not, without the written consent of Acquiror, which consent may not be unreasonably withheld:

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests or (C) purchase, redeem or otherwise acquire or amend any shares of capital stock or other equity interests of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares, interests or other securities;


          (ii) issue, deliver, sell, pledge or otherwise encumber or amend any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, interests, voting securities or convertible securities;


          (iii) amend its Articles of Incorporation or Bylaws;

          (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or substantially all of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company, except (x) purchases of furnishings and equipment in the ordinary course of business consistent with past practice or (y) expenditures listed on
    Schedule 6.1;

          (v) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any material amount of its properties or assets, except in the ordinary course of business consistent with past practice;


          (vi) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans, advances or capital contributions to, or investments in, any other person other than (x) to customers in the ordinary course of business, (y) advances to employees, in the ordinary course of business consistent with past practice and (z) in connection with specific projects listed on Schedule 6.1;


          (vii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction,
    (A) in the ordinary course of business consistent with past practice, (B) in accordance with their terms of liabilities reflected or reserved against in the December 31, 1999 financial statements of the Company or incurred in the ordinary course of business consistent with past practice since the date of such financial statements or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company is a party;


          (viii) except as required to comply with Applicable Law, (A) adopt, enter into, terminate or amend any Plan or other arrangement for the benefit or welfare of any current or former director, officer or employee, except for amendments that are made in the ordinary course of business and do not result in material liability, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases or bonuses as contractually required pursuant to agreements set forth on Schedule 4.8 or in the ordinary course of business consistent with past practice to employees other than directors and executive officers of the Company), (C) pay any benefit subject to the requirements of ERISA that is not provided for under a Plan, (D) except for payments or awards in cash permitted by clause (B), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Plan (including the grant of stock options, stock appreciation fights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Plans or agreements or awards made thereunder) or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Plan other than in the ordinary course of business;


          (ix) except in the ordinary course of business, and except as contemplated by this Agreement, modify, amend or terminate any material contract or agreement to which the Company is a party or waive, release or assign any material rights or claims;


          (x) conduct its business in a manner or take, or cause to be taken, any other action that would prevent or materially delay the Company or Acquiror from consummating the transactions contemplated hereby in accordance with the terms of this Agreement (regardless of whether such action would otherwise be permitted or not prohibited hereunder), including, without limitation, any action which may materially limit the ability of the Company or Acquiror to consummate the transactions contemplated hereby as a result of antitrust or other regulatory concerns; or


            (xi) authorize any of, or commit or agree to take any of, the foregoing actions.

      6.2 TAX MATTERS.

      (a) Prior to the Closing, the Company shall not, without the written consent of Acquiror, which consent shall not be unreasonably withheld, make or amend any federal, state, or local Tax election, agree to waive or extend any statute of limitations, or resolve or agree to resolve any audit or proceeding relating to Taxes.

      (b) Each of the Selling Shareholders shall furnish to Acquiror on or before the Closing Date a certification of the Selling Shareholder's non-foreign status, in the form attached as Exhibit 6.2(b).

      (c) The following provisions shall govern the allocation of responsibility as between Acquiror and the Selling Shareholders for certain tax matters following the Closing Date:

            (i) Acquiror shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Acquiror shall permit the Selling Shareholders to review, comment on and approve, which approval shall not be unreasonably withheld, each such Tax Return described in the preceding sentence prior to filing. The Selling Shareholders shall reimburse Acquiror for the amount of Taxes of the Company with respect to such periods within thirty
(30) days after payment by Acquiror, if approved by the Selling Shareholders, of such approved Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Date Balance Sheet. All Tax Returns prepared by Acquiror shall be prepared consistent with the Company's past practice, provided such practice is in accordance with the Code.


            (ii) Acquiror shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods that begin before the Closing Date and end after the Closing Date. Acquiror shall permit the Selling Shareholders to review, comment on and approve, which approval shall not be unreasonably withheld, each such Tax Return described in the preceding sentence prior to filing. The Selling Shareholders shall pay to Acquiror within thirty (30) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes that relates to the portion of such Taxable period ending on the Closing Date, after payment by Acquiror, if approved by the Company, or by the Company of such undisputed Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Date Balance

Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All Tax Returns prepared by Acquiror shall be prepared consistent with the Company's past practice, provided such practice is in accordance with the Code. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of the Company.

      (d) Acquiror, the Company, and the Selling Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Acquiror and the Selling Shareholders further agree, upon request, to use their reasonable commercial best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

      6.3 ACCESS TO INFORMATION.

      (a) During the period prior to the Effective Time, the Company shall (i) afford to Acquiror and the Merger Sub, and to the officers, employees, accountants, counsel, financial advisors and agents of Acquiror and the Merger Sub, reasonable access during normal business hours to all its properties, books, contracts, commitments, personnel and records, and (ii) furnish promptly to the Acquiror or the Merger Sub all information concerning its business, properties and personnel as such other party may reasonably request. The Acquiror and the Merger Sub will hold, and will cause their respective officers, employees, accountants, counsel, financial advisors and agents and Affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, the provisions of the letter, dated June 30, 2000, between the Company and Acquiror (the "Confidentiality Agreement").

      (b) During the period after the Effective Time, the Surviving Corporation shall, to the extent necessary to determine the Selling Shareholders' liability for Taxes (i) afford to the Selling Shareholders and their accountants, counsel, financial advisors and agents, reasonable access during normal business hours to its properties, books, contracts, commitments, personnel and records, and (ii) furnish promptly to the Selling Shareholders all information concerning its business, properties and personnel as such other party may request. The Selling Shareholders will hold, and will cause their respective accountants, counsel, financial advisors and agents to hold, any nonpublic information in confidence.

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

      7.1 PREPARATION OF ACQUIROR PROXY STATEMENT; ACQUIROR AND COMPANY SHAREHOLDERS' MEETINGS.

      (a) Promptly following the date of this Agreement, Acquiror shall prepare the Proxy Statement. Each of the Company, Acquiror and Merger Sub covenants that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Acquiror, or at the time of the Shareholders' meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Acquiror shall cause the Proxy Statement to comply as to form in all material respects with the requirements of Applicable Law. Notwithstanding the foregoing, no representation or covenant is made by the Company with respect to statements made therein based on information supplied in writing by Acquiror or Merger Sub specifically for inclusion therein. If at any time prior to the Effective Time there shall occur (i) any event with respect to the Company, or with respect to other information supplied by the Company for inclusion in the Proxy Statement or (ii) any event with respect to Acquiror or Merger Sub, or with respect to information supplied by Acquiror or Merger Sub for inclusion in the Proxy Statement, in either case which event is required by Applicable Law to be described in an amendment of, or a supplement to, the Proxy Statement and disseminated to the shareholders of the Acquiror, such event shall be so described, and such amendment or supplement shall be so disseminated.

      (b) Acquiror shall take all action necessary in accordance with Applicable Law and its Articles of Incorporation and Bylaws to convene and hold a meeting of its shareholders (the "Acquiror Shareholders' Meeting") as promptly as practicable for the purpose of obtaining the Acquiror Shareholder Approval. Acquiror shall, through its Board of Directors, recommend to its shareholders the adoption of this Agreement and the transactions contemplated hereby and shall use reasonable efforts to solicit from its shareholders proxies in favor of adoption of this Agreement and to take all other lawful action necessary to secure the Acquiror Shareholder Approval. Notwithstanding the foregoing, Acquiror's obligation to convene and hold the Acquiror Shareholders' Meeting and to recommend the adoption of this Agreement and to solicit proxies from its shareholders shall be subject to any action (including any withdrawal or change of its recommendation) taken by, or upon authority of, the Board of Directors of Acquiror which the Board of Directors determines, based on the advice of outside legal counsel to the Acquiror, is required in the exercise of its fiduciary duties to the Acquiror's shareholders under Applicable Law.

      (c) The Company shall take all action necessary in accordance with Applicable Law and its Articles of Incorporation and Bylaws to convene and hold a meeting of its shareholders (the "Company Shareholders' Meeting") as promptly as practicable for the purpose of obtaining the Company Shareholder Approval. The Company shall, through its Board of Directors, recommend to its shareholders the adoption of this Agreement and the transactions contemplated hereby, and the Selling Shareholders hereby agree to vote in favor of adoption of this Agreement and to take all other lawful action necessary to secure the Company Shareholder Approval.

      7.2 EFFORTS.

      Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority (including in respect of any Governing Law), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

      7.3 ANNOUNCEMENTS.

      Prior to the Closing, none of the Company, Acquiror or Merger Sub will issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by Applicable Law or applicable stock exchange regulations, in which event the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance. The parties agree that any press release to be issued with respect to the transactions contemplated by this Agreement shall be reasonably satisfactory to each of the parties as to form and substance.

      7.4 TRANSFER TAXES.

      The Company and Acquiror shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (collectively, the "Transfer Taxes"). The Selling Shareholders shall pay all Transfer Taxes.

      7.5 NONCOMPETITION AGREEMENTS.

      Each of the Selling Shareholders agrees to enter into a noncompetition agreement with Acquiror and the Surviving Corporation in substantially the form attached hereto as Exhibit 7.5 (the "Noncompetition Agreement").

      7.6 TAX FREE REORGANIZATION.

      Acquiror and the Company shall each use its reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code.

      7.7 AFFILIATES OF THE COMPANY.

      Prior to the date of the Company Shareholders' Meeting, the Company shall deliver to Acquiror a letter identifying all persons who, in the Company's reasonable judgment, are at the time of the Company Shareholders' Meeting Affiliates of the Company within the meaning of Rule 145 under the Securities Act. The Company shall use reasonable efforts to cause each Person who is identified as an Affiliate of the Company to deliver to Acquiror prior to the Closing Date an agreement substantially in the form of Exhibit 7.7 to this Agreement, restricting the disposition of the shares of Acquiror Common Stock to be received by such Person in the Merger, or otherwise held by such person, until the public announcement of the financial results of Acquiror for a period that includes 30 days of combined operations with the Company. As soon as is reasonably practicable but in no event later than 45 days after the end of the first fiscal quarter of Acquiror ending at least 30 days after the Closing Date, Acquiror will publish results including at least 30 days of combined operations of Acquiror and the Company as referred to in the written agreements provided for by this Section 7.7.

      7.8 RULE 144 REPORTING.

      Until the date that all Selling Shareholders cease to be Affiliates of the Acquiror or until the one year anniversary of the Effective Time, whichever date is later, the Acquiror agrees to:

      (a) make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the effective date of the Registration Statement;

      (b) file with the SEC in a timely manner all reports and other documents required of the Acquiror under the Securities Act and the Exchange Act; and

      (c) furnish to the Selling Shareholders, for so long as they are shareholders of the Acquiror, forthwith upon request a written statement by the Acquiror as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and Exchange Act, a copy of the most recent annual or quarterly report of the Acquiror, and such other reports and documents so filed as the Selling Shareholders may reasonably request in availing themselves of any rule or regulation of the SEC allowing a Selling Shareholder to sell any such securities.

      7.9 PARTICIPATION RIGHTS

      (a) At least 30 days prior to any sale of Acquiror Common Stock by Wesmar Partners Limited Partnership ("Wesmar") pursuant to a registration statement filed with the SEC (a "Secondary Offering"), Wesmar shall deliver a written notice (the "Sale Notice") to the Selling Shareholders, specifying in reasonable detail the number of shares to be offered, the terms and conditions of the Secondary Offering, and the name of the proposed underwriter. The Selling Shareholders may choose to participate in the contemplated Secondary Offering, as provided in this Section 7.9, at the same price per share and on the same terms by delivering written notice to Wesmar within 20 days after delivery of the Sale Notice. If a Selling Shareholder has chosen to participate in such Secondary Offering, such Selling Shareholder shall be entitled to sell in the contemplated Secondary Offering, at the same price and on the same terms, the number of shares of Acquiror Common Stock held by the Selling Shareholder that is equal to: (i) the quotient obtained by dividing (A) one-half (1/2) of the total number of shares of Acquiror Common Stock held by the Selling Shareholders, in the aggregate, as of the date of the Sale Notice by (B) the total number of shares of Acquiror Common Stock held by both Wesmar and the Selling Shareholders as of the date of the Sale Notice, multiplied by (ii) the number of shares of Acquiror Common Stock held by Wesmar that are to be sold under the terms of the Secondary Offering. The number of shares that may be sold by the Selling Shareholder, as calculated in the previous sentence, is referred to as the "Number of Participating Shares."

      (b) Unless the Selling Shareholders agree otherwise, in the event that the Selling Shareholders choose to participate in the Secondary Offering, each Selling Shareholder shall be entitled to sell the number of shares of Acquiror Common Stock that bears the same ratio to the Number of Participating Shares as the number of shares held by the Selling Shareholder bears to the total number of shares held by the Selling Shareholders, in the aggregate, as of the date of the Sale Notice. In no event shall the total number of shares sold in the Secondary Offering by the Selling Shareholders exceed the Number of Participating Shares.

      (c) SAMPLE CALCULATION OF PARTICIPATION RIGHTS. For purposes of this example only, assume that Wesmar desires to sell 10,000 shares of Acquiror Common Stock pursuant to a Secondary Offering. Also assume that there are two Selling Shareholders and that as of the date of the Sale Notice, Wesmar owns 100,000 shares of Acquiror Common Stock and each Selling Shareholder owns 10,000 shares of Acquiror Common Stock (a total of 20,000 shares held by the Selling Shareholders). If a Selling Shareholder elects to participate in the Secondary Offering pursuant to Section 7.9(a), the Selling Shareholder will be entitled to sell a total of 833 shares of Acquiror Common Stock (1/2 of the 20,000 shares held by the Selling Shareholders, divided by 120,000 shares held by Wesmar and the Selling Shareholders, multiplied by 10,000 shares to have been originally sold by Wesmar in the Secondary Offering, is equal to 833 shares of Acquiror Common Stock). Therefore, in the Secondary Offering, Wesmar will be entitled to sell 9,167 shares of Acquiror Common Stock, and the Selling Shareholder will be entitled to sell 833 shares of Acquiror Common Stock (9,167 shares plus 833 shares is equal to 10,000 shares, the original number of shares that was to be sold by Wesmar). If all of the Selling Shareholders elect to participate in the Secondary Offering, then each Selling Shareholder will be entitled to sell 416.5 shares of Acquiror Common Stock (one-half of 833 shares, since the Selling Shareholders own an equal number of shares in this example), unless the Selling Shareholders agree otherwise.

      7.10 PAYMENT OF SEVERANCE TO COMPANY EMPLOYEES.

      The Acquiror agrees to assume the Company's obligation to pay each employee set forth on Schedule 4.12(e), except for Jones, $2,500 in cash if such employee is continuously employed by the Company and the Surviving Corporation from the date of this Agreement until the date that the Company's warehouse and customer service departments located in Tampa, Florida are closed and relocated to Fairfield, New Jersey by the Surviving Corporation on or about December 31, 2001.

      7.11 MAINTENANCE OF BENEFITS FOR COMPANY EMPLOYEES.

      The Acquiror agrees to maintain the same level of employee benefits for the Company's employees, including without limitation, either: (a) maintaining the Plans set forth on Schedule 4.12(a) in accordance with the Company's employee handbook dated September 1, 1996 (the "Employee Handbook") or (b) providing equivalent benefits until the date that the Company's warehouse and customer service departments located in Tampa, Florida are closed and relocated to Fairfield, New Jersey by the Surviving Corporation on or about December 31, 2001. To the extent that the Acquiror provides a greater level of benefits to its employees, the Acquiror will take all actions necessary to provide employees of the Company with benefits that are equal to the benefits received by employees of the Acquiror, including without limitation, amending any Plans maintained by the Acquiror to include employees of the Company.

      7.12 TERMINATION OF SHAREHOLDERS AGREEMENT.

      At Closing, the Company, Jones and Christopher hereby agree to terminate the Shareholders Agreement among themselves dated April 17, 1995.

      7.13 COVENANT NOT TO EXERCISE DISSENTER'S RIGHTS.

      Each of the Selling Shareholders agrees that he will not exercise any dissenter's rights available to him, whether pursuant to statute or otherwise, in connection with the transactions contemplated hereunder.

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

      8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.

      The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

      (a) Acquiror shall have obtained Acquiror Shareholder Approval.

      (b) No statute, rule, regulation, decree, preliminary or permanent injunction, temporary restraining order or other order of any nature of any court or Governmental Authority shall be in effect that restrains, prevents or prohibits the Merger; provided, however, that in the case of a decree, injunction or other order, the party invoking this condition shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order.

      (c) The Acquiror and the Surviving Corporation shall have entered into an employment agreement with Jones in the form of Exhibit 8.1(c).

      8.2 CONDITIONS OF OBLIGATIONS OF ACQUIROR AND MERGER SUB.

      The obligations of Acquiror and Merger Sub to effect the Merger are further subject to the satisfaction of the following conditions, any or all of which may be waived on or prior to the Closing Date in whole or in part by Acquiror and Merger Sub:

      (a) The representations and warranties of the Company shall be true and correct in all material respects, at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is expressly made as of a specified date, in which case such representation or warranty shall be true and correct only as of such date. Acquiror and Merger Sub shall have received a certificate from the Company dated the Closing Date signed on behalf of the Company by an authorized officer of the Company certifying to the fulfillment of this condition.

      (b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to or at the Closing Date and shall have complied or be in compliance in all material respects with any agreement or covenant of the Company to be performed by it under this Agreement at or prior to the Closing Date, and Acquiror and Merger Sub shall have received a certificate from the Company dated the Closing Date signed on behalf of the Company by an authorized officer of the Company certifying the fulfillment of this condition.

      (c) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, shall be effective at the Effective Time, no stop order suspending effectiveness of the Registration Statement shall have been issued, no action, suit, proceedings or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the Acquiror Common Stock to be issued to holders of Company.

      (d) All necessary approvals or authorizations of any Governmental Authority in connection with the Merger shall have been obtained.

      (e) The Noncompetition Agreements shall have been duly executed by the parties thereto other than Acquiror.

      (f) The Company shall have provided to Acquiror a warranty as to the usability and merchantability of the inventory of the Company, except for Non-Current Inventory.

      (g) The Company shall have provided to Acquiror, to the reasonable satisfaction of the Acquiror and its counsel, any consents necessary for the Surviving Corporation (i) to assume the lease agreement dated November 30, 1995, as amended, for premises located at 3803 Corporex Drive, Tampa, Florida, and
(ii) to use any and all equipment leased to the Company by Pitney Bowes Credit Corporation.

      8.3 CONDITIONS OF OBLIGATION OF THE COMPANY.

      The obligation of the Company to effect the Merger is further subject to the satisfaction of the following conditions, any or all of which may be waived on or prior to the Closing Date in whole or in part by the Company:

      (a) The representations and warranties of Acquiror and Merger Sub made hereunder shall be true and correct in all material respects at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is expressly made as of a specified date, in which case such representation or warranty shall be true and correct only as of such date. The Company shall have received a certificate from Acquiror dated the Closing Date signed on behalf of Acquiror and Merger Sub by an authorized officer of Acquiror and Merger Sub certifying to the fulfillment of this condition.

      (b) Acquiror and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to or at the Closing Date and shall have complied or be in compliance in all material respects with any applicable agreement or covenant of Acquiror and Merger Sub to be performed by Acquiror and Merger Sub under this Agreement at or prior to the Closing Date, and the Company shall have received the certificates from the Acquiror and Merger Sub dated the Closing Date signed on behalf of Acquiror and Merger Sub by an authorized officer of Acquiror and Merger Sub certifying to the fulfillment of this condition.

      (c) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, shall be effective at the Effective Time, no stop order suspending effectiveness of the Registration Statement shall have been issued, no action, suit, proceedings or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the Acquiror Common Stock to be issued to holders of Company Common Stock in connection with the Merger shall have been received.

      (d) Nasdaq shall have accepted for filing the notification form for the listing of the additional shares of Acquiror Common Stock issued pursuant to the terms of this Agreement.

      (e) The Acquiror and the shareholders of the Acquiror shall have taken all actions necessary to elect Jones to the board of directors of the Acquiror, effective as of January 1, 2001.

      (f) The Acquiror shall have executed and delivered to the Company a resale certificate substantially in the form attached as Exhibit 8.3(f).

      (g) The Merger Sub shall have obtained a Florida Dealer's Certificate of Registration.

                                   ARTICLE IX
                            TERMINATION AND AMENDMENT

      9.1 TERMINATION.

      This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after Acquiror Shareholder Approval and Company Shareholder Approval have been obtained:

      (a) by mutual written consent of the Company, on the one hand, and Acquiror and Merger Sub, on the other hand, or by mutual action of their respective boards of directors;

      (b) by Acquiror and Merger Sub, if any of the conditions set forth in Sections 8.1 or 8.2 shall have become incapable of fulfillment (other than as a result of any breach by Acquiror or Merger Sub of the terms of this Agreement) and shall not have been waived by Acquiror and Merger Sub;

      (c) by the Company, if any of the conditions set forth in Sections 8.1 or
8.3 shall have become incapable of fulfillment (other than as a result of any breach by the Company of the terms of this Agreement) and shall not have been waived by the Company;

      (d) by the Company or Acquiror and Merger Sub, if the Merger shall not have been consummated on or before the 120th day following the mailing of the Proxy Statement (the "Termination Date"), unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; or

      (e) by the Company, if the Merger shall not have been consummated on or before December 31, 2000.

      9.2 EFFECT OF TERMINATION.

      In the event of termination by the Company or Acquiror and Merger Sub pursuant to Section 9.1, written notice thereof shall promptly be given to the other parties and, except as otherwise provided herein, the transactions contemplated by this Agreement shall be terminated and become void and have no effect, without further action by any party, other than the provisions of the last sentence of Section 6.3 and Section 9.2. Nothing in this Section 9.2 shall be deemed to release any party from any liability for any willful and material breach by such party of the terms and provisions of this Agreement.

      9.3 AMENDMENT.

      Subject to Applicable Law, this Agreement may be amended, modified or supplemented only by written agreement of Acquiror and the Company at any time prior to the Effective Date with respect to any of the terms contained herein; provided, however, that, after receipt of the Company Shareholder Approval, no such amendment or modification shall reduce the amount or change the form of consideration to be delivered to the shareholders of the Company.

      9.4 EXTENSION; WAIVER.

      At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                    ARTICLE X
                            INDEMNIFICATION; SURVIVAL

      10.1 INDEMNIFICATION.

      (a) The Selling Shareholders jointly and severally agree to indemnify, defend and hold harmless Acquiror, Surviving Corporation and their respective employees, directors, officers, shareholders and agents (collectively, the "Acquiror Indemnified Parties") from and against all Losses (as defined herein) incurred by the Acquiror Indemnified Parties resulting from or on account of any representation, warranty or covenant of the Company or the Selling Shareholders made in this Agreement not being true or accurate at the Closing Date. The term "Losses" means any and all expenses, losses, costs, deficiencies, liabilities and damages, including, but not limited to, legal and professional fees and expenses suffered or incurred in any manner, including investigation and defense of claims.

      (b) The Selling Shareholders jointly and severally agree to indemnify, defend and hold harmless Acquiror and Surviving Corporation from and against all Losses resulting from or on account of any tax obligation arising from treatment of the Merger as taxable.

      (c) The Acquiror and the Surviving Corporation jointly and severally agree to indemnify, defend and hold harmless the Selling Shareholders from and against all Losses incurred by the Selling Shareholders resulting from or on account of any representation, warranty or covenant of the Acquiror or the Merger Sub made in this Agreement not being true or accurate at the Closing Date.

      10.2 SURVIVAL.

      The covenants, representations and warranties made by the parties in this Agreement and in any other certificates and documents delivered in connection herewith:

      (a) shall terminate upon the termination of this Agreement pursuant to
Article IX, except that the agreements set forth in Sections 9.2 and Article X hereof shall survive termination, or, if this Agreement is not terminated pursuant to Article IX,

      (b) shall survive the Closing Date and shall continue in full force and effect until the date that is eighteen (18) months' following the Closing Date, except that all representations, warranties, and covenants made by the Selling Shareholders and the Company in Sections 4.11 and 6.2 hereto shall continue in full force and effect until all applicable statutes of limitations, including waivers and extensions, have expired with respect to the matters addressed therein.

                                   ARTICLE XI
                               GENERAL PROVISIONS

      11.1 EXPENSES.

      Each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants and other experts and shall pay all other costs and expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby. In the event that the Merger is consummated, all reasonable and customary out-of-pocket expenses incurred by the Company in connection with the Merger including, without limitation, attorneys, accounting, investment banking and printing costs and expenses, will be accounted for as current liabilities on the financial statements of the Company at the Closing.

      11.2 GOVERNING LAW.

      This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey without reference to choice of law principles, including all matters of construction, validity and performance.

      11.3 NOTICES.

      Notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective persons giving them (in the case of any corporation the signature shall be by an officer thereof) and delivered by hand, deposited in a United States express mail service, properly addressed and postage prepaid, or delivered by confirmed facsimile:

If to the Company, to:    Mr. James E. Jones
                          Ladies Golf Equipment Company, Inc.
                          3803 Corporex Park Drive, Suite 400
                          Tampa, FL 33619


with a copy to:           Douglas A. Wright, Esq.
                          Holland & Knight LLP
                          400 North Ashley Drive, Suite 2300
                          Tampa, FL 33602


If to Acquiror, to:       Mr. Douglas A. Buffington
                          S2 Golf Inc.
                          18 Gloria Lane
                          Fairfield, NJ 07004


with a copy to:           Richard M. Maurer
                          Wesmar Partners Limited Partnership
                          Three Gateway Center
                          401 Liberty Avenue
                          Pittsburgh, PA 15222


and to:                   Mary Ann Jorgenson, Esq.
                          Squire, Sanders & Dempsey L.L.P.
                          4900 Key Tower
                          127 Public Square
                          Cleveland, OH 44114


If to Merger Sub, to:     Mr. Douglas A. Buffington
                          S2 Acquisition, Inc.
                          18 Gloria Lane
                          Fairfield, NJ 07004


with a copy to:           Richard M. Maurer
                          Wesmar Partners Limited Partnership
                          Three Gateway Center
                          401 Liberty Avenue
                          Pittsburgh, PA 15222


and to:                   Mary Ann Jorgenson, Esq.
                          Squire, Sanders & Dempsey L.L.P.
                          4900 Key Tower
                          127 Public Square
                          Cleveland, OH 44114


         Such names and addresses may be changed by notice given in accordance with this Section 11.3.

      11.4 ENTIRE AGREEMENT.

      This Agreement (including the Disclosure Schedule, and the Exhibits attached hereto, all of which are a part hereof) and the Confidentiality Agreement contain the entire understanding of the parties hereto and thereto with respect to the subject matter contained herein and therein, supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions contemplated by this Agreement other than those set forth herein or made hereunder.

      11.5 DISCLOSURE SCHEDULE.

      The Disclosure Schedule, dated the date hereof, delivered by the Company to Acquiror (the "Disclosure Schedule") is incorporated into this Agreement by reference and made a part hereof.

      11.6 HEADINGS; REFERENCES.

      The article, Section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles", "Sections" or "Exhibits" shall be deemed to be references to Articles or Sections hereof or Exhibits hereto unless otherwise indicated.

      11.7 COUNTERPARTS.

      This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original, but all of which shall constitute one and the same original.

      11.8 PARTIES IN INTEREST; ASSIGNMENT.

      Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence this agreement shall inure to the benefit of and be binding upon the Company, Acquiror and Merger Sub and shall inure to the sole benefit of the Company, Acquiror and Merger Sub and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement.

      11.9 SEVERABILITY; ENFORCEMENT.

      Except to the extent that the application of this Section 11.9 would have a Material Adverse Effect with respect to Acquiror or the Company, the invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof.

      11.10 SPECIFIC PERFORMANCE.

      The parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by Applicable Law, each party waives any objection to the imposition of such relief.

                           [SIGNATURE PAGE(S) FOLLOW]

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Plan of Reorganization as of the date first above written:



                            S2 GOLF INC


                            /s/ Douglas A. Buffington
                            -------------------------------------
                            Douglas A. Buffington
                            Title: President



                            S2 GOLF ACQUISITION CORP


                            /s/ Douglas A. Buffington
                            -------------------------------------
                            By: Douglas A. Buffington
                            Title: President



                            LADIES GOLF EQUIPMENT COMPANY, INC


                            /s/ James E. Jones
                            -------------------------------------
                            By: James E. Jones
                            Title: President



                            SELLING SHAREHOLDERS:


                            /s/ James E. Jones
                            -------------------------------------
                            James E. Jones



                            /s/ Brian Christopher
                            -------------------------------------
                            Brian Christopher

                                                                         ANNEX B

                        FLORIDA BUSINESS CORPORATION ACT

                        PROVISIONS ON DISSENTERS' RIGHTS
                    SECTIONS 607.1301, 607.1302, AND 607.1320

607.1301.DISSENTERS' RIGHTS; DEFINITIONS

      The following definitions apply to sec. 607.1302 and 607.1320:

      (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

      (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

      (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

607.1302. RIGHT OF SHAREHOLDERS TO DISSENT

      (1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

      (a) Consummation of a plan of merger to which the corporation is a party:

      1. If the shareholder is entitled to vote on the merger, or

      2. If the corporation is a subsidiary that is merged with its parent under
s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

      (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

                                    Annex B-1

      (c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

      (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

      (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

      1. Altering or abolishing any preemptive rights attached to any of his or her shares;

      2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

      3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

      4. Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

      5. Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

      6. Reducing the stated dividend preference of any of the shareholder's preferred shares; or

      7. Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation; or

      (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his or her shares.

      (2) A shareholder dissenting from any amendment specified in paragraph
(1)(e) has the right to dissent only as to those of his or her shares which are adversely affected by the amendment.

      (3) A shareholder may dissent as to less than all the shares registered in his or her name. In that event, the shareholder's rights shall be determined as if the shares as to which he or she has dissented and his or her other shares were registered in the names of different shareholders.

                                    Annex B-2

      (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by not fewer than 2,000 shareholders.

      (5) A shareholder entitled to dissent and obtain payment for his or her shares under this section may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

607.1320. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

      (1)(a) If a proposed corporate action creating dissenters' rights under s.
607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of sec. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

      1. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for his or her shares if the proposed action is effectuated, and

      2. Not vote his or her shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

      (b) If proposed corporate action creating dissenters' rights under s.
607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of sec. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for the shareholder's written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

      (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his or her shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

      (3) Within 20 days after the giving of notice to him or her, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating the shareholder's name and address, the number, classes, and series of shares as to which he dissents, and a demand for payment of the fair value of his or her shares. Any shareholder failing to file such

                                    Annex B-3
election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

      (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his or her shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his or her shares shall cease, and the shareholder shall be reinstated to have all his or her rights as a shareholder as of the filing of his or her notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

      (a) Such demand is withdrawn as provided in this section;

      (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

      (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

      (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

      (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

      (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

      (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

                                    Annex B-4

      (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his or her shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

      (7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his or her shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

      (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

      (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel far, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no

                                    Annex B-5
offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

      (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, in the case of other treasury shares, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                                    Annex B-6

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Bylaws of S2 Golf Inc. effectively provide that, to the full extent permitted by the New Jersey Business Corporation Act (the "NJ BCA"), as amended from time to time, S2 Golf Inc. shall, under certain circumstances, indemnify all of its directors, officers, employees, and agents, and persons serving as directors, officers, employees, and agents of another entity at the request of the corporation, against losses incurred as a result of such service. Section 14A:3-5 of the NJ BCA permits a corporation to indemnify its directors and officers against amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties ("liabilities") and reasonable costs, disbursements and counsel fees ("expenses") in connection with any pending, threatened or completed action, suit or proceeding, any appeal therefrom and any inquiry or investigation which could give rise to such an action, suit or proceeding (a "proceeding") brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses incurred by directors and officers in connection with any proceeding and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the Superior Court or the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling S2 Golf Inc. pursuant to the foregoing provisions, S2 Golf Inc. has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

               ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits. The following is a list of exhibits included as part of this Registration Statement. The registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.

                                  EXHIBIT INDEX

    EXHIBIT
     NUMBER                           DESCRIPTION OF EXHIBIT*

      2.0 Agreement and Plan of Reorganization, dated as of June 22, 2000, among the registrant, S2 Golf Acquisition Corp., Ladies Golf Equipment Company, Inc., James E. Jones and Brian Christopher (included as Annex A to the proxy statement/prospectus).

      3.1 Amended and Restated Certificate of Incorporation of the registrant dated June 28, 1991 (incorporated by reference to Exhibit 3.1 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1991).

      3.2 Amended and Restated By-laws of the registrant dated December 6, 1991 (incorporated by reference to Exhibit 3.2 of the registrant's Annual Report on Form 10-K for the year ended December 31, 1991).

      4.1 Common Stock Purchase Warrant in favor of Wesmar Partners dated February 28, 1988 (incorporated by reference to Exhibit
                  4.4 of the registrant's Registration Statement No. 33-37371 on Form S-3).

      4.2 Common Stock Purchase Warrant in favor of Wesmar Partners dated February 28, 1988 (incorporated by reference to Exhibit
                  4.5 of the registrant's Registration Statement No. 33-37371 on Form S-3).

      5.0         Opinion of Squire, Sanders & Dempsey L.L.P.

     10.0 Loan and Security Agreement between the registrant and Midlantic Bank, National Association dated December 29, 1994 (incorporated by reference to Exhibit 99 of the registrant's Current Report on Form 8-K dated December 26, 1994).

     10.1 United States Patent No. 4,203,598 issued to the registrant (incorporated by reference to Exhibit 10.3 of the registrant's Registration Statement No. 33-16931 on Form S-1).

     10.2 Amended and Restated Licensing Agreement between Ladies Professional Golf Association and the registrant dated January 1, 1999 (incorporated by reference to Exhibit 10.2 of the registrant's Annual Report on Form 10-K for the year ended December 31, 1999).

     10.3 Lease Agreement between the registrant and 12 Gloria Lane Limited Partnership dated June 22, 1989 (incorporated by reference to exhibit 10.6 of the registrant's Registration Statement No. 33-37371 on Form S-3).

     10.4 Modification of Lease Agreement between the registrant and 12 Gloria Lane Industrial Partnership dated October 3, 1995 (incorporated by reference to Exhibit 10.2 of the registrant's Annual Report on Form 10-K for the year ended December 31,
                  1995).

     10.5 1984 Incentive Stock Option Plan of the registrant dated February 10, 1984 (incorporated by reference to Exhibit 10.7 to the registrant's Registration Statement No. 33-16931 on Form S-1).

     10.6 Consulting Agreement between the registrant and MR & Associates dated January 1992 (incorporated by reference to exhibit 10.10 of the registrant's Annual Report on Form 10-K for the year ended December 31, 1992).

     10.7 Amendment of Consulting Services Agreement between the registrant and MR and Associates effective as of February 1, 1996 (incorporated by reference to Exhibit 10.6 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996).

     10.8         1992 Stock Plan for Independent Directors of S2 Golf, Inc.
                  dated December 28, 1992 (incorporated by reference to Exhibit
                  10.11 of the registrant's Annual Report on form 10-K for the year ended December 31, 1992).

    10.9**        Employment Agreement between the registrant and Douglas A.
                  Buffington dated January 1, 1998 (incorporated by reference to
                  Exhibit 10.9 of the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000).

    10.10 Agreement between the registrant and Randy A. Hamill dated January 2, 1997 (incorporated by reference to Exhibit 10.10 of the registrant's Annual Report on Form 10-K for the year ended December 31, 1997).

     10.11 Second Amendment to Loan and Security Agreement between registrant and PNC Bank dated December 1, 1997 (incorporated by reference to Exhibit 10.12 of the registrant's Annual Report on Form 10-K for the year ended December 31, 1997).

     10.12 License Agreement between the registrant and Raymond Lanctot Ltee/Ltd. dated June 28, 1999 (incorporated by reference to
                  Exhibit 10.12 of the registrant's Annual Report on Form 10-K for the year ended December 31, 1999).

      10.13 Asset Purchase Agreement dated July 31, 2000 among the registrant, APGC Holdings Company, LLC and The Arnold Palmer Golf Company (incorporated by reference to Exhibit 2.0 to the registrant's Current Report on Form 8-K reporting the event dated July 31, 2000).

      10.14 Fourth Amendment to Loan and Security Agreement between the registrant and PNC Bank, National Association, dated as of July 31, 2000.

       23.1       Consent of Squire, Sanders & Dempsey L.L.P. (included in
                  Exhibit 5.0).

       23.2       Consent of Rothstein, Kass & Company, P.C.

       23.3       Consent of Deloitte & Touche LLP

       23.4       Consent of Dowell & Perez, P.A.

       24.1       Power of Attorney (included in signature page).

       99.1       Registrant's Form of Proxy Card.

* In the case of incorporation by reference to documents filed by the registrant under the Securities Exchange Act, the registrant's file number under the Securities Exchange Act is 0-14146.

** Management contract or management compensatory plan or arrangement.

                              ITEM 22. UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;



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

                           (i) To include any prospectus required by section
10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment of the registration statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

         (c) (1) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (d) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                  (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved, therein that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      S2 GOLF INC.

Dated: October 13, 2000               By: /s/ DOUGLAS A. BUFFINGTON
                                          -------------------------------------
                                          Douglas A. Buffington
                                          President, Chief Financial Officer,
                                          Chief Operating Officer and Treasurer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person in so signing also makes, constitutes and appoints Douglas A. Buffington, President, Chief Operating Officer, Chief Financial Officer and Treasurer, his or her true and lawful attorney-in-fact, in his or her name, place and stead to execute and cause to be filed with the Securities and Exchange Commission any and all further amendments (including post-effective amendments) to this Registration Statement.


                SIGNATURE                                  TITLE                               DATE
                ---------                                  -----                               ----
/s/ DOUGLAS A. BUFFINGTON                     Director, President, Chief                October 13, 2000
---------------------------------------       Financial Officer, Chief
Douglas A. Buffington                         Operating Officer and Treasurer


/s/ ROBERT L. ROSS                            Chairman of the Board                     October 13, 2000
---------------------------------------       and Chief Executive Officer
Robert L. Ross

/s/ RICHARD M. MAURER                         Director and Secretary                    October 13, 2000
---------------------------------------
Richard M. Maurer

/s/ MARY ANN JORGENSON                        Director                                  October 13, 2000
---------------------------------------
Mary Ann Jorgenson

/s/ FREDERICK B. ZIESENHEIM                   Director                                  October 10, 2000
---------------------------------------
Frederick B. Ziesenheim